OFFERING CIRCULAR
-----------------

                         FIRST SOUTH AFRICA CORP., LTD.

                OFFER TO EXCHANGE SHARES OF ITS COMMON STOCK FOR
                          ANY AND ALL OF ITS REDEEMABLE
                          CLASS A AND CLASS B WARRANTS

--------------------------------------------------------------------------------
       THE EXCHANGE OFFER WILL EXPIRE AT 5 P.M., NEW YORK TIME, ON NOVEMBER 14, 1997, UNLESS EXTENDED (THE "EXPIRATION DATE"). WARRANTS NOT PREVIOUSLY ACCEPTED FOR EXCHANGE MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.
--------------------------------------------------------------------------------


        First South Africa Corp., Ltd. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus, an aggregate of 1,764,765 shares of its Common Stock, par value $.01 per share (the "Common Stock"), in exchange for all of the issued and outstanding Redeemable Class A Warrants (the "Class A Warrants") and Redeemable Class B Warrants (the "Class B Warrants"; the Class A Warrants and the Class B Warrants are collectively referred to herein as the "Warrants") to purchase Common Stock (the "Exchange Offer"). Each holder of warrants may receive either (i) two shares of Common Stock in exchange for three Class A Warrants and three Class B Warrants, (ii) two shares of Common Stock in exchange for five Class A Warrants and/or (iii) two shares of Common Stock in exchange for ten Class B Warrants, all when tendered and accepted by the Company for exchange pursuant to the Exchange Offer. As of October 7, 1997, there were 2,735,940 Class A Warrants outstanding and 2,513,959 Class B Warrants outstanding.


        The high bid price for the Common Stock, Class A Warrants and Class B Warrants quoted on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") SmallCap Market on September 4, 1997, the last trading day prior to the Company's announcement of its intentions to make the Exchange Offer, was $8.50, $3.625 and $1.625, respectively.

        The high bid price for the Common Stock, Class A Warrants and Class B Warrants reported on the Nasdaq SmallCap Market on October 3, 1997 was $8.50, $3.563 and $1.508, respectively.

        Unless otherwise determined by the Company's Board of Directors, the Exchange Offer is conditioned upon the tender of at least 2,051,955 Class A Warrants and 1,885,469 Class B Warrants. The Company is under no obligation to acquire any Warrants if such number of Class A Warrants is not tendered. There is no maximum number of Warrants subject to the Exchange Offer. The Company intends to acquire all of the issued and outstanding Warrants in the Exchange Offer; provided, however, that the Company will not accept for exchange any Warrants that are not exchangeable for one whole share of Common Stock pursuant to the Exchange Offer.

        The Exchange Agent and the Information Agent for the Exchange Offer is American Stock Transfer & Trust Company, New York, New York.

        The Common Stock, Class A Warrants and Class B Warrants are traded on the Nasdaq SmallCap Market under the Nasdaq symbols of FSACF, FSAWF and FSAZF, respectively.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE EXCHANGE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF WARRANTS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR WARRANTS. EACH HOLDER OF WARRANTS MUST MAKE THE DECISION WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER.

     THE SECURITIES BEING OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH
             DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8

   THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
      AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES COMMISSION,
           NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                     ADEQUACY OF THIS OFFERING CIRCULAR. ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

             The date of this Offering Circular is October 10, 1997.

                              AVAILABLE INFORMATION

        The Company is subject to the information requirements of the Securities Exchange Act, of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed with the commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following regional offices of the Commission: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the public reference section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports and proxy and other information regarding the Company. The address for such site is http://www.sec.gov. Such information with respect to the Company may also be inspected at the offices of the National Association of Securities Dealers, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

        The Company has filed a Schedule 13E-4 (the "Schedule 13E-4") under the Exchange Act with the Commission pursuant to the Exchange Offer. The Schedule 13E-4 including any amendments, schedules and exhibits filed or incorporated by references as a part thereof, is available for inspection and copying as set forth above. Statements contained in this Offering Circular or in any document incorporated herein by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Schedule 13E-4 or such other document, and each statement shall be deemed qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (the "Form 10-K") as filed with the Commission under the Exchange Act, is incorporated into this Offering Circular by reference. The Form 10-K is attached hereto as Exhibit A and made a part hereof.

        Each document filed subsequent to the date of this Offering Circular pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the termination of this offering shall be deemed to be incorporated by reference in this Offering Circular and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed to be a part hereof except as so modified or superseded.

                                OFFERING SUMMARY

        The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Offering Circular. Unless otherwise indicated, the information in this Offering Circular does not give effect to (i) the Exchange Offer; (ii) the conversion of 10,000 9% Senior Subordinated Debentures (the "Debentures") issued by the Company in a private placement that was consummated upon a number of separate closings during the period commencing April 1997 and ending August 1997 (the "Private Placement"); (iii) the exercise of certain warrants issued or to be issued to the placement agent with respect to the Private Placement entitling the holder thereof to purchase 135,000 shares of Common Stock at an exercise price of $6.00 per share, subject to adjustment at any time during the ten year period ending on July 31, 1997; (iv) the exercise of the Unit Purchase Options (the "Unit Purchase Options") issued in connection with the Company's initial public offering in January 1996 (the "IPO"); (v) the exercise of the options to purchase shares of Common Stock reserved for issuance under the Company's Stock Option Plan; and (vi) 500,000 shares of Common Stock reserved for issuance upon exercise of certain additional stock options granted by the Board of Directors of the Company. See "Description of Securities." Unless otherwise indicated, references in this Offering Circular to "Rand" or "R" are to South African Rand. On August 29, 1997, the market average exchange rate was approximately 4.69 Rand per U.S. Dollar. See "Risk Factors -- Risks Relating to Operations in South Africa, Currency Considerations." Unless otherwise indicated, U.S. Dollar equivalent information in South African Rand for a period is based on the average of the daily exchange rates for the days in the period, and U.S. Dollar information for South African Rand as of a specified date is based on the exchange rate for that date. Certain numbers in this Offering Circular have been rounded.

                                   THE COMPANY

        First South Africa Corp., Ltd., (the "Company") was organized to acquire, own and operate seasoned, closely-held companies in South Africa with annual sales in the range of approximately $5 to $50 million. The Company has acquired through its wholly-owned subsidiary, First South African Holdings (Pty) Ltd. ("FSAH"), ten businesses based in South Africa ("the Acquisitions") that are as a group engaged in the following industry segments:

        1.     High quality plastic packaging machinery.
        2.     Metal washers used in the fastener industry.
        3.     Air conditioning and refrigeration machinery components.
        4.     Processed foods.

        Upon completion of its initial public offering in January 1996, the Company acquired Starpak (Pty) Limited, which is engaged in the manufacture of high quality plastic packaging machinery; L.S. Pressing (Pty) Limited ("L.S. Pressings"), which is engaged in the manufacture of washers for use in the fastener industry; and Europair Africa (Pty) Ltd. ("Europair"), which is engaged in the manufacture and supply of air conditioning products. In April 1996, L.S. Pressings acquired the assets and business of Paper & Metal Industries, a small manufacturer of rough washers for use in the fastener industry. In April 1996, Europair acquired the assets and business of Universal Refrigeration, an agent and supplier of refrigeration products. In June 1996, FSAH acquired Piemans Pantry (Pty) Limited ("Piemans Pantry"), a manufacturer and distributor of high quality meat pies. In October 1996, FSAH acquired Astoria Bakery CC ("Astoria Bakery") and Astoria Bakery Lesotho Proprietary Ltd., ("Astoria Bakery Lesotho") manufacturers and distributors of speciality baked breads and confectionary products (collectively referred to as "Astoria"). In November 1996, the Company acquired the assets of Alfapak (Pty) Ltd., a manufacturer of plastic film and printed plastic bags. In January 1997, FSAH acquired Seemann's Meat Products
(Pty) Ltd. ("Seemanns") a manufacturer and distributor of a wide range of processed meat products. In April 1997, FSAH acquired the business and assets of Gull Foods (Pty) Ltd. ("Gull Foods"), a manufacturer of value-added prepared foods. In May 1997, the Company acquired Pakmatic Company (Pty), Ltd., a distributor of automatic process and packaging machinery. In June 1997, FSAH transferred all of the shares of Piemans Pantry, Astoria, Seemanns and Gull
Foods to First S.A. Food Holdings Ltd. ("FSA Food") and completed (i) the initial public offering of 5,000,000 ordinary shares of common stock of FSA Food in South Africa, which shares are listed on the Johannesburg Stock Exchange, (ii) an institutional private placement in South Africa of 20,000,000 ordinary shares of common stock of FSA Food, and (iii) a private placement of 12,500,000 ordinary shares of common stock of FSA Food to management and staff. As of September 2, 1997, FSAH owned 70% of the issued and outstanding shares of FSA Food.

        FSAH manages the Company's business interests in South Africa. FSAH monitors the operational performance of its subsidiaries and seeks out prospective acquisition candidates in businesses that complement or are otherwise related to the Company's existing businesses, and in other businesses that may be identified by the Company's management.

        The Company was formed in September 1995. The Company's principal executive offices are located at Clarendon House, Church Street, Hamilton HM II Bermuda, and its telephone number at such location is: (441) 295-1422. Certain management, shareholder relations and administrative services are provided to the Company by First South Africa Management Corp., a Delaware corporation that is a wholly-owned subsidiary of the Company ("FSAM"). FSAM's principal executive offices are located at 2665 South Bayshore, Suite 702, Coconut Grove, Florida 33133, and its telephone number at such location is (305) 857-5009.

                               THE EXCHANGE OFFER


The Offer........................   The Company is offering to exchange  (i) two
                                    shares of its Common Stock for three Class A
                                    Warrants and three Class B Warrants; (ii) two shares of its Common Stock for five
                                    Class A Warrants; and/or (iii) two shares of Common Stock for ten Class B Warrants, all when properly tendered and accepted by the Company. Unless otherwise determined by the Company's Board of Directors, the Company will not exchange any Warrants if it does not receive the tender of at least 2,051,955
                                    Class  A.  Warrants  and  1,885,469  Class B
                                    Warrants. The Company will not accept for exchange any Warrants not exchangeable for a whole share of Common Stock.

Expiration Date..................   5:00 p.m.,  New York City time,  on November
                                    14, 1997, unless extended. See "The Exchange
                                    Offer   -   Expiration   Date;    Extension;
                                    Termination; Amendment."


Purpose of Exchange Offer........   To  extinguish  the  Warrants   through  the
                                    issuance of Common Stock to reduce the potential future dilutive impact on the Company's earnings per share of Common Stock that would be caused by exercise of the Warrants.


Effects of the Exchange Offer
    on the Company...............   In  the  absence  of  the  Exchange   Offer,
                                    7,985,839  shares of Common  Stock  could be
                                    issued if all of the Warrants outstanding on
                                    October  7,  1997 were  exercised.  Assuming
                                    100%  participation  in the Exchange  Offer,
                                    1,764,765  shares of Common  Stock  would be
                                    issued and all of such outstanding  Warrants
                                    would be extinguished (assuming the exchange
                                    of  (i)  2,513,959   Class  A  Warrants  and
                                    2,513,959  Class B Warrants  pursuant to the
                                    Company's  offer to  exchange  two shares of
                                    its Common  Stock for three Class A Warrants
                                    and  three   Class  B   Warrants,   each  as
                                    outstanding  on September 2, 1997;  and (ii)
                                    the  remaining   221,981  Class  A  Warrants
                                    pursuant to the Company's  offer to exchange
                                    two  shares of its  Common  Stock  for  five
                                    Class A Warrants).  The Exchange  Offer will
                                    have  no  effect  on  the  Company's   total
                                    shareholders' equity (other than transaction costs). The Exchange Offer will have a dilutive effect on the Company's earnings per share of Common Stock. See "Purpose and Effects of Exchange Offer" and "Pro Forma
                                    Effect of the Exchange Offer."


Effects of the Exchange Offer on
    Exchanging Holders of
    Warrants.....................   Holders of Warrants who  participate  in the
                                    Exchange  Offer will be able to: (i) receive
                                    Common Stock for their Warrants  immediately
                                    without  any  cash  payment;   (ii)  receive
                                    Common  Stock   dividends,   if  any,   when
                                    declared by the  Company;  (iii) vote on all
                                    matters  that may come before the holders of
                                    the Common Stock;  and (iv)  participate  in
                                    proceeds  from  liquidation  of the  Company
                                    after      creditors      and      preferred
                                    securityholders,   if  any,  are  paid.  The
                                    Company  currently  does not  intend  to pay
                                    dividends  on its Common  Stock.  Exchanging
                                    holders of Class A Warrants,  however,  will
                                    lose the right to
                                    purchase  one  share of Common Stock and one
                                    Class B  Warrant  at an  exercise  price  of
                                    $6.50  and  exchanging  holders  of  Class B
                                    Warrants will lost the right to purchase one
                                    share of Common  Stock at an exercise  price
                                    of $8.75.  The Warrants  currently expire on
                                    January 24, 2001. See "Purpose and Effect of
                                    the Exchange  Offer" and "Dividend  Policy."
                                    See  "risk  Factors  --  Potential   Adverse
                                    Effects on Warrants not  Exchanged"  and "--
                                    Possible Termination of Registration of the Warrants Under the Exchange Act."


Effects of the Exchange Offer on
    Non-Exchanging Holders of
    Warrants.....................   Holders of Warrants  who do not  participate
                                    in the Exchange  Offer will retain the right
                                    to  purchase  one share of Common  Stock and
                                    one Class B Warrant at an exercise  price of
                                    $6.50 per  Class A Warrant  and one share of
                                    Common  Stock at an exercise  price of $8.75
                                    per  Class B  Warrant,  until  the  Warrants
                                    expire on January 24, 2001.  Depending  upon
                                    the  extent  to which  holders  of  Warrants
                                    participate  in  the  Exchange  Offer,   the
                                    trading market for, and the liquidity of, the Warrants remaining outstanding will be reduced. In addition, such Warrants may no longer be listed on the Nasdaq or traded on the over- the-counter market and may no longer be registered securities pursuant to the Securities Exchange Act of 1934, as amended. There will be no anti-dilution adjustment to the exercise price of Warrants which are not exchanged by holders thereof.
                                    See  "Risk  Factors  --  Poetential  Adverse
                                    Effects on Warrants not  Exchanged"  and "--
                                    Possible Termination of Registration of the Warrants Under the Exchange Act."

The Common Stock.................   There are 23,000,000,  authorized  shares of
                                    Common Stock, 2,000,000 authorized shares of
                                    the  Company's  Class B  Common  Stock,  par
                                    value  $.01 per share  (the  "Class B Common
                                    Stock"),  and 5,000,000 authorized shares of
                                    the  Company's  Preferred  Stock,  par value
                                    $.01 per share (the "Preferred  Stock").  As
                                    of October 7,  1997,  there were  5,548,498,
                                    1,822,500  and 0  shares  of  Common  Stock,
                                    Class B Common  Stock  and  Preferred  Stock
                                    outstanding,  respectively.  Application has
                                    been made to list the shares of Common Stock
                                    to be issued  pursuant to the Exchange Offer
                                    on   the   Nasdaq   SmallCap   Market.   See
                                    "Description of Securities -- Common Stock,"
                                    "-- Class B Common  Stock" and "-- Preferred
                                    Stock."

The Warrants.....................   There were  2,735,940  Class A Warrants  and
                                    2,513,959  Class B Warrants  outstanding  on
                                    October  7,  1997.   Each  Class  A  Warrant
                                    currently entitles the holder thereof to purchase one share of Common Stock and one
                                    Class B Warrant at an exercise price of $6.50, and each Class B Warrant currently entitles the holder thereof to purchase one share of Common Stock at an exercise price of $8.75, each subject to adjustment in certain events. Warrants may be exercised at any time until January 24, 2001.


Withdrawal of Tenders............   Tenders of Warrants  may be withdrawn at any
                                    time prior to 5 p.m., New York City time, on the Expiration Date or, unless previously accepted for exchange, after November 14, 1997. See "The Exchange Offer -- Withdrawal
                                    Rights."

Acceptance of Warrants and
    Delivery of Common Stock.....   Subject to the terms and  conditions  of the
                                    Exchange  Offer,  the Company  will  accept,
                                    promptly  after  the  Expiration  Date,  all
                                    Warrants properly tendered and not withdrawn
                                    prior to 5:00 p.m.,  New York City time,  on
                                    the   Expiration   Date.  The  Company  will
                                    deliver shares of Common Stock pursuant to the Exchange Offer promptly following the Expiration Date; provided, however, that the Company will not accept for exchange any Warrants that are not exchangeable for one whole share of Common Stock pursuant to the Exchange Offer. See "The Exchange Offer -
                                    Acceptance  of Warrants  for  Exchange,"  "-
                                    Delivery of Common Stock."

Conditions of the Exchange
    Offer........................   The  Exchange   Offer  is  subject  only  to
                                    certain customary conditions, any or all of which may be waived by the Company. See "The
                                    Exchange  Offer - Conditions of the Exchange
                                    Offer."

Procedures for Tendering
    Warrants.....................   Each holder of Warrants who wishes to tender
                                    such  Warrants  must  deliver the  following
                                    documents  prior to 5:00 p.m., New York City
                                    time on the Expiration  Date to the Exchange
                                    Agent at the address set forth  herein:  (i)
                                    certificates  representing Warrants together
                                    with  a  Letter  of   Transmittal   properly
                                    completed and duly executed by the holder of
                                    such   Warrants  and  all  other   documents
                                    required  by the Letter of  Transmittal,  or
                                    (ii) if such  holder  wishes  to  tender  by
                                    guaranteed  delivery,  a properly  completed
                                    and duly executed  Guaranteed Delivery Form.
                                    Any holder of Warrants  whose  Warrants  are
                                    registered in the name of brokers,  dealers,
                                    commercial   banks,   trust   companies   or
                                    nominees   are   urged   to   contact   such
                                    registered  holders  promptly if such holder
                                    wishes  to  accept   the   Exchange   Offer.
                                    Warrants  should not be sent to the Company.
                                    See "The  Exchange  Offer --  Procedure  for
                                    Tendering"   and  "-   Guaranteed   Delivery
                                    Procedure."

Certain Federal Income Tax
    Considerations...............   The  exchange  of the  Warrants  for  Common
                                    Stock  will  likely be  treated as a taxable
                                    transaction for Federal income tax purposes.
                                    For a  discussion  of certain of the Federal
                                    income tax considerations of the exchange of
                                    the     Warrants,     see    "Certain    Tax
                                    Considerations  --  Effect  of the  Exchange
                                    Offer Under U.S. Law."

Exchange Agent and Information
    Agent........................   American Stock Transfer & Trust Company,  40
                                    Wall Street,  46th Floor, New York, New York
                                    10005, telephone number (718) 921-8200.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        Certain statements contained in this Offering Circular regarding matters that are not historical facts are forward-looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended (the "Securities Act")). Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors" (effect of the Exchange Offer on the Company's book value per share, potential adverse effects on Warrants not exchanged, possible termination of registration of Warrants under the Exchange Act, political risks, risks related to currency exchange, economic risks, government regulatory considerations, absence of substantive disclosure relating to acquisitions, risks related to operations of FSA Foods, possible fluctuations in operating results, competition, labor relations, dependence on key personnel, control by insiders, dividends unlikely, shares eligible for future sales, potential anti-takeover effects of preferred stock and limited rights of shareholders under Bermuda law). The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


                                  RISK FACTORS

        An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this Offering Circular, prospective investors should carefully consider the following risk factors before purchasing the securities offered hereby.

RISKS RELATING TO THE EXCHANGE OFFER


        Effect of the Exchange Offer on the Company's Book Value Per Share. There were 5,548,498 shares of Common Stock, 1,822,500 shares of Class B Common Stock, 2,735,940 Class A Warrants and 2,513,959 Class B Warrants outstanding on October 7, 1997. If all of the Warrants are exchanged pursuant to the Exchange Offer, there will be an additional 1,764,765 shares of Common Stock outstanding (assuming 2,513,959 Class A Warrants and 2,513,959 Class B Warrants, are exchanged pursuant to the Company's offer to exchange two shares of Common Stock for three Class A Warrants and three Class B Warrants and the remaining 221,981 Class A Warrants are exchanged pursuant to the Company's offer to exchange two shares of Common Stock for five such Class A Warrants). As a result, the Company's book value per share would decrease from $3.09 and $4.33 on June 30, 1996 and 1997, respectively, to $2.17 and $3.26. Although there would be an additional 7,985,839 shares of Common Stock outstanding upon exercise of all outstanding Warrants (including the Class B Warrants issued upon exercise of the Class A Warrants), the Company would also receive $63,720,226 in cash upon such exercise. See "Pro Forma Effect of the Exchange Offer."


        Potential Adverse Effects on Warrants Not Exchanged. The Company will retire and not reissue Warrants exchanged for shares of Common Stock in the Exchange Offer. The exchange of Warrants in the Exchange Offer will reduce the number of Warrants that trade publicly and could adversely affect the liquidity and market value of the remaining outstanding Warrants. The extent of trading of the Warrants on the Nasdaq SmallCap Market will depend upon the number of outstanding Warrants, the market value of the remaining publicly-held Warrants, the interest of securities firms in maintaining a market in the Warrants, any termination of registration of the Warrants under the Exchange Act as described below and other factors. The Company cannot predict if the reduction in the number of Warrants that might otherwise trade publicly will have an adverse or beneficial effect on the market price or marketability of the Warrants.

        Possible Termination of Registration of the Warrants Under the Exchange Act. The Warrants are currently registered under the Exchange Act. Registration of the Warrants under the Exchange Act may be terminated upon application of the Company to the Commission if the Warrants are not held of record by 300 or more persons. Termination of registration of the Warrants would make certain provisions of the Exchange Act, such as the registration requirements of Rule 13e-3 thereunder with respect to "going private"
transactions, no longer available in respect to the Warrants. See "Purpose and Effects of the Exchange Offer."

RISKS RELATING TO OPERATIONS IN SOUTH AFRICA

        The Company's operations are conducted through its direct and indirect subsidiaries located in South Africa. For the foreseeable future, the Company expects to continue to focus all of its efforts in South Africa. The conduct of the Company's business in South Africa exposes the Company to certain risks, including the following:

        Political Risks. Historically, the social structure of South Africa was governed according to the apartheid system. Racial tensions in South Africa have from time to time resulted in social unrest, strikes, riots and other sporadic localized violence. The apartheid system also resulted in the imposition of international financial and trade sanctions against South Africa. Although a new interim constitution was adopted providing for universal suffrage and the first national election under the new constitution took place in April 1994, there can be no assurance that social unrest, which could range in magnitude from civil disobedience to civil war, will not occur. The Company's businesses in South Africa have experienced politically-related work stoppages in the past, although since 1994 no such disturbance has been material. In addition, certain other countries in the region are currently engaged in or have had civil war with corresponding severe adverse economic and social conditions and effects. Moreover, there can be no assurance as to the economic and tax policies which the South African government may pursue and whether those policies may include nationalization, expropriation and confiscatory taxation. Nationalization, expropriation or confiscatory taxation, as well as currency blockage, political changes, government regulation, strikes, political or social instability or diplomatic developments could adversely affect the economy of South Africa and could have a material adverse effect on the Company.

        Risks Related to Currency Exchange. All of the Company's operating subsidiaries do business in the South African Rand and the Company's revenues are generally received in such currency. Historically, there has been significant inflation in South Africa (averaging 10-15% per annum in recent years) and significant fluctuations in the exchange rate of the South African Rand. Because South Africa's inflation rate would impact its economy both domestically and internationally, and higher levels of inflation have frequently reduced the real return on capital and investment (thereby lowering the demand for capital goods including the types that the Company produces), South Africa's level of inflation may increase the Company's risk related to currency fluctuation. The U.S. Dollar equivalent of the Company's net assets and results of operations will be adversely affected by reductions in the value of the Rand relative to the U.S. Dollar. Similarly, if the exchange rate declines between the time the Company incurs expenses in other currencies and the time cash expenses are paid, the amount of South African Rand required to be converted into such other currencies in order to pay such expenses could be greater than the equivalent amount of such expenses in South African Rand at the time they were incurred. The exchange rate for South African Rand against the U.S. Dollar declined during fiscal year 1997 during which period the average rate of exchange for the Rand against the Dollar was $1.00 to Rand 4.53 as compared with an average rate of $1.00 to Rand 3.85 for fiscal year 1996. As of August 29, 1997 the Rand was trading at 4.69 Rand to the Dollar. See "Certain Tax Considerations -- South African Taxation."

        Economic Risks. The economy of South Africa may differ unfavorably from the U.S. economy in such respects as growth of gross domestic product or gross national product, rate of inflation, taxation, capital reinvestment, resource self-sufficiency and balance of payments position. South Africa may be particularly susceptible to changes in the world price of gold and other primary commodities as these represent a majority of South Africa's exports. Any such unfavorable aspects of the South African economy may materially adversely affect the financial condition of the Company.

        Government Regulatory Considerations. Generally, the making of loans by the Company to its subsidiaries, the ability of those subsidiaries to borrow from South African sources and the repatriation of dividends, interest and royalties by those subsidiaries is regulated by the Exchange Control Department of the South African Reserve Bank (the "Reserve Bank"). South Africa formerly operated a dual currency system comprising the commercial rand and the financial rand, which was abolished in 1995. The financial rand was the investment currency, which traded at a discount to the commercial rand. No guarantee can be given that the financial rand will not be reintroduced in the future with possible adverse consequences on the U.S. Dollar value of the Company's investments in South Africa. Current South African Exchange Control Regulations provide that, subject to any exemption which may be granted by the South African Treasury (the "Treasury"), no non-resident of South Africa and no "affected person" (which includes any entity (i) that may distribute 50% or more of its capital, assets or earnings to a non-resident of South Africa or (ii) 50% or more of the voting power of which is controlled by a non-resident of South Africa) may provide any "financial assistance" to any South African resident. "Financial assistance" is broadly defined to include any loans, guarantees, sale/leasebacks, etc. Because FSAH will be deemed to be an "affected person," the Company is generally required to obtain the permission of the Treasury prior to loaning money to, providing guarantees on behalf of, or otherwise providing "financial assistance" to FSAH. Notwithstanding the above, a South African company such as FSAH is permitted a certain level of local borrowing without reference to the exchange control authorities and without prior consent. The amount which any affected person may borrow is calculated in accordance with the following formula:

                100% + (PERCENTAGE SOUTH AFRICAN INTEREST X 100%)
                       ------------------------------------------
                          (percentage non-resident interest).

In addition, the terms of repayment of any such loan and the interest rate (which is generally market-related) will be regulated.

        Under other regulations, no person may, without permission, acquire any security from a non-resident or make any entry in a security register which involves the transfer of a security into or out of the name of a non-resident. The control is exercised by placing the endorsement "non-resident" on all securities owned by non-residents or in which non-residents have an interest. The non-resident endorsement is placed on the share certificates by a bank and is in practice easy to obtain.

        Certain other regulations impact the remittance of dividends and interest from South Africa, including any potential dividends to the Company from a South African subsidiary. In practice, the South African Reserve Bank does not restrict the remittance of genuine dividends from income earned by South African companies although approval must be obtained. As a result, there can be no assurance that a South African subsidiary would be permitted to declare and pay a dividend to the Company.

ABSENCE OF SUBSTANTIVE DISCLOSURE RELATING TO ACQUISITIONS

        Although management of the Company will endeavor to evaluate the risks inherent in any particular acquisition, there can be no assurance that the Company will properly ascertain all such risks. Management of the Company will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates. The Company does not intend to seek stockholder approval for any acquisitions unless required by applicable law or regulations and stockholders will most likely not have an opportunity to review financial information on an acquisition candidate prior to consummation of an acquisition. See "Description of Securities - Differences in Corporate Law."

        South African companies that may be acquired by the Company are subject to South African GAAP which, in certain instances, may differ from U.S. GAAP. Although the Company intends to prepare financial statements in accordance with U.S. GAAP, the Company can provide no assurance that it will be able to do so. Although the Company is unaware of any South African GAAP requirement that would adversely affect it, there can be no assurance that the Company's financial condition or the ability of the Company to consummate future acquisitions will not be adversely affected by differences between South African GAAP and U.S. GAAP.

RISKS RELATED TO OPERATIONS OF FSA FOODS

        Two of the operating subsidiaries of FSA Foods each rely on a single major customer for a substantial portion of their respective revenues. The loss of any such major customer may have a material adverse effect on the financial condition of the Company. There can be no assurance that such major customers will continue to purchase the products of such FSA Foods subsidiaries.

POSSIBLE FLUCTUATIONS IN OPERATING RESULTS

        There can be no assurance that the Company's operating subsidiaries will continue to operate profitably or that prior trends will be indicative of future results of operations. Future results of operations may fluctuate significantly based upon factors such as increases in competition, losses incurred by new businesses that may be acquired in the future, currency fluctuations, political changes, macroeconomic factors, the continued availability of new materials and other circumstances that may not be reasonably foreseeable at this time.

COMPETITION

        The Company competes with a number of companies, from South Africa and from other countries, offering similar products and services, some of whom may have substantially greater financial, management, technical and other resources than the Company. As a result of South Africa's recent political transformation, some South African businesses may be adversely affected by increased competition from foreign firms doing business in South Africa. In addition, South Africa has historically imposed significant tariffs against a number of industrial products. To the extent such tariffs are reduced or removed to comply with international treaty requirements or otherwise, the Company would face much greater pressure from globally competitive firms. There can be no assurance that the Company will compete effectively with such other companies or that other companies will not develop products which are superior to the Company's or which achieve greater market penetration. In addition, the Company may experience competition from other companies seeking to identify and consummate acquisitions of South African companies. Such competition may result in the loss of an acquisition candidate or an increase in the price the Company would be required to pay for any such acquisition.

LABOR RELATIONS

        A significant number of South Africa's workers belong to either registered or unregistered trade unions, and most of the major industries are unionized. A number of the trade unions have close links to various political parties. In the past, trade unions have had a significant influence in South Africa as vehicles for social and political reform, as well as the collective bargaining process. It is uncertain whether labor disruptions will be used to advocate political causes in the future. Significant labor disruptions could have a material adverse effect on the financial condition of the Company.

        South Africa has also recently enacted a new Labor Relations Act. The Act entrenches the rights of employees to belong to trade unions and the rights of representative trade unions to have access to the workplace. The right to strike is guaranteed, as is the right to participate in secondary strikes, in certain prescribed circumstances. The right to picket has also been entrenched. The Act recognizes the rights of employers to belong to employers' associations. Importantly, the Act envisages an increased role for employees in the decision making of companies by providing, where a majority trade union so requests, for the compulsory establishment of workplace forums to represent the interests of employees where a company employs more than 100 employees. The range of issues on which the workplace forum must be consulted include restructurings of the workplace, partial or total plant closures, mergers and transfers of ownership insofar as these affect employees, and retrenchments. The implementation of the Labor Relations Act's provisions may have a material adverse effect on the Company's cost of labor and consequently on its financial condition. New legislation is currently being proposed regarding minimum conditions of labor. Such legislation, if enacted, is expected to increase South African labor costs.

DEPENDENCE ON KEY PERSONNEL

        The Company's success depends upon the continued contributions of its executive officers, most of whom are also principal stockholders of the Company, and the continued contributions of the management of Starpak, L.S. Pressings, Europair, FSA Foods and the FSA Foods Subsidiaries. The Company has obtained key man insurance in the amounts of $2,000,000 on the lives of each of Michael Levy and Clive Kabatznik. The business of the Company could be adversely affected by the loss of services of, or a material reduction in the amount of time devoted to the Company by, its executive officers.

CONTROL BY INSIDERS; OWNERSHIP OF SHARES HAVING DISPROPORTIONATE VOTING RIGHTS; POSSIBLE DEPRESSIVE EFFECT ON THE PRICE OF THE COMPANY'S SECURITIES

        The Company's founders and certain other shareholders own 1,822,500 shares of Class B Common Stock (excluding certain shares of Common Stock and options), representing approximately 33.5% of the Company's outstanding capital stock and approximately 71% of the total voting power (assuming no conversion of the Debentures and no exercise of the Placement Warrants and Purchase Options) and are able to elect all of the Company's directors and otherwise control the Company's operations. See "Principal Shareholders." Furthermore, the disproportionate vote afforded the Class B Common Stock could also serve to impede or prevent a change of control of the Company. As a result, potential acquirors may be discouraged from seeking to acquire control of the Company through the purchase of Common Stock, which could have a depressive effect on the price of the Company's securities and will make it less likely that shareholders receive a premium for their shares as a result of any such attempt.

DIVIDENDS UNLIKELY

        The Company has not paid any cash dividends and does not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALES; POSSIBLE DEPRESSIVE EFFECT OF FUTURE SALES OF COMMON STOCK; REGISTRATION RIGHTS


        Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, or otherwise, including with respect to outstanding Class A Warrants and Class B Warrants, or the possibility of such sales in the public market, could have a material adverse affect on the market price of the securities offered hereby. Immediately following this offering, there will be an aggregate of 7,313,263 shares of Common Stock (assuming the exchange of (i) 2,513,959 Class A Warrants and 2,513,959 Class B Warrants pursuant to the Company's offer to exchange two shares of Common Stock for three Class A Warrants and three Class B Warrants and (ii) the remaining 221,981 Class A Warrants pursuant to the Company's offer to exchange two shares of Common Stock for five Class A Warrants, all such Warrants as outstanding on October 7,
1997) and 1,822,500 shares of Class B Common Stock outstanding (assuming no conversion of the Debentures and no exercise of the Placement Warrants and Purchase Options). In addition, an aggregate of 100,000 shares of Common Stock are issuable upon exercise of certain additional warrants issued by the Company. All other shares of Common Stock and the shares of Class B Common Stock, are "restricted securities" as that term is defined under the Securities Act, and in the future may be sold in compliance with Rule 144 under the Securities Act or pursuant to a Registration Statement filed under the Securities Act. See "Description of Securities -- Class B

Common Stock." Of the 5,548,498 shares of Common Stock issued and outstanding as of the date of this Offering Circular, 1,191,837 shares were issued to the FSAH Escrow Agent pursuant to the terms of the FSAC Escrow Agreements. Of the 1,822,500 shares of Class B Common Stock issued and outstanding upon the date of this Prospectus, 729,979 shares were issued to the FSAH Escrow Agent pursuant to the terms of the FSAH Escrow Agreement. Such shares of Common Stock and Class B Common Stock (issued with respect to the FSAC Escrow Agreements and the FSAH Escrow Agreement) are "restricted securities" which in the future may be sold in compliance with Rule 144 or pursuant to a registration statement filed under the Securities Act. All the shares of Common Stock issued pursuant to the FSAC Escrow Agreements will be eligible for sale under Rule 144 in July 1998. All of the shares of Class B Common Stock are currently eligible for sale under Rule
144. Rule 144 generally provides that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions and/or market-maker transactions an amount not to exceed the greater of (a) one percent (1%) of the Company's issued and outstanding Common Stock, or (b) the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period.

        As of January 24, 1997, D.H. Blair Investment Banking Corp., the Company's Underwriter in connection with its initial public offering ("D.H. Blair") and certain other holders have the right to two demand registrations of the Units underlying the Unit Purchase Options. The holders of the Unit Purchase Options also will have certain piggyback registration rights. The exercise of registration rights may involve substantial expense to the Company and have a depressive effect on the market price of the Company's securities. See "Shares Eligible for Future Sale."

POTENTIAL ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK

        The Company's Memorandum of Association authorizes the issuance of 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."

LIMITED RIGHTS OF SHAREHOLDERS UNDER BERMUDA LAW

        The Company's corporate affairs are governed by its Memorandum of Association and bye-laws, as well as the common law of Bermuda relating to companies and the Companies Act 1981. The laws of Bermuda relating to shareholder rights, protection of minorities, fiduciary duties of directors and officers, matters of corporate governance, corporate restructurings, mergers and similar arrangements, takeovers, shareholder suits, indemnification of directors and inspection of corporate records, may differ from those that would apply if the Company were incorporated in a jurisdiction within the United States. The rights of shareholders in a Bermuda company may not be as extensive as the rights of a shareholder of a United States company and, accordingly, the holders of the Company's shares of Common Stock may be more limited in their ability to protect their interests in the Company. In addition, there is uncertainty whether the courts of Bermuda would enforce judgements of the courts of the United States and of other foreign jurisdictions. There is also uncertainty whether the courts of Bermuda would enforce actions brought in Bermuda which are predicated upon the securities laws of the United States. See "Enforceability of Civil Liabilities," "Description of Securities - Differences in Corporate Law" and "-- Certain Provisions of Bermuda Law."

         BACKGROUND AND PURPOSE OF THIS EXCHANGE OFFER; CERTAIN EFFECTS

PURPOSE AND EFFECTS OF THE EXCHANGE OFFER


        The Exchange Offer is intended to extinguish the Warrants through the issuance of Common Stock to reduce the future potential dilutive impact on the Company's earnings per share of Common Stock that would be caused by exercise of the Warrants. In the absence of the Exchange Offer, 7,985,839 shares of Common Stock could be issued if all of the currently outstanding Warrants were exercised. Assuming 100% participation in the Exchange Offer, 1,750,000 shares of Common Stock are the most that could be issued pursuant to the Exchange Offer (assuming the exchange of (i) 2,513,959 Class A Warrants and 2,513,959 Class B Warrants pursuant to the Company's offer to exchange two shares of Common Stock for three Class A Warrants and three Class B Warrants and (ii) the remaining 221,981 Class A Warrants pursuant to the Company's offer to exchange two shares of Common Stock for five Class A Warrants, all such Warrants as outstanding on September 2, 1997) and all of the Warrants would be extinguished, except for the Warrants that may be issued upon exercise of rights to acquire 200,000 Class A and 200,000 Class B Warrants currently held by D.H. Blair and its affiliates as part of the Unit Purchase Options. The Exchange Offer will have no effect on the Company's total shareholders' equity (other than transaction costs). The Exchange Offer will have a dilutive effect on the Company's earnings per share of Common Stock. See "Pro Forma Effect of the Exchange Offer." For discussion of the rights to acquire Class A and Class B Warrants held by D.H. Blair and certain agreements between D.H. Blair and the Company concerning the Units Purchase Options held by D.H. Blair, see "Description of Securities -- Unit Purchase Options."


        Holders of Warrants who participate in the Exchange Offer will be able to: (i) receive Common Stock or Warrants immediately without any cash payment;
(ii) receive proceeds, if any, payable to holders of Common Stock in the event of a liquidation of the Company; (iii) receive Common Stock dividends, if any, when declared by the Company, and (iv) vote on all matters that may come before the holders of the Common Stock. However, the exchange of each Class A Warrant will deny the holder thereof the right to purchase one share of Common Stock and one Class B Warrant at an exercise price of $6.50, and the exchange of each Class B Warrant will deny the holder thereof the right to purchase one share of Common Stock at an exercise price of $8.75. Holders of Warrants who do not participate in the Exchange Offer will retain the right to purchase on share of Common Stock (and one Class B Warrant, in the case of holders of Class A Warrants who do not participate in the Exchange Offer) for the exercise price indicated in the preceding sentence. To the extent holders of Warrants participate in the Exchange Offer, the trading market for, and liquidity of, the Warrants remaining outstanding, if any, could be reduced. In addition, such Warrants may no longer be listed on the Nasdaq SmallCap Market or traded on the over-the-counter market and may no longer be registered securities pursuant to the Exchange Act. Registration of the Warrants under the Exchange Act may be terminated upon application of the Company to the Commission if the Warrants are not held of record by 300 or more persons. Termination of registration of the
Warrants would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 thereunder with respect to "going private" transactions, no longer applicable with respect to the Warrants.

CERTAIN EFFECTS ON NON-TENDERING HOLDERS


        The Exchange Offer is intended to extinguish the Class A Warrants and Class B Warrants through the issuance of Common Stock to reduce the future potential dilutive impact on the Company's earnings per share of Common Stock that would be caused by exercise of the Class A Warrants and Class B Warrants. In the absence of the Exchange Offer, 7,985,839 shares of Common Stock could be issued if all of the Class A Warrants and Class B Warrants outstanding on October 7, 1997 were exercised. It is expected that the Class A Warrants and Class B Warrants will be delisted from the Nasdaq SmallCap Market following the consummation of the Exchange Offer and that the remaining holders of Warrants will find it increasingly difficult to dispose of such securities.

NO RECOMMENDATION BY BOARD OF DIRECTORS

        The Board of Directors of the Company has approved the Exchange Offer. However, neither the Company nor its Board of Directors makes any recommendation to holders of Warrants as to whether to tender or refrain from tendering their Warrants. Each holder of Warrants must make the decision whether to tender Warrants and, if so, how many Warrants to tender.


                                 DIVIDEND POLICY

        The Company has not paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain earnings, if any, to finance the growth of the Company. The Board of Directors of the Company will review its dividend policy from time to time to determine the feasibility and desirability of paying dividends, after giving consideration to the Company's earnings, financial condition, capital requirements and such other factors as the Board of Directors deems relevant.

            MARKET FOR REGISTRANT'S COMMON STOCK, UNITS AND WARRANTS

        On January 24, 1996 , the Company's Common Stock, Units, Class A Warrants and Class B Warrants were listed for quotation on the Nasdaq SmallCap Market under the symbols FSAUF, FSACF, FSAWF and FSAZF, respectively. The following table sets forth, for the periods indicated the high and low bid prices for the Common Stock, Units, Class A Warrants and Class B Warrants as reported by Nasdaq. Quotations reflect prices between dealers, without retail mark-up, mark down or commissions and may not necessarily represent actual transactions.


                                               HIGH BID                  LOW BID
COMMON STOCK
1996
3rd Quarter                                    $ 4.75                    $ 2.88
4th Quarter                                    $ 6.00                    $ 3.00

1997
1st Quarter                                    $ 6.50                    $ 4.50
2nd Quarter                                    $ 5.75                    $ 4.00
3rd Quarter                                    $ 7.38                    $ 3.50
4th Quarter                                    $ 8.75                    $ 4.63

1998
1st Quarter (through October 3, 1997)          $ 8.69                    $ 7.13

UNITS
1996
3rd Quarter                                    $ 6.50                    $ 5.38
4th Quarter                                    $10.00                    $ 5.25

1997
1st Quarter                                    $ 9.72                    $ 6.75
2nd Quarter                                    $11.00                    $ 8.25
3rd Quarter                                    $ 9.75                    $ 6.75
4th Quarter                                    $14.13                    $ 6.38

1998
1st Quarter (through October 3, 1997)          $13.75                    $10.00

                                               HIGH BID                  LOW BID

CLASS A WARRANTS
1996
3rd Quarter                                    $  3.00                    $ 1.50
4th Quarter                                    $  2.87                    $ 1.58

1997
1st Quarter                                    $  3.00                    $ 2.25
2nd Quarter                                    $  5.00                    $ 2.75
3rd Quarter                                    $  2.38                    $ 1.25
4th Quarter                                    $  3.88                    $ 1.06

1998
1st Quarter (through October 3, 1997)          $  3.88                    $ 2.00

CLASS B WARRANTS
1996
3rd Quarter                                    $  1.62                    $  .62
4th Quarter                                    $   .88                    $  .62

1997
1st Quarter                                    $  1.25                    $  .25
2nd Quarter                                    $  1.50                    $  .63
3rd Quarter                                    $  1.50                    $  .59
4th Quarter                                    $  1.94                    $  .39

1998
1st Quarter (through October 3, 1997)          $  1.87                    $ 1.00

        As of October 3, 1997, there were approximately 1,328 shareholders both of record and beneficial, of the Company's Common Stock.

                     PRO FORMA EFFECT OF THE EXCHANGE OFFER


        The following table presents (i) the Company's historical earnings per share of Common Stock for the years ended June 30, 1996 and 1997, (ii) the historical book value per share of Common Stock as of June 30, 1996 and 1997, and (iii) the pro forma effect thereon of the issuance of shares of Common Stock pursuant to the Exchange Offer, assuming 75% of both the Class A Warrants and Class B Warrants are exchanged pursuant to the Company's offer to exchange two shares of Common Stock for three currently outstanding Class A Warrants and three currently outstanding Class B Warrants and 100% of both the Class A Warrants and Class B Warrants are exchanged pursuant to the Company's offer to exchange two shares of Common Stock for three currently outstanding Class A Warrants and three currently outstanding Class B Warrants (in each case with the remaining currently outstanding Class A Warrants exchanged pursuant to the Company's offer to exchange five currently outstanding Class A Warrants for two shares of Common Stock).


                               EARNINGS PER SHARE
                                                                  JUNE 30,
                                                           ---------------------
                                                            1996           1997
                                                           ------         ------
Historical - Primary....................................   $(3.03)        $ 1.30
Pro Forma
 assuming 75% of Warrants are exchanged for 1,323,573
 shares of Common Stock.................................    (1.78)        $ 1.03

 assuming 100% of Warrants are exchanged for 1,764,765
 shares of Common Stock.................................    (1.57)           .97

                              BOOK VALUE PER SHARE
                                                                  JUNE 30,
                                                           ---------------------
                                                            1996           1997
                                                           ------         ------
Historical..............................................   $ 3.09         $ 4.33
Pro Forma
 assuming 75% of Warrants are exchanged for 1,323,573
 shares of Common Stock..........................            2.34           3.47

 assuming 100% of Warrants are exchanged for 1,764,765
 shares of Common Stock..........................            2.17           3.26

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER


        The Company hereby offers, upon the terms and subject to the conditions set forth in this Offering Circular and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange (i) two shares of Common Stock for three Class A Warrants and three Class B Warrants; (ii) two shares of Common Stock for five Class A Warrants; (iii) two shares of Common Stock for ten Class B Warrants. Unless otherwise determined by the Company's Board of Directors, the Company will not exchange any Warrants if it does not receive the tender of at least 2,051,955 Class A Warrants and 1,885,469 Class B Warrants.


        The Company will not accept for exchange Warrants that are not exchangeable for one whole share of Common Stock.

        If the Company should change the consideration offered in exchange for the Warrants in the Exchange Offer, such changed consideration would be paid with regard to all Warrants accepted in the Exchange Offer. If the consideration is so changed, the Exchange Offer will remain open at least 10 business days from the date the Company first gives notice, by public announcement or otherwise, of such increase.

        As of October 7, 1997, 2,735,940 Class A Warrants and 2,513,959 Class B Warrants were outstanding. This Offering Circular and the Letter of Transmittal are being sent to all registered holders of the outstanding Warrants.

        Although the Company has no plan or intention to do so, it reserves the right in its sole discretion to purchase or make offers for any Warrants that remain outstanding subsequent to the Expiration Date. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

        Tendering holders of Warrants will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Warrants pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT


        The Exchange Offer will expire at 5:00 p.m., New York City time, on November 14, 1997, subject to extension by the Company by notice to American Stock Transfer & Trust Company (the "Exchange Agent") as herein provided. The Company reserves the right to extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. The Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.


        The Company reserves the right (i) to delay accepting any Warrants for exchange or to extend or terminate the Exchange Offer and not accept for exchange any Warrants if any of the events set forth below under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holder of Warrants of such amendment, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the Warrants, if the Exchange Offer would otherwise expire during such five to ten business day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "Conditions of the Exchange Offer."

PROCEDURES FOR TENDERING

        The acceptance of the Exchange Offer by holders of the Warrants pursuant to the procedure set forth below will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

        To be tendered effectively, the Warrants, together with the properly completed Letter of Transmittal (or facsimile thereof), executed by the registered holder thereof, and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at the address set forth below prior to 5:00 p.m. New York City time, on the Expiration Date, except as otherwise provided below under the caption "Guaranteed Delivery Procedure." LETTERS OF TRANSMITTAL AND WARRANTS SHOULD NOT BE SENT TO THE COMPANY.

        Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Warrants tendered pursuant thereto are tendered (i) by a registered holder of Warrants who has not completed the box entitled "Special Issuance and Delivery Instructions" on the Letter of Transmittal or (ii) for the account an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a financial institution (a commercial bank, savings and loan association, credit union or brokerage house) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution").

        The method of delivery of Warrants and other documents to the Exchange Agent is at the election and risk of the holder, but if such delivery is by mail it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent before the Expiration Date.

        If the Letter of Transmittal is signed by a person other than a registered holder of any certificates representing Warrants listed thereon, such Warrants must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on such Warrants.

        If the Letter of Transmittal or the Guaranteed Delivery Form or any certificates representing Warrants or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be so submitted.

        All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Warrants will be resolved by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders that are not in proper form or the acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to particular Warrants. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as the Company shall determine. Neither the Company nor the Exchange Agent shall be under any duty to give notification of defects in such tenders or shall incur liabilities for failure to give such notification. Tenders of Warrants will not be deemed to have been made until such irregularities have been cured or waived. Any Warrants recieved by the Exchange Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURE

        If a holder of Warrants desires to tender his Warrants and certificate(s) representing such Warrants are not immediately available, or time will not permit such holder's certificate(s) or any other required documents to reach the Exchange Agent before 5:00 p.m., New York City time, on the Expiration Date, a tender may be effected if:

                (a)     The tender is made by or though an Eligible Institution;

                (b)     Prior  to  5:00  p.m.,   New  York  City  time,  on  the
        Expiration   Date,  the  Exchange  Agent  receives  from  such  Eligible
        Institution a properly completed and duly executed Guaranteed Delivery Form (by facsimile transmission, mail or hand delivery), setting forth the name and address of such holder and the number of Warrants tendered, stating that the tender is being made thereby and guaranteeing that, within five Nasdaq trading days after the Expiration Date, the certificate(s) representing such Warrants, accompanied by a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

                (c) The certificate(s) for all tendered Warrants, as well as a properly completed and duly executed Letter of Transmittal and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five Nasdaq trading days after the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

        In addition, and notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Warrants tendered and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Warrants, if any of the following conditions exist:

                (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the Exchange Offer that, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company, or

                (b) there shall have been proposed, adopted or enacted any law, statute, rule or regulation that in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

                (c) there shall have occurred (i) the suspension of trading in securities on the New York Stock Exchange, the American Stock Exchange, the Nasdaq SmallCap Market or the Nasdaq National Market, (ii) the imposition of material governmental restrictions on trading in securities generally; (iii) the declaration of a banking moratorium by federal or New York state authorities; (iv) an outbreak of international hostilities or other national or international calamity or crisis or change in economic or political conditions; (v) the passage by the Congress of the United States or by any state legislative body or federal or state agency or other authority of any act, rule or regulation, measure, or the adoption of any orders, rules or regulations by any governmental body or any authoritative accounting institute or board, or any governmental executive, which is reasonably likely to have a material impact on the business, financial condition or financial statements of the Company or the market for the securities offered pursuant to the Offering Circular; (vi) the occurrence of any adverse change in the financial or securities markets beyond normal market fluctuations; or (vii) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer a material acceleration or worsening thereof; or

                (d) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operation, prospects, plans, strategies, development projects or existing or contemplated financial arrangements that, in the reasonable judgement of the Company, is or may be adverse to the Company, or the Company shall have become aware of facts that, in the sole judgment of the Company, have or may have adverse significance with respect to the value of the Warrants or the Common Stock; or

                (e) the shares of Common Stock issuable in exchange for the Warrants shall not have been listed, other than subject to official notice of issuance on Nasdaq.

        The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. If the Company waives or amends the foregoing conditions, the Company will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

ACCEPTANCE OF WARRANTS FOR EXCHANGE DELIVERY OF COMMON STOCK

        Upon the terms and subject to the conditions of the Exchange Offer, the Company will accept all Warrants properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will deliver shares of Common Stock issued pursuant to the Exchange Offer promptly after the Expiration Date.

        For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Warrants when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Warrants for the purpose of receiving the Common Stock pursuant to the Exchange Offer from the Company. Under no circumstances will interest be paid by the Company by reason of any delay in delivering such Common Stock.

        If any tendered Warrants are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Warrants will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

WITHDRAWAL RIGHTS

        Any holder of Warrants who has tendered Warrants may withdraw the tender at any time prior to 5:00 p.m., New York City time, on the Expiration Date or, unless such tender has been previously accepted for exchange, at any time after 30 days after the Expiration Date, by delivery of a written notice of withdrawal to the Exchange Agent.

        To be effective, a written notice of withdrawal (sent by hand, telegraph or facsimile transmission) must (a) be timely received by the Exchange Agent at the address set forth herein, (b) specify the name of the person having tendered the Warrants to be withdrawn, (c) indicate the certificate number or numbers of the Warrants to which the withdrawal relates, (d) specify the number of Warrants so withdrawn, and (e) be (i) signed by the holder in the same manner as the original signature on the Letter of Transmittal (including a guarantee of signature, if required) or (ii) accompanied by evidence satisfactory to the Company that the holder withdrawing such tender has succeeded to beneficial ownership of such Warrants. Withdrawals of tenders of Warrants may not be rescinded, and any Warrants withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer, provided, however, that withdrawn Warrants may be retendered by again following one of the procedures described herein at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        All questions as to the validity (including time of receipt) of notices of withdrawal will be determined by the Company, whose determination will be final and binding. Neither the Company, the Exchange Agent, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

EXCHANGE AGENT AND INFORMATION AGENT

        American Stock Transfer & Trust Company, has been appointed as Exchange Agent and Information Agent for the Exchange Offer. All correspondence and other inquiries in connection with the Exchange Offer and the Letter of Transmittal should be addressed as follows:


                             American Stock Transfer
                                 & Trust Company
                                 40 Wall Street
                                   46th Floor
                            New York, New York 10005
                            Facsimile: (718) 234-5001
                            Telephone: (718) 921-8200


        Requests for additional copies of this Offering Circular or the Letter of Transmittal should also be directed to the Exchange Agent.

SOLICITATION OF WARRANT HOLDERS

        The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokers, dealers and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Warrants, and in handling or forwarding tenders for their customers.

        The cash expenses to be incurred by the Company in connection with Exchange Offer are estimated to be approximately $75,000, which include registration fees, listing fees, fees to the Warrant Agent accounting, legal and printing fees, and associated expenses.

TRANSFER TAXES

        The Company will pay all transfer taxes, if any, applicable to the exchange of Warrants pursuant to the Exchange Offer. If, however, tendered Class A or Class B Warrants are registered in the name of any person other than the person signing the Letter of Transmittal or if a transfer tax is imposed for any reason other than the exchange of Class A or Class B Warrants pursuant to the Exchange Offer, the amount of any such transfer tax (whether imposed on the registered Warrantholder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted, the amount of such transfer tax will be billed directly to such tendering holder.

                            DESCRIPTION OF SECURITIES

GENERAL

        The authorized capital stock of the Company consists of an aggregate of 23,000,000 shares of Common Stock, par value $.01 per share, 2,000,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of the date hereof, 1,822,500 shares of Class B Common Stock are outstanding. The following statements are summaries of certain provisions of the Company's Memorandum of Association, by-laws and The Companies Act 1981 of Bermuda. These summaries do not purport to be complete and are qualified in their entirety by reference to the full Memorandum of Association and by-laws.

COMMON STOCK

        Holders of Common Stock have one vote per share on each matter submitted to a vote of the shareholders and a ratable right to the net assets of the Company upon liquidation. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from legally available sources as determined by the Board of Directors, subject to any preferential dividend rights of the Preferred Stock (described below). Upon dissolution or liquidation of the Company, whether voluntary or involuntary, holders of the Common Stock are entitled to receive assets of the Company available for distribution to the shareholders, subject to the preferential rights of the Preferred Stock. All of the shares of Common Stock offered hereby are validly authorized and will be, when issued, fully paid and non-assessable.

CLASS B COMMON STOCK

        The Class B Common Stock and the Common Stock are substantially identical on a share-for-share basis, except that the holders of Class B Common Stock have five votes per share on each matter considered by shareholders and the holders of the Common Stock have one vote per share on each matter considered by shareholders, and except that the holders of each class will vote as a separate class with respect to any matter requiring class voting by The Companies Act 1981 of Bermuda.

        Each share of Class B Common Stock is automatically converted into one share of Common Stock upon (i) the death of the original holder thereof, or, if such shares are subject to a shareholders agreement or voting trust granting the power to vote such shares to another original holder of Class B Common Stock, then upon the death of such other original holder, or (ii) the sale or transfer to any person other than the following transferees: (a) the spouse of a holder of Class B Common Stock; (b) any lineal descendants of a holder of Class B Common Stock, including adopted children (said descendants, together with the holder of Class B Common Stock and his or her spouse are hereinafter referred to as "Family Members"); (c) a trust for the sole benefit of a Class B Common shareholder's Family Members; (d) a partnership made up exclusively of Class B Common shareholders and their Family Members or a corporation wholly-owned by a holder of Class B Common Stock and their Family Members, and (e) any other holder of Class B Common Stock thereof. Presently, there are 1,822,500 shares of Class B Common Stock issued and outstanding. The difference in voting rights increases the voting power of the holders of Class B Common Stock and accordingly has an anti-takeover effect. The existence of the Class B Common Stock may make the Company a less attractive target for a hostile takeover bid or render more difficult or discourage a merger proposal, an unfriendly tender offer, a proxy contest, or the removal of incumbent management, even if such transactions were favored by the shareholders of the Company other than the holders of Class B Common Stock. Thus, the shareholders may be deprived of an opportunity to sell their shares at a premium over prevailing market prices in the event of a hostile takeover bid. Those seeking to acquire the Company through a business combination will be compelled to consult first with the holders of Class B Common Stock in order to negotiate the terms of such business combination. Any such proposed business combination will have to be approved by the Board of Directors, which may be under the control of the holders of Class B Common Stock, and if shareholder approval were required, the approval of the holders of Class B Common Stock will be necessary before any such business combination can be consummated.

REDEEMABLE WARRANTS

        Class A Warrants. Each Class A Warrant entitles the registered holder to purchase one share of Common Stock and one Class B Warrant, at an exercise price of $6.50, until January 24, 2001. The Class A Warrants are redeemable by the Company on 30 days' prior written notice at a redemption price of $.05 per Class A Warrant, if the "closing price" of the Company's Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $9.10 per share (subject to adjustment by the Company, as described below, in the event of any reverse stock split or similar events). "Closing price" shall mean the closing bid price, if listed in the over-the-counter market on Nasdaq, or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. The notice of redemption will be sent to the registered address of the registered holder of the Class A Warrant. All Class A Warrants must be redeemed if any are redeemed; provided, however, that the Class A Warrants underlying the Unit Purchase Options may only be redeemed under limited circumstances. See "Description of Securities - Unit Purchase Options."

        Class B Warrants. Each Class B Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $8.75 per share at any time after issuance until January 24, 2001. The Class B Warrants are redeemable by the Company on 30 days' prior written notice at a redemption price of $.05 per Class B Warrant, if the closing price of the Company's Common Stock for any 30 consecutive trading days ending within 15 days of the notice of redemption averages in excess of $12.25 per share (subject to adjustment by the Company, as described below, in the event of any reverse, stock split or similar events). The notice of redemption will be sent to the registered address of the registered holder of the Class B Warrant. All Class B Warrants must be redeemed if any are redeemed; provided, however, that the Class B Warrants subject to the Unit Purchase Options may only be redeemed under limited circumstances. See "Description of Securities - Unit Purchase Options."

        General. The Class A Warrants and Class B Warrants (collectively, the "Warrants") were issued pursuant to a warrant agreement (the "Warrant Agreement") among the Company, D.H. Blair and American Stock Transfer & Trust Company as warrant agent (the "Warrant Agent"), and are evidenced by warrant certificates in registered form. The exercise price of the Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon exercise of the Warrants are subject to adjustment in certain
circumstances   including  a  stock  split  of,  or  stock  dividend  on,  or  a subdivision, combination or recapitalization of, the Common Stock or the issuance of shares of Common Stock at less than the market price of the Common Stock. Additionally, an adjustment would be made upon the sale of all or substantially all of the assets of the Company for less than the market value, a merger or other unusual events (other than share issuances pursuant to employee benefit and stock incentive plans for directors, officers and employees of the Company) so as to enable holders of Warrants, to purchase the kind and number of shares or other securities or property (including cash) receivable in such event by a holder of the kind and number of shares of Common Stock that might otherwise have been purchased upon exercise of such Warrants. No adjustment for previously paid cash dividends, if any, will be made upon exercise of the Warrants.

        The exercise prices of the Warrants were determined by negotiation between the Company and D.H. Blair and should not be construed to be predictive of, or to imply that, any price increases will occur in the Company's securities.

        The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date (or earlier redemption date) of such Warrants at the offices of the Warrant Agent with the form of "Election of

Purchase" on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by payment of the full exercise price (by certified or bank check payable to the order of the Company) for the number of Warrants being exercised. Shares of Common Stock issuable upon exercise of Warrants and payment in accordance with the terms of the Warrants will be fully paid and non-assessable.

        The Warrants do not confer upon the holders of Warrants any voting or other rights of the Shareholders of the Company. Upon notice to the holders of Warrants, the Company has the right in its sole discretion to reduce the exercise price or extend the expiration date of the Warrants. Although this right is intended to benefit the holders of Warrants, to the extent the Company exercises this right when the Warrants would otherwise be exercisable at a price higher than the prevailing market price of the Common Stock, the likelihood of exercise, and resultant increase in the number of shares outstanding, may result in making more costly, or impeding, a change in control in the Company.

        The description above is subject to the provisions of the Warrant Agreement, which has been filed as an exhibit to the Registration Statement, a copy of which this Prospectus forms a part, and reference is made to such exhibit for a detailed description thereof summarized here.

UNIT PURCHASE OPTIONS

        The Company granted to D.H. Blair the Unit Purchase Options to purchase up to 200,000 Units. The Units issuable upon exercise of the Unit Purchase Options will, when so issued, be identical to the Units offered in connection with the Offering, except that the warrants contained therein are subject to redemption by the Company, in accordance with the terms of the Warrant Agreement, at any time after the Unit Purchase Option has been exercised and the underlying warrants are outstanding. The Unit Purchase Options cannot be transferred, sold, assigned or hypothecated for three years, except to any officer of D.H. Blair or members of the selling group (in connection with the Offering) or their officers. The Unit Purchase Options are exercisable during the two year period commencing January 24, 1999 at an exercise price of $6.00 per Unit (120% of the initial public offering price) subject to adjustments in certain events. The holders of the Unit Purchase Options have certain demand and piggyback registration rights.

PREFERRED STOCK

        The Company is authorized to issue up to 5,000,000 shares of Preferred Stock. The Board of Directors has the authority to issue this Preferred Stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences, without further vote or action by the stockholders. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board of Directors authorizes the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased by up to the authorized amount. Issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Also, Preferred Stock could have preferences over the Common Stock (and other series of preferred stock) with respect to dividend and liquidation rights. The Company currently has no plans to issue any Preferred Stock.

DEBENTURES

        The Debentures were issued by the Company under an indenture (the "Indenture"), dated April 25, 1997 between the Company, as issuer, and American Stock Transfer & Trust Company, as Trustee ("the Trustee"). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular defined terms of the Indenture are referred to, such defined terms are incorporated herein by reference.

        General. The Debentures are unsecured senior subordinated obligations of the Company, limited to $10,000,000 aggregate principal amount and maturing June 15, 2004. The Debentures bear interest at the rate of nine percent (9%) per annum, payable quarterly commencing June 15, 1997 to the persons in whose names such Debentures are registered at the close of business on the first day of the month in which the interest is to be paid (the "Interest Payment Date").
Interest is computed on the basis of a 360-day year of twelve 30-day months. Principal and interest are payable, and the Debentures may be presented for conversion, redemption, exchange or transfer, at the office of the Company or its agent maintained by the Company for such purpose. In addition, payment of interest will be made by check mailed to the address of the person entitled thereto as it appears in the register of the holders ("Holders") of the Debentures on the record date for each interest payment. The Debentures were issued in fully registered form without coupons, in authorized denominations of $1,000 and any whole multiple thereof. A Holder may transfer or exchange Debentures in accordance with the Indenture. The company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law. The Company need not transfer or exchange any Debentures if such Debentures have been selected for redemption.

        Conversion Rights. The Debentures are convertible into shares of the Company's Common Stock at the option of the holder at any time period to maturity at a price of $6.00 per share (the "Conversion Price"). The conversion Price is subject to adjustment under certain conditions. A Holder may convert his Debentures by surrendering them to the Company in accordance with the terms of the Indenture, at any time after forty (40) days after the last closing of the Debentures.

        The Conversion Price will be subject to adjustment upon the occurrence of certain events, including, (i) the issuance of stock of the Company as a divided or distribution on any shares of Common Stock, (ii) subdivisions, combinations and certain reclassifications of Common Stock, (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase shares of common Stock at less than the then current market price per share (as determined in the manner set forth in the Indenture), and (iv) the distribution to all holders of Common Stock of any shares of capital stock of the Company (other than Common Stock), evidences of indebtedness of the Company or other assets (including securities, but excluding any rights or warrants referred to above, excluding any dividend or distribution paid in cash out of the earned surplus of the Company). In addition the Conversion Price will be adjusted upon the issuance of Common Stock or of rights or warrants entitling holders thereof to subscribe for or purchase shares of Common Stock, or the issuance of securities convertible into or exchangeable for shares of Common Stock, at less than the then current market price of the Common Stock to equal the price offered by the Company to such holders if such subscription or purchase price is less than the then Conversion Price.

        No adjustment in the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect; provided, however, that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

        If the Company consolidates or merges into or sells, leases, conveys or otherwise disposes of all or substantially all of its assets to any person, and the Debentures are assumed by the successor, the Debentures will become convertible into the kind and amount of securities, cash or other assets which the Holders of the Debentures would have owned immediately after the transaction if the Holders and converted the Debentures immediately before the effective date of the transaction at the Conversion Price in effect immediately prior to such effective date.

        Redemption. The Debentures may be redeemed by the Company at any time or from time to time commencing June 15, 1999, at the Company's option, in whole or in part, upon not less than 30 nor more than 60 days' notice, mailed to the registered Holders thereof at their last registered addresses, at the redemption prices (expressed as percentages of the principal amount) set forth below, plus accrued and unpaid interest to the Redemption Date (and subject to the right of any record holder to receive the interest payable on the applicable Interest Payment Date that is on or prior to the Redemption Date). If redeemed during the periods indicated below, the applicable redemption percentage would be:


              FROM                    THROUGH                  PERCENTAGE
              ----                    -------                  ----------
         June 15, 1999             June 14, 2000                 109.0%
         June 15, 2000             June 14, 2001                 107.0%
         June 15, 2001             June 14, 2002                 105.0%
         June 15, 2002             June 14, 2003                 102.5%
         June 15, 2003             June 15, 2004                 100.0%

        Debentures in denominations larger than $1,000 may be redeemed in part in whole multiples of $1,000. If fewer than all the Debentures are redeemed, the Trustee will select the particular Debentures to be redeemed by such methods as the Trustee shall deem fair and appropriate and as are in accordance with the rules and regulations of the applicable self-regulatory organizations. The Company may not redeem the Debentures prior to June 15, 1998. The Company may redeem the Debentures after June 15, 1998 but prior to June 15, 1999 if the market price of the Common Stock on any 20 trading days during a period of 30 consecutive trading days shall be equaled or exceeded 150% of the then Conversion Price of the Debentures. The applicable redemption percentage would be 109%. On and after the Redemption Date, unless the company defaults on the payment of the redemption price or on interest accrued and unpaid to the Redemption Date, interest will cease to accrue on Debentures called for redemption and all rights of Holders of the Debentures will cease except the right to receive the applicable redemption price, plus interest accrued and unpaid to the Redemption Date.

        Sinking Fund. The Debentures are redeemable, subject to the terms of the Indenture, through the operation of a mandatory sinking fund in two equal installments totaling 67% of the issue on June 15, 2002 and June 15, 2003, with the balance of the issue being retired at maturity on June 15, 2004.

SUBORDINATION OF DEBENTURES

        The payment of principal of, premium, if any, and interest on the Debentures are, to the extent set forth in the Indenture, subordinated and subject to right of payment to the prior payment in full of all Senior Indebtedness (as defined below) of the Company, whether outstanding at the date of the Indenture or later incurred. In the event and during the continuation of any default in the payment of the principal of, or interest on, any Senior Indebtedness of the Company or any event of default under any Senior Indebtedness of the Company, no payment with the respect to the principal or interest on the Debentures will be made by the Company unless and until such default has been cured or waived. Upon any payment or distribution of the Company's assets to creditors upon any dissolution, winding up, liquidation, reorganization, bankruptcy, insolvency, receivership or other proceedings relating to the Company, whether voluntary or involuntary, the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full prior to any payment upon the principal of, premium, if any, or interest on the Debentures.

        "Senior Indebtedness" means Indebtedness of the Company outstanding at any time for money borrowed from a bank, financial company or other lending institution and Indebtedness which is at least 50% secured by assets of the Company or any subsidiary. "Indebtedness" means any debt of the Company for borrowed money, capitalized leases and purchase money obligations or evidenced by a note, debenture, letter of credit or similar instrument given in connection with the acquisition, other than in the ordinary course of business, of any property or assets; any debt of any subsidiary of the Company described in the preceding definition which the Company has guaranteed or for which it is otherwise liable; and any amendment, renewal, extension or refunding of any such debt.

        By reason of such subordination, in the event of the insolvency of the Company, Holders of the Debentures may recover less, ratably, then holders of Senior Indebtedness of the Company.

        At June 30, 1997, the principal amount of senior subordinated debt of the Company on a consolidated basis was approximately $15,000,000 consisting primarily of bank and other long term debt.

        Events of Default, Notice of Waiver. The Indenture provides that, if an Event of Default specified therein shall have happened and be continuing, either the Trustee or the Holders of 25% in principal amount of the Debentures then outstanding may declare the principal of all such Debentures to be due and payable; provided, however, that if any and all defaults (other than the non-payment of principal and interest on Debentures then outstanding) shall have been remedied, the Holders of a majority in aggregate principal amount of Debentures then outstanding may waive such defaults and rescind and annul such declaration and its consequences.

        "Events of Default" are defined in the Indenture as being (i) a default for ten (10) days in payment of any interest installment; (ii) a default for ten
(10) days in payment of  principal  and premium,  if any,  when due and payable;
(iii) a default for ten (10) days in the deposit of any sinking fund payment when and as due; (iv) a default for thirty (30) days after written notice to the company by the Trustee or to the Company and the Trustee by the Holders of 25% in principal amount of the outstanding Debentures, in the performance of any other covenant or agreement in the Indenture; (v) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, which default shall constitute a failure to pay any portion of interest or principal when due after any applicable grace period or shall have resulted in such indebtedness becoming or being declared due and payable without such indebtedness having been discharged or such acceleration having been rescinded or annulled; (vi) certain events of bankruptcy, insolvency and reorganization; and (vii) in the event that the Company's reporting obligations pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 are suspended or terminated.

        The Indenture provides that the Trustee shall, within thirty (30) days after learning of the occurrence of a default give to the Holders of the Debentures notice of all uncured defaults known to it; provided that except in the case of default in the payment of principal and premium, if any, or interest on any of the Debentures, or failure to make a required sinking fund deposit or redemption payment, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders. The term "default" for the purposes of this provision only shall mean the happening of any of the Events of Default specified above, not including any grace period or any requirement for the giving of written notice.

        Merger and Consolidation. The Indenture provides that the Company may not be consolidated with or merged into another entity, or have transferred all or substantially all of its assets in one or more related transactions, unless
(i) the Company shall be the surviving entity, or the successor shall expressly assume by supplemental indenture all of the obligations of the Company under the Debentures and the Indenture, (ii) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing, (iii) the assuming corporation has a net worth not less than the consolidated net worth of the Company, and (iv) certain other conditions are met.

        Covenants.

        (i) Dividend and Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company may not, and may not permit any of its subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction, unless such encumbrance or restriction relates to presently existing Senior Indebtedness, on the ability of any subsidiary to (i) pay dividends or make any other distributions on its capital stock or any other interest or participation in, or measured by, its profits, owned by the Company or any of its subsidiaries or pay any Indebtedness owed to the Company or any of its subsidiaries, (ii) make loans or advances to the Company or any of its subsidiaries, or (iii) transfer any of its properties or assets to the Company or any of its subsidiaries, except for such encumbrances or restrictions in existence on the date of the Indenture and encumbrances or restrictions existing under or by reason of (A) the Indenture and the Debentures, (B) applicable law, (C) any instrument governing Indebtedness or capital stock of a person acquired by the Company, or any of its subsidiaries, in existence at the time of such acquisition (but not in connection with such acquisition), including any renewals, refundings thereof, provided that the restrictions contained in such renewals, refundings or refinancings are no more restrictive than those contained in such instrument at the time of such acquisition, which encumbrance or restriction is not applicable to any person, or to the properties or assets of any person, other than the person, or the property or assets of the person, so acquired or its subsidiaries, (D) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices or (E) with respect to clause (iii) above, purchase money obligations for property acquired in the ordinary course of business. For purposes of the covenants, a "subsidiary" shall mean any corporation in which the Company, directly or indirectly, owns more than 50% of the outstanding voting stock.

        (ii) Restriction of Payment of Dividends and Stock Repurchases. The Company may not (i) declare or pay any dividend or make any distribution on its capital stock of any class or its shareholders (other than dividends or distributions payable in shares of capital stock of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company, any subsidiary or other affiliate (other than any Equity Interests owned by the Company or any subsidiary and other than in connection with an acquisition of any business entity where payment includes a stock in lieu of cash component); or (iii) permit any subsidiary to declare or pay any dividend on, or make any distribution to the holders (as such), of, any shares of its capital stock except to the Company or a subsidiary (other than dividends or distributions payable in Equity Interests of it or the Company); or (iv) permit any subsidiary to purchase, redeem or otherwise acquire or retire for value any Equity Interests of such subsidiary, the Company or any affiliate of either of them (other than any such Equity Interests owned by the Company or any subsidiary), if at the time of such action a Event of Default (see above) shall have occurred and be continuing, or shall occur as a consequence thereof, or if upon giving effect to such payment the aggregate amount expended in favor of all such payments (the amount expended for such purposes, if other than cash, to be conclusively determined by the Board of Directors as evidenced by a Board resolution) subsequent to the date of execution of the Indenture shall exceed the sum of (1) 30% of the aggregate Consolidated Net Income of the Company accrued during fiscal quarters ending subsequent to December 31, 1996; (2) the aggregate net proceeds, including cash and the fair market value of property other than cash, received by the Company from the issue or sale after the date of execution of the Indenture of capital stock of the Company (other than Disqualified Stock) or of warrants to purchase such capita stock (other than warrants to purchase such Disqualified Stock), other than in connection with the conversion of any Indebtedness; (3) the aggregate net proceeds received by the Company subsequent to the date of the execution of the Indenture from the issue or sale of any debt securities or Disqualified Stock of the Company, if, at such time, such debt securities, or Disqualified Stock, as the case may be, have been converted into capital stock of the Company; and (4) $500,000.

        "Consolidated Net Income" means, for any period, the aggregate of the Net Income of the Company and its subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles; provided that (i) the Net Income of any person which is not a subsidiary or is accounted for by the Company by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the Company or a subsidiary, and
(ii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded. "Net Income" of any person shall mean the net income (loss) of such person, determined in accordance with generally accepted accounting principles; excluding, however, from the determination of Net Income any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to leaseback transactions, except any gain from such leaseback transaction may be amortized into Net Income over the term of the lease) of any real property or equipment of such person which is not sold or otherwise disposed of in the ordinary course of business, or of any capital stock of the Company or a subsidiary owned by such person.

        "Disqualified Stock" means capital stock subject to mandatory redemption or redemption at the option of the holder, in either case prior to the maturity of the Debentures.

        "Equity Interests" means capital stock or warrants, options or other rights to acquire capital stock.

        (iii) Restriction on Transactions with Affiliates. Neither the Company nor any of its subsidiaries may (i) engage in any transaction with an affiliate of the Company on terms less favorable to the Company or such subsidiary than that which might be obtained at the time of such transaction from unrelated entities, (ii) loan or advance any funds to any affiliate(s) (other than to the Company or any of its direct or indirect subsidiaries) in excess of $100,000 in the aggregate outstanding at any time, or (iii) purchase less than all of the securities of an affiliate or an entity controlled by any affiliate; provided, however, that any such purchase of all securities shall be deemed fair to the Company as evidenced by an opinion rendered by an investment banker selected by independent directors of the Company.

        (iv) Plan of Liquidation. The Company may not adopt any plan of liquidation (other than a plan of liquidation incident to a permitted merger, consolidation, sale of assets or other transaction described above) which provides for, contemplates or the effectuation of which is preceded by, (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company otherwise than substantially as an entirety and (ii) the distribution of all the proceeds of such sale, lease, conveyance or other disposition unless the Company redeems the Debentures at the then redemption price.

        Modification of the Indenture and Waiver. The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of a majority in the aggregate principal amount of the outstanding Debentures, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Debentures, provided that no such supplemental indenture may (i) extend the fixed maturity of any Debenture, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, without the consent of each Holder of the Debentures so affected, (ii) modify the provisions of the Indenture with respect to the subordination of the Debentures in a manner adverse to the Holders or alter the provisions of the Indenture with respect to the sinking fund, without the consent of the Holders of all of the outstanding Debentures, or (iii) reduce the aforesaid percentage of Debentures, the consent of the Holders of which is required for any such supplemental indenture, without the consent of the Holders of all the outstanding Debentures. The Holders of a majority in aggregate principal amount of outstanding Debentures may waive any past default under the Indenture, except a default in the payment of principal (and premium, if any) or interest or default with respect to certain covenants under the Indenture.

        Direction of Trustee by Holders of Debentures. In addition to the rights of the Holders of the Debentures to take certain action previously described, the Holders of a majority in aggregate principal amount of the Debentures at the time outstanding, subject to the provision of the Indenture relating to the duties and rights of the Trustee, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the


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Trustee  or the  exercising  of any  trust or power  conferred  on the  Trustee.
However, the Trustee will have the right to decline to follow any such direction, if the Trustee determines that the action requested may not be lawfully taken, would subject the Trustee to liability, or would be unduly prejudicial to the other Holders of the Debentures. As a requisite to taking any such action, the Trustee may require the Holders of the Debentures requesting the same to provide it with reasonable security or indemnity against the cost, expenses and liabilities which may be incurred in connection with such action. The Holders of at least 10% in aggregate principal amount of Debentures may call a meeting of the Holders of the Debentures if the Trustee fails to do so within twenty (20) days after receiving the request.

              The Trustee. The Trustee will also act as the paying and conversion agent with respect to the payments under the conversion of the Debentures in accordance with the terms of the Indenture, subject to the Trustee's right to resign.

ANTI-TAKEOVER PROTECTIONS

        The voting provisions of the Common Stock and Class B Common Stock and the broad discretion conferred upon the Board of Directors with respect to the issuance of series of Preferred Stock (including with respect to voting rights) could substantially impede the ability of one or more shareholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control or management of the Company, and the Board of Directors' ability to issue Preferred Stock could also be utilized to change the economic and control structure of the Company. As a result, such provisions, together with certain other provisions of the bye-laws summarized in the succeeding paragraph, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder's best interest, including attempts that might result in a premium over the market price for the Common Stock held by shareholders.

        The bye-laws establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors at annual general meetings of shareholders. In general, notice of intent to nominate a director at such meeting must be received by the Company not less than 90 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the shareholder submitting the proposal.

DIFFERENCES IN CORPORATE LAW

        The Companies Act 1981 of Bermuda differs in certain material respects from laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant provisions of The Companies Act (including any modifications adopted pursuant to the Company's bye-laws) applicable to the Company, which differ in certain respects from provisions of Delaware corporate law. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to the Company and its shareholders.

        Interested Directors. The bye-laws provide that any transaction entered into by the Company in which a director has an interest is not voidable by the Company nor can such director be liable to the Company for any profit realized pursuant to such transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. Under Delaware law no such transaction would be voidable if (i) the material facts as to such interested directors' relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders or (iii) the transaction is fair as to the corporation as of


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



the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for any transaction for which such director derived an improper personal benefit.

        Merger and Similar Arrangements. The Company may amalgamate (merge) with another Bermuda exempted company or a company incorporated outside Bermuda and carry on such business when it is within the objects of the Company's Memorandum of Association. See "-- Certain Provisions of Bermuda Law." A shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith. Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder (as determined by a court or by agreement of the corporation and the stockholder) in lieu of the consideration such stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (i) in exchange for the assets of the business to be acquired,
(ii) in exchange for the outstanding  stock of the corporation to be acquired or
(iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation. Under Bermuda law, the Company's shareholders have the right to vote on (i) any compromise or arrangement between the Company and its shareholders, (ii) a take-over scheme for 100% of the Company's shares enabling the compulsory acquisition of a 10% minority interest, (iii) an amalgamation (merger) of the Company and (iv) the discontinuance of the Company from Bermuda.

        Takeover. Bermuda law provides that where an offer is made for shares of another Company and, within four months of the offer the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion as between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any 90% or more owned subsidiary. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

        Shareholder's Suit. The rights of shareholders under Bermuda law are not as extensive as the right of shareholders under legislation or judicial precedent in many United States jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in the name of the Company to remedy a wrong done to the Company where the act complained of is alleged to be beyond the corporate power of the Company or is illegal or would result in the violation of the Memorandum of Association and bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of the Company's shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys fees incurred in connection with such action. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorney fees incurred in connection with such action.

        Indemnification of Directors. The Company may indemnify its directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default,


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



breach of duty or breach of trust of which a director or officer may be guilty in relation to the Company other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty, for acts or omission not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

        Inspection of Corporate Records. Members of the general public have the right to inspect the public documents of the Company available at the office of the Registrar of Companies in Bermuda which will include the Memorandum of Association (including its objects and powers) and any alteration to the Memorandum of Association and documents relating to an increase, reduction or other alteration of the Company's share capital. The shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements of the Company, which must be presented to the annual general meeting of shareholders. The register of shareholders of the Company is also open to inspection by shareholders without charge, and to members of the public for a fee. The Company is required to maintain its share register in Bermuda but may establish a branch register outside Bermuda. The Company is required to keep at its registered office a register of its directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

CERTAIN PROVISIONS OF BERMUDA LAW

        In a September 1, 1995 letter to the Company's Bermuda counsel, the Bermuda Monetary Authority approved the Company's application for "non-resident" status in Bermuda for exchange control purposes. The Bermuda Monetary Authority has granted permission for the issuance of the Units, Warrants and shares of Common Stock of the Company. Prior to the Exchange Offer, this Offering Circular will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law.

        In granting such permission and in accepting this Offering Circular for filing, neither the Bermuda Monetary Authority, nor the Registrar of Companies in Bermuda accepts any responsibility for the financial soundness of the Company or of the correctness of any of the statements made or opinions expressed in this Offering Circular.

        The transfer of securities between persons regarded as resident outside Bermuda for exchange control purposes and the issue of securities after the completion of the Exchange Offer to such persons may be effected without specific consent under the Exchange Control Act 1972 and regulations thereunder. Issues and transfers of securities involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act 1972.

        Owners of the Company's shares of Common Stock who are non-residents of Bermuda for Bermuda exchange control purposes are not restricted in the exercise of the rights to hold or vote their shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of the Company's Common Stock, other than in respect of local Bermuda currency.

        In accordance with Bermuda law, securities certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity (for example as a trustee), certificates may, at the


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



request of the applicant, record the capacity, in which the applicant is acting. Notwithstanding the recording of any such special capacity the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

        The Company will take no notice of any trust applicable to any of its securities whether or not it had notice of such trust. Specifically, the Company has no obligation under Bermuda law to ensure that a Trustee who is holding shares of the Company subject to a trust is properly carrying out the terms of such trust.

        As an "exempted Company," the Company is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted Company the Company may not participate in certain business transactions including: (1) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; or (3) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.

TRANSFER AGENT, WARRANT AGENT AND TRUSTEE

        The Company's transfer and warrant agent for the Units, Common Stock and Warrants, and the Trustee and paying agent with respect to the Debentures, is American Stock Transfer & Trust Company, New York, New York.

                           CERTAIN TAX CONSIDERATIONS

        The following discussion is a summary of the material United States federal income tax consequences to holders of Warrants tendering their Warrants pursuant to the Exchange Offer and certain anticipated tax consequences of the operations of the Company and of an investment in the Common Stock under Bermuda tax laws and South African tax laws. The discussion does not deal with all possible tax consequences relating to the Company's operations or to an investment in the Warrants and Common Stock. In particular, the discussion does not address the tax consequences under state, local and other (e.g., non-United States federal, non-Bermuda) tax laws. Accordingly, each prospective investor should consult his or her tax advisor regarding the tax consequences of the Exchange Offer. The discussion is based upon laws and relevant interpretation thereof in effect as of the date of this Offering Circular, all of which are subject to change.

EFFECT OF THE EXCHANGE OFFER UNDER U.S. LAW

        THE FOLLOWING DISCUSSION OF CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES IS NOT TAX ADVICE. EACH PERSON CONSIDERING THE EXCHANGE OFFER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO HIM OR HER OF THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME OR OTHER TAX LAWS AS WELL AS POSSIBLE CHANGES IN THE TAX LAWS.

        The Exchange Offer will not affect the Federal income tax treatment of holders of Warrants who do not participate in the Exchange Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, administrative pronouncements and judicial decisions, all as in effect and existing on the date hereof and all of which are subject to change, possibly with retroactive effect.

        This summary applies only to those holders who have held Warrants and will hold the common Stock received in exchange therefor as capital assets pursuant to Section 1221 of the Code, and does not address the Federal income tax consequences to holders who are subject to special rules (such as insurance companies, financial institutions, tax-exempt organizations, foreign holders and broker-dealers) or special rules with respect to integrated transactions (such as certain hedging transactions) or certain "straddle" transactions.

        Although the matter is not entirely free from doubt, the Company believes that gain or loss will be recognized for Federal income tax purposes by a holder of Warrants on the exchange of such Warrants for Common Stock pursuant to the Exchange Offer. The amount of the gain or loss will be equal to the difference between the fair market value of the Common Stock received in the Exchange Offer on the date of the exchange and the holder's tax basis in the Warrants exchanged therefor. Such gain or loss will be long-term capital gain or loss if the Warrants have been held for more than one year at the time of the exchange. The holding period of the Warrants began the day after the purchase of such Warrants and ends on the day of the exchange.

        The exchanging holder's tax basis in the Common Stock will equal its fair market value on the date of the exchange, and the holding period will begin on the day following the exchange.

BERMUDA TAXATION

        The following discussion describes correctly certain tax consequences to the Company with respect to ownership of shares of Common Stock under Bermuda law. The Company will not obtain an opinion of tax counsel with respect to tax consequences under Bermuda law.

        At the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Company or its stockholders other than stockholders ordinarily resident in Bermuda. The Company is not subject to stamp or other similar duty on the issue, transfer or redemption of the Common Stock.

        The Company has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertaking Tax Protection Act 1966 that, in the event there is enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to the Company or to its operations, or to the shares or other obligations of the Company until March 28, 2016 except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such shares or other obligations of the Company or any real property or leasehold interests in Bermuda owned by the Company. No reciprocal tax treaty affecting the Company exists between Bermuda and the United States.

        As an exempted Company, the Company is liable to pay in Bermuda a registration fee based upon its authorized share capital and the premium on its issued shares at a rate not exceeding $25,000 per annum.

SOUTH AFRICAN TAXATION

        The following discussion describes correctly certain tax consequences to the Company with respect to ownership of the Common Stock under South African law.

        Taxation of the Company. Dividends received by the Company will not be subject to South African withholding tax. Interest received by the Company will not be subject to South African tax provided the Company is not managed and controlled in South Africa and provided that such interest income is not effectively connected with any business carried on by the Company in South Africa. It is intended that the Company will not be managed and controlled in South Africa. Royalties received by the Company from South Africa will be subject to a flat rate of taxation equivalent to 10.5% of the gross value of such royalties.



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



Taxation of FSAH

        Income Tax. Income tax is levied in South Africa on income which is classified as being of a "revenue" nature. Income of a capital nature is not currently subject to tax. The current corporate income tax rate is 35%. Dividends to be received by FSAH from its subsidiaries will be exempt from income tax. Interest received by FSAH will be subject to income tax. No assurance can be given that proceeds derived by FSAH from the sale of its investments in underlying companies will not be subject to South African corporate income tax at a rate of 35%. Although an exemption from tax is available under the South African Income Tax Act, an application by the Company to take advantage of such exemption was not granted. Based on this denial, the Company's income may be subject to South African income tax at a rate of 35%. However, the denial of the application is not dispositive of the ultimate tax treatment of the Company's realization gains, and although no assurance can be given as to the tax treatment of such gains, the Company believes that based on its investment policy of acquiring, owning and operating closely-held South African companies, its realization gains will be held to be of a capital nature. South Africa does not currently impose any tax on capital gains. However, no assurance can be given that a capital gains tax will not be introduced in the future.

        Secondary Tax on Companies. A Company declaring a dividend becomes liable to an additional tax known as secondary tax on companies ("STC"). STC is levied at the rate of 12.5% on the difference between dividends declared by a Company and dividends received by that Company in any given "dividend cycle." An exemption from STC is available in respect of dividends declared by one South African Company which is a wholly-owned subsidiary of another South African Company, where the subsidiary derives at least 90% of its profits from its sources within South Africa and has notified the Commissioner for Inland Revenue that it is availing itself of the exemption. The exemption will be available in respect of dividends declared by wholly-owned subsidiaries of FSAH to FSAH. Dividends declared by FSAH to the Company will be subject to STC.

        Marketable Securities Tax and Stamp Duty. Any listed securities purchased by FSAH through a stockbroker will be subject to marketable securities tax. The current rate of marketable securities tax is 0.25% of the acquisition price. Unlisted securities are subject to the payment of stamp duty at the rate of 0.25% of the greater of the acquisition price or market value.

                         SHARES ELIGIBLE FOR FUTURE SALE


        On the date of this Offering Circular, the Company has outstanding an aggregate of 5,548,498 shares of Common Stock and 1,822,500 shares of Class B Common Stock, which shares of Class B Common Stock are held by 8 holders. In addition, an aggregate of 7,985,839 shares of Common Stock are issuable upon exercise of the Class A and Class B Warrants included in the Units and the exercise of certain other Class A Warrants and Class B Warrants. If 2,513,959 currently outstanding Class A Warrants and 2,513,959 currently outstanding Class B Warrants are exchanged pursuant to the Company's offer to exchange two shares of Common Stock for three currently outstanding Class A Warrants and three currently outstanding Class B Warrants and the remaining 221,981 Class A Warrants are exchanged pursuant to the Company's offer to exchange two shares of Common Stock for five currently outstanding Class A Warrants, then the Company would have outstanding an aggregate of 7,313,263 shares of Common Stock and no shares of Common Stock issuable on the exercise of currently outstanding Class A and Class B Warrants. The 2,300,000 shares included in the Units sold in connection with the Company's initial public offering are freely transferable without restriction under the Securities Act except for any shares purchased by any person who is or thereby becomes an "affiliate" of the Company, which shares will be subject to the resale limitations contained in Rule 144 promulgated under the Securities Act. 1,191,837 shares of Common Stock currently held by the Escrow Agent are "restricted securities" and may not be sold unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. None of the shares of Common Stock held by the

Escrow Agent will be eligible for sale under Rule 144 until July 1998. All of the 1,822,500 shares of Class B Common Stock outstanding prior to this Offering are "restricted securities" as that term is defined under Rule 144 and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. All of the shares of Class B Common Stock issued prior to the Company's initial public offering are currently eligible for sale under Rule 144.

        In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) may sell within any three-month period a number of restricted shares beneficially owned for at least one year which does not exceed the greater of 1% of the then outstanding shares of such class of securities or the average weekly trading volume during the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Rule 144 also permits, under certain circumstances, the sale of shares beneficially owned for at least two years by a person who is not an affiliate of the Company without regard to the volume or other resale limitations. For shares issued in consideration of an unsecured or non-recourse promissory note, the holding period does not commence until the note is paid in full. The above is a brief summary of Rule 144 and is not intended to be a complete description of the Rule.

        D.H. Blair also has demand and piggyback registration rights with respect to the securities underlying the Unit Purchase Options.

        No predictions can be made of the effect, if any, that sales of Common Stock or the availability of Common Stock for sale will have on the market price of such securities prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock or other securities of the Company in the public market could adversely affect prevailing market prices.

                                  LEGAL MATTERS

        Certain legal matters have been passed upon for the Company by Parker Chapin Flattau & Klimpl, LLP, New York, New York, United States counsel for the Company. A partner of Parker Chapin Flattau & Klimpl, LLP owns shares of the Company's Class B Common Stock. Certain other legal matters have been passed on by Webber Wentzel Bowens, Johannesburg, South Africa, South African counsel for the Company.

                                     EXPERTS

        The financial statements incorporated in this Offering Circular by reference to the Annual Report on Form 10-K of First South Africa Corp., Ltd. for the year ended June 30, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       ENFORCEABILITY OF CIVIL LIABILITIES

        The Company is organized under the laws of Bermuda. Certain of the directors and officers of the Company, and the South African experts named herein, are or may be residents of Bermuda or South Africa and all or a substantial portion of the assets of the Company and such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons, or to enforce against them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws. The Company understands that the United States does not currently have a treaty providing for reciprocal recognition and enforcement of judgments in civil and commercial matters with Bermuda or South Africa and that there is doubt (i) whether a final judgment for the payment of money rendered by a federal or state court in the United States based on civil liability, whether or not predicated upon the civil liability provisions of the United States federal securities laws, would be enforceable in Bermuda or South Africa against the Company or certain of the Company's officers and directors, and (ii) whether an action could be brought in Bermuda or South Africa against the Company or certain of the Company's officers and directors in the first instance on the basis of liability predicated solely upon the provisions of the United States federal securities laws.

================================================================================


                  THE EXCHANGE AGENT AND THE INFORMATION AGENT

                                 American Stock
                            Transfer & Trust Company
                                 40 Wall Street
                                   46th Floor
                            New York, New York 10005

                                  By Facsimile:
                                 (718) 234-5001

                                   Telephone:
                                 (718) 921-8200
                                   -----------

                                TABLE OF CONTENTS

                                                                            PAGE

Available Information..........................................................2
Incorporation of Certain Documents by Reference................................2
Offering Summary...............................................................3
Cautionary Statement Regarding Forward-Looking
  Information..................................................................8
Risk Factors...................................................................8
Background Purpose of the Exchange Offer; Certain Effects.....................14
Dividend Policy...............................................................15
Market for Registrant's Common Stock, Units and Warrants......................16

                                                                            PAGE


Pro Forma Effect of the Exchange Offer........................................18
The Exchange Offer............................................................19
Description of Securities.....................................................25
Certain Tax Considerations....................................................36
Shares Eligible for Future Sale...............................................38
Legal Matters.................................................................39
Experts.......................................................................39
Enforceability of Civil Liabilities...........................................39





--------------------------------------------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS OFFERING CIRCULAR AND THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF ANY OFFER TO BUY AND OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

================================================================================

                                                                       EXHIBIT A
                                                                       ---------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

        For the fiscal year ended June 30, 1997

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

        For the transition period from __________ to __________

                         Commission file number 0-27494

                         FIRST SOUTH AFRICA CORP., LTD.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

          Bermuda                                         N/A
-------------------------------             ------------------------------------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

             Clarendon House, Church Street, Hamilton HM CX, Bermuda
             -------------------------------------------------------
             (Address of Principal Executive Offices with Zip Code)

       Registrant's telephone number, including area code (441) 295-1422)

Securities registered pursuant to Section 12(b) of the Act:

    Title of each class               Name of each exchange on which registered

         None                                        None

Securities registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.01 par value
                       ----------------------------------
                                ("Common Stock")

                           Class A Redeemable Warrants
                       ----------------------------------
                              ("Class A Warrants")

                           Class B Redeemable Warrants
                       ----------------------------------
                              ("Class B Warrants")

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.      Yes [X]    No [_]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrants knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to the Form 10-K. [_]

State the aggregate market value of the voting stock held by non-affiliates of the Registrant. The aggregate market value shall be computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within 60 days prior to the date of filing. (See definition of affiliate in Rule 405, 17 CFR 230.405).

The   aggregate   market  value  of  the   Registrants   Common  Stock  held  by
non-affiliates of the Registrant as of September 30, 1997, was $21,175,157.

Indicate the number of shares outstanding of each of the Registrant's classes of common stock, as of the latest practicable date.

As of September 25, 1997 there were 3,694,498 shares of the Registrant's Common Stock outstanding and 1,822,500 shares of the Registrant's Class B Common Stock.

PART 1
ITEM 1.  DESCRIPTION OF BUSINESS

           The Company was organized to acquire, own and operate seasoned, closely held companies in South Africa with annual sales in the range of approximately $5 to $50 million. The Company has acquired through FSAH, twelve businesses based in South Africa that are as a group engaged in the following industry segments:

           1.        Packaging equipment and materials.
           2.        Metal washers used in the fastener industry.
           3.        Air conditioning and refrigeration machinery components.
           4.        Processed foods.

           Upon completion of its initial public offering in January 1996, the Company acquired Starpak (Pty) Limited, which is engaged in the manufacture of high quality plastic packaging machinery; L.S. Pressing (Pty) Limited, which is engaged in the manufacture of washers for use in the fastener industry; and Europair Africa (Pty) Ltd., which is engaged in the manufacture and supply of air conditioning products. In April 1996, L.S. Pressings acquired the assets and business of Paper & Metal Industries, a small manufacturer of rough washers for use in the fastener industry. In April 1996, Europair acquired the assets and business of Universal Refrigeration, an agent and supplier of refrigeration products. In June 1996, FSAH acquired Piemans Pantry, a manufacturer and distributor of high quality meat pies. In October 1996, FSAH acquired Astoria Bakery and Astoria Bakery Lesotho, manufacturers and distributors of speciality baked breads and confectionary products. In November 1996, the Company acquired the assets of Alfapak (Pty) Ltd., a manufacturer of plastic film and printed plastic bags. In November 1996, Europair acquired the assets and business of First Strut (Pty) Ltd, a manufacturer of electrical trunking conduits. In January 1997, FSAH acquired Seemann's, a manufacturer and distributor of a wide range of processed meat products. In April 1997, FSAH acquired the business and assets of Gull Foods, a manufacturer of value-added prepared foods. In May 1997, the Company acquired Pakmatic Company (Pty), Ltd., a distributor of automatic process and packaging machinery. In June 1997, FSAH transferred all of the shares of Piemans Pantry, Astoria, Seemanns and Gull Foods to FSA Food and completed (i) the initial public offering in South Africa of 5,000,000 ordinary shares of common stock of FSA Food, which shares are listed on the Johannesburg Stock Exchange, (ii) an institutional private placement in South Africa of 20,000,000 ordinary shares of common stock of FSA Food, and (iii) a private placement of 12,500,000 ordinary shares of common stock to management and staff. As of August 11, 1997, FSAH owned 70% of the issued and outstanding shares of FSA Food.

           FSAH manages the Company's business interests in South Africa. FSAH monitors the operational performance of its subsidiaries and seeks out prospective acquisition candidates in businesses that complement or are otherwise related to the Company's existing acquisitions, and in other businesses that may be identified by the Company's management.

HISTORY

           The Company was founded in September 1995 in response to management's perception of a growing global interest in South Africa as an emerging market. The Company believes that the recent relaxation of trade and financial sanctions and the reintegration of South Africa into the world economic community may increase the opportunity for improved growth in the South African economy in general and more particularly in the industry segments in which the Company is engaged. See Note 18 of the Notes to the Consolidated Financial Statements with respect to certain financial information relating to industry segments of the Company.

STRATEGY

           The Company intends to continue to focus its efforts on businesses related to infrastructure development and consumer goods that the Company believes are well situated to benefit from South Africa's on-going transformation into an active participant in the global market place. The Company's strategy is to expand and improve its current operations in the industry sectors in which its operating subsidiaries are currently engaged, and in other related industry sectors, by acquiring mid-size, closely held companies in South Africa that operate efficiently, profitably and have seasoned management. The Company believes that it can acquire these types of companies at lower multiples of earnings than comparable companies would command in the United States. The Company seeks to benefit from the combination of business factors that South Africa has to offer, which includes a skilled work force, effective and expanding infrastructure and increasing access to foreign markets. The Company may also consider investments in businesses that are located in other countries, or are engaged in other industries, and in South African companies, the securities of which are publicly traded, that meet the Company's price and quality requirements. The Company has and will continue to identify potential acquisition candidates through the industry contacts of management and the managements of its subsidiaries, as well as through other general business sources. To date, the Company has financed its acquisitions through a combination of cash, issuance of shares of stock of FSAH or the Company and debt financing. The Company anticipates that it will continue to follow similar financing strategies in its future acquisitions.

DESCRIPTION OF BUSINESSES IN EACH OF THE COMPANY'S INDUSTRY SEGMENTS

VALUE ADDED SPECIALTY FOODS
PIEMANS PANTRY

           Piemans Pantry was acquired by the Company in June 1996. Piemans Pantry manufactures, sells and distributes quality meat, vegetarian and fruit pies, both in the baked and frozen, unbaked form. The business manufactures, markets and distributes from its headquarters in Krugerdorp, Gauteng and has a regional sales office in KwaZulu-Natal. Piemans Pantry strives to emphasize the highest standards of quality control and consistency of product. It's major customers are independent retail baker shops, pie shop franchises, in-store bakeries, national bread bakery groups, institutional cafeterias and convenience stores. Piemans Pantry's sales are conducted through its own employees, as well as through distributors/agents. Approximately 60% of Piemans' sales are internally generated with the remainder through agents. During the last fiscal year the Spar Group (a cooperative of independent supermarkets) accounted for 19% of the Piemans Pantry's sales, while the London Pie Company (a pie store franchise chain) contributed 15% of Piemans Pantry's sales. In the previous two fiscal years, no customer accounted for more than 20% of Piemans Pantry's sales.

           Piemans Pantry competes on the basis of quality. It faces competition from a number of manufacturers, primarily those supplying to the lower end of the market. Piemans Pantry believes that it has only one significant competitor and that its market share is currently around 20%. Piemans Pantry's business is slightly stronger in the months of July through October as well as in December. However, these increases are not significant to make this a seasonal business. Piemans Pantry manufactures to order on a daily basis. Backlog is therefore not counted, nor is it relevant in the analysis of Piemans Pantry's business.

           Piemans Pantry's principal suppliers for its pastry and filling ingredients are both local and foreign companies. All suppliers except one have immediate alternative sources. Piemans Pantry selects its suppliers on the basis of quality and price and to date it has had no difficulty in obtaining sufficient supplies.

ASTORIA BAKERY

           Astoria Bakery manufactures, sells and distributes high margin specialty breads such as special rye breads in the Republic of South Africa from its bakery in Randburg. Its major customer is Woolworths, a leading South African high-end retail chain, accounting for approximately 65% of sales. In the previous two fiscal years, Woolworths accounted for approximately 57% of Astoria's sales. Astoria strives to emphasize the highest standards of quality as well as uniqueness of product in its specialty lines. It faces competition from a number of manufacturers, however, Astoria believes that it dominates the market for specialty breads in Gauteng.

           In addition, Astoria Bakers Lesotho manufactures, sells and distributes staple bread to the Lesotho market, from its bakers in Maseru, the capital of Lesotho. In Lesotho, Astoria has one major competitor who has 40% of the Lesotho bread market. Astoria also has approximately 40% of this market and the balance is controlled by in-store bakeries.

GULL FOODS

           Gull Foods manufactures and sells a wide range of prepared food products. Gull's product line includes over 150 products ranging from hamburger patties, prepared sandwiches, salads, prepared pastas, pizzas, and flavored breads. Gull manufactures and markets from its headquarters in Bronkhorstpruit, a small town east of Pretoria. It strives to emphasize the highest standard of quality in all its product lines. Its major customer is Woolworths, (a large South African department store chain) which in Gull's last three fiscal years has accounted for approximately 86% of Gull's revenues. Gull's remaining business is derived from sales to the airline and institutional catering industries.

           Gull competes on the basis of quality and range of product. It believes that it does not face direct competition in the Gauteng area of South Africa and has a number of smaller competitors who supply to Woolworths in the South African Cape. All of the products sold to Woolworths are marketed under the Woolworths label. Gull generally sees an increase in its business during November and December, as well as a seasonal increase during the Easter period. However, these increases are not significant enough to make Gull a seasonable business.

           Gull sells its products to order and therefore does not carry a backlog. Gull's suppliers are all located in South Africa. All of Gull's suppliers have immediate alternative sources. Gull selects its suppliers on the basis of quality and price and to date has had no difficulty obtaining adequate supplies.

SEEMANNS

           Seemanns manufactures, sells, and distributes a wide range of processed meat products including products typically found in retail butcheries, as well as high margin processed and smoked meat products. Seemanns manufactures, markets and distributes from its headquarters in Randburg. It strives to emphasize the highest standard of quality in all its product lines and has become a well known brand name in its specialty areas. Its major customers are its own retail outlets, accounting for approximately 35% of its revenues, as well as the Pick n' Pay Group, one of South Africa's largest supermarket chains, which accounted for approximately 35% of Seemanns' sales in Seemanns fiscal year ending February 28, 1997. In the previous two years, Pick n' Pay accounted for more than 10% but less than 20% of Seemanns' sales. In addition, Seemanns sells to a number of institutional catering organizations, restaurant chains, and other institutional customers. Seemanns competes on the basis of quality and range of product. It faces competition from retail butchery chains, as well as supermarket groups. As a manufacturer, Seemanns believes that it has established a strong niche in the market for high quality smoked and processed meat products in the Johannesburg area. Seemanns generally sees an increase in its business during November and December, as well as a seasonal increase during the Easter period. However, these increases are not significant enough to make Seemanns a seasonable business.

           Seemanns carries significant amounts of raw meat inventory, as it purchases supplies on a market related basis. When raw materials are cheap, Seemanns typically uses its strong cash resources, to stock pile meat at favorable prices. On the manufacturing side however, Seemanns sells its processed meats on a daily basis and therefore does not carry a significant backlog of orders. Seemanns' principal suppliers are mostly local. All suppliers have immediate alternative sources. Seemanns selects its suppliers on the basis of quality and price and to date has had no difficulty obtaining adequate supplies.

PLASTIC PACKAGING MACHINERY
STARPAK

           Starpak manufactures high quality plastic packaging machinery and does business under the name of Levy and Smith. Starpak's operations are located in Johannesburg with service offices in Durban and Cape Town. Machinery manufactured by Starpak is generally used by manufacturers to provide low cost and high quality packaging for a broad spectrum of consumer goods. Its machines are used in industries such as food, baking, beverages, cosmetics, pharmaceuticals, chemicals, motor oils, printing, hardware and general trade. Starpak markets its products directly and through independent sales agents. Over 96% of Starpak's sales are generated through its in-house sales force. During the last fiscal year, no one customer accounted for more than 10% of Starpak's annual sales. Prior to such time, Albany Bakeries, which developed a new bread packaging product, and the Premier Group, which purchased a wide range of bakery packaging equipment, accounted for more than 10% of Starpak's annual sales in the previous two fiscal years.

           Starpak competes on the basis of quality. Starpak faces competition from major competitors whose machines are frequently less expensive, although Starpak believes that they are of lower quality than machines produced by Starpak. To the best of its knowledge, management estimates that the total market for shrink packaging machinery in South Africa in 1996 was approximately $11,100,000. Of this total market, Starpak has an estimated 46% share, with the remainder of the market being serviced by a number of small packaging machine manufacturing companies. In the past, Starpak has experienced a seasonal down-turn in its business during the period commencing mid-December and ending at the end of February. This down-turn appears to be due to the main summer holidays in South Africa that occur during such period. The most active period for receipt of orders has historically been from July to the beginning of December. As of July 31, 1997, Starpak's backlog of firm orders was approximately $920,784 compared to approximately $975,074 as of July 31, 1996.

           Although Starpak's principal suppliers are foreign companies, each principal supplier is represented locally in South Africa and to date, Starpak has not experienced material difficulties or delays in obtaining products or supplies. Almost all local suppliers are on thirty-day terms, while items purchased directly from overseas suppliers require irrevocable letters of credit. Motors, which comprise approximately 5% of the cost of the machines, are imported directly from non-African sources. Other products obtained by Starpak from its suppliers include electronic controllers, pneumatics, overloads, contractors, switches and Teflon tape.

AIR CONDITIONING AND REFRIGERATION
EUROPAIR

           Europair manufactures and supplies products, parts and accessories to the heating, ventilation and air conditioning industry ("HVAC") in South Africa. Europair's operations are located in Johannesburg with branch offices in Durban, Cape Town, Port Elizabeth, East London, Nelspruit and Petersburg. Europair seeks to provide a single source of components and accessories for original equipment manufacturers, contractors and duct shops in South Africa and neighboring countries. Its products include grilles, flexible ducting, flanging, insulation, humidifiers, fire dampers and other accessory products for the air conditioning industry. Europair markets its products primarily through its sales personnel directly to air conditioning and building contractors as well as to other agents.

           Europair believes it is unique in South Africa in its increasing capacity as a full-range supplier to the HVAC industry and believes it does not currently compete directly with any supplier that offers as comprehensive a range of products. Europair does, however, have a number of competitors in each of its product groups. Increasingly, the threat of competition is presented by less expensive imports, although such imports are sometimes lower quality and the importers are generally unable to stock a broad range of products. As Europair is in the air conditioning and refrigeration business it experiences a seasonality that corresponds with the summer months in the Southern hemisphere. Typically, sales are higher in the months of October through February.
Europair's firm order backlog does not represent a material portion of its annual sales.

           Europair relies on local suppliers to provide it with aluminum extrusions, aluminum foil, fiberglass and other insulation material, fire dampers, steel and wire in the manufacturing of Europair's products and for inclusion in other products sold by Europair. The principal foreign suppliers of Europair provide it with humidifiers, glue, air valves, vinyl, polyester, access doors and fans. Ordinarily, Europair does not experience material difficulty in procuring the raw materials required for its production processes. Aluminum prices are, however, commodity driven and change frequently. The Durban factory experienced a substantial inventory shortage with respect to its aluminum requirements in October and November 1994 due to a countrywide shortage of aluminum. In response to such shortage Europair has accumulated and maintains a substantial stockpile of aluminum.

UNIVERSAL REFRIGERATION

           Universal Refrigeration has been renamed Europair Refrigeration, it is a wholly owned subsidiary of Europair engaged as an agent in the distribution and supply of various refrigeration related products. Its sales are generated through Europair's existing national sales network.

FASTENER INDUSTRY
L.S. PRESSINGS

           L.S. Pressings and its subsidiary, Paper & Metal Industries, manufacture washers for supply to distributors of nuts and bolts who in turn distribute L. S. Pressing products to end users in various industries and markets. L.S. Pressings' operations are located in Johannesburg. L.S Pressings manufactures a full range of washers to metric, capital imperial as well as U.S. specifications. In addition, it manufactures special size washers to suit customers specific requirements. Washers are manufactured from mild steel, black (heat tempered) steel, copper, brass, fiber and various plastics. Washers are used in numerous industries, including automotive, electrical, furniture and construction industries. They are also used for sealing purposes, water piping and as a non-conductive element. L.S. Pressings has no sales representatives with orders being placed directly by customers. Substantially all of the customers are distributors who resell the washers to end users.

           L.S. Pressings believes that it is the single largest supplier of washers in the South African market, although a number of competitors compete with L.S. Pressings in particular niches. L.S. Pressings' strongest competition is from importers of standard size washers manufactured in Taiwan. However, importers of Taiwanese washers generally do not offer a "one-stop" source of supply and L.S. Pressings believes it competes successfully with respect to pricing. As a result, the importers have not had a substantial impact on

L.S. Pressings' sales although there can be no assurance that this will remain the case. L.S. Pressings believes that no other South African manufacturer of washers offers a comparable range of products. L.S. Pressings typically manufactures to order and delivers within approximately 10 days of order. Backlog numbers are therefore not significant for L.S. Pressings and tend to vary widely. However, as of July 31, 1997, L.S. Pressings' firm order backlog was $46,758 as compared with $43,377 on July 31, 1996.

           All of L.S. Pressings' suppliers are local companies. In the last year there has been a shortage of scrap metal in South Africa, although L.S. Pressings has had no material problems obtaining scrap required for its operations. Spring washers, which comprise approximately 10% of L.S. Pressings' annual sales, are manufactured using a different process to that adopted by L.S. Pressings. As a result, L.S. Pressings purchases spring washers from locally-represented suppliers. Apart from the month of December when its factories are closed, there is no particular seasonality to these businesses.

REGULATION

           The Company's South African business operation is subject to a number of laws and regulations governing the use and disposition of hazardous substances, air and water pollution and other activities that effect the environment. The Company's management believes that each of its subsidiaries is in substantial compliance with applicable South African law and the regulations promulgated under such law and that no violation of any such law or regulation by any such company has occurred which would have a material adverse effect on the financial condition of the Company.

EMPLOYEES

           As of September 25, 1997, in addition to its President who devotes substantially all of his business time to the Company, the Company had only one full-time salaried employee. "See Management Employment Agreements". As of such date, FSAH had only four full-time salaried employees. The Company intends to add employees as necessary to meet management and other requirements from time to time. On July 1, 1996, FSAH entered into an employment agreement with Cornelius J. Roodt to act as its Managing Director. See "Management- Employment Agreements". As of September 25, 1997, the Company's operating subsidiaries employed approximately 2,500 people.

ITEM 2.
PROPERTIES

           The Company's principal executive offices are located at Clarendon House, Church Street, Hamilton, HM 11, Bermuda, which space is made available to the Company pursuant to a corporate services agreement entered into with a corporate services company in Bermuda.. The Company's U.S. subsidiary, First South African Management Corp. (FSAM) has its principal executive offices at 2665 South Bayshore Drive, Suite 702, Coconut Grove, Florida 33133. FSAM's offices consist of approximately 2,000 square feet of office space in an office section of Coconut Grove, Florida, which FSAM occupies pursuant to a three-year lease agreement (expiring in 1999) with a monthly rental of $2,600. FSAH's principal executive offices are located in the facilities of Europair in South Africa.

           Starpak and L.S. Pressings operate out of a facility made up of adjacent buildings owned by Levy & Smith Properties (Proprietary) Limited, a wholly-owned subsidiary of Starpak. The facility has a total lot size of approximately 30,000 square feet. The facility has three floors at 85% coverage equal to a total of 76,500 square feet. The Company anticipates that it will require additional space and is considering the rental of additional space at a nearby location. Starpak also has branches in Durban and Cape Town, South Africa.

           Europair operates from premises and facilities that it owns in Gauteng and from leased premises in KwaZulu-Natal, Western Cape and the Eastern Cape. Pursuant to an option granted by the Company, Mr. Bruce Thomas (the Chief Executive Officer of Europair) has acquired Europair's premises for $890,868 and entered into a ten year lease (expiring in 2006) with Europair with respect to such premises for an initial rental rate of $110,111 per annum. Europair believes this property is well suited to Europair's operations and can accommodate relatively large increases in manufacturing and storage. Europair's other leased properties are located in Durban, Cape Town and Port Elizabeth.

           Piemans Pantry operates from premises and facilities that it owns in Krugersdorp. The facility has two floors with a total size of 38,000 square feet. In addition, Piemans Pantry rents a retail facility in Krugersdorp, as well as an office space in KwaZulu-Natal.

           Paper & Metal Industries rents two adjacent industrial properties in Germiston, Gauteng. The total size of the facility is 8,975 square feet. Paper & Metal have a two year lease (expiring in 1998) at approximately $34,744 per annum.

           Astoria leases approximately 20,000 square feet of space in Randberg for which it pays an annual rental amount of approximately $100,000 (pursuant to a lease expiring in 2006). Astoria also leases approximately 6,000 square feet in Lesotho for which it pays an annual rental amount of approximately $7,000 (pursuant to a lease expiring in 2006).

           Gull operates from premises and facilities that it rents in Bronkhorstspruit. Such premises include approximately 52,000 square feet of space. Rental cost is approximately $44,000 per annum with a lease term of five years. In addition, Gull rents a small manufacturing and retail facility of approximately 4,000 square feet in downtown Johannesburg. Rental cost of these premises is approximately $8,000 per annum with a lease term of five years.

           Seemanns operates from premises and facilities that it owns in Randburg. These premises include the retail outlet and comprises approximately 44,000 square feet.

ITEM 3.
LEGAL PROCEEDINGS

           Neither the Company nor any of its subsidiaries are subject to any material legal proceedings.

PART II
ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

           On January 24, 1996 , the Company's Common stock and Units were listed for quotation on the SmallCap Market on the Nasdaq System under the symbols FSACF and FSAUF, respectively. The following table sets forth, for the periods indicated the high and low bid prices for the Common Stock and Unites as reported by Nasdaq. Quotation reflect prices between dealers, without retail mark-up, mark down or commissions and may not necessarily represent actual transactions.


                       High Bid                       Low Bid
                       --------                       -------
Common Stock
------------
1996
3rd Quarter            $  4.75                       $ 2.88
4th Quarter            $  6.00                       $ 3.00

                                           High Bid                     Low Bid
                                           --------                     -------

1997
1st Quarter                               $  6.50                       $ 4.50
2nd Quarter                               $  5.75                       $ 4.00
3rd Quarter                               $  7.38                       $ 3.50
4th Quarter                               $  8.75                       $ 4.63

1998
1st Quarter(through September 24, 1997)   $  8.69                       $ 7.13

Units
1996
3rd Quarter                               $  6.50                       $ 5.38
4th Quarter                               $ 10.00                       $ 5.25

1997
1st Quarter                               $  9.72                       $ 6.75
2nd Quarter                               $ 11.00                       $ 8.25
3rd Quarter                               $  9.75                       $ 6.75
4th Quarter                               $ 14.13                       $ 6.38

1998
1st Quarter(through September 24, 1997)   $ 13.75                       $10.00

Class A Warrants
1996
3rd Quarter                               $ 3.00                        $1.50
4th Quarter                               $ 2.87                        $1.58

1997
1st Quarter                               $ 3.00                        $2.25
2nd Quarter                               $ 5.00                        $2.75
3rd Quarter                               $ 2.38                        $1.25
4th Quarter                               $ 3.88                        $1.06

1998
1st Quarter(through September 24, 1997)   $ 3.875                       $2.00

Class B Warrants
1996
3rd Quarter                               $ 1.62                        $ .62
4th Quarter                               $  .88                        $ .62

1997
1st Quarter                               $ 1.25                        $ .25
2nd Quarter                               $ 1.50                        $ .63
3rd Quarter                               $ 1.50                        $ .59
4th Quarter                               $ 1.94                        $ .39

1998
1st Quarter(through September 24, 1997)   $ 1.875                      $ 1.00

           The Company has not declared or paid any dividends on the Common Stock and does not intend to declare or pay any dividends on the Common Stock in the foreseeable future. The Company currently intends to reinvest earnings in the development and expansion of its business. The declaration of dividends in the future will be at the election of the Board of Directors and will depend upon earnings, capital requirements and the financial position of the Company, general economic conditions and other relevant factors.

           As  of  September   24,   1996,   there  were   approximately   1,430
shareholders, both of record and beneficial, of the Company's Common Stock.

           In January, 1997, the Company entered into a stock option agreement with Barretto Pacific Corporation ("BPC") pursuant to which the Company granted BPC an option to purchase 25,000 shares of Common Stock at an exercise private of $3.75 per share. Such option shall expire 180 days after the effectiveness of the Registration Statement on Form S-1 with respect to the registration of the Company's Debentures (as defined in the following paragraph) and certain other securities of the Company as filed on August 13, 1997. Such option was granted in consideration of certain services rendered by BPC for the Company. The Company believes that such transaction is exempt from the registration provisions of the Act in reliance on Section 4(2) of the Securities Act of 1933, as amended (the "Act").

           In April 1997 through August, 1997 the Registrant completed a private placement of 10,000 senior Subordinated Convertible Debentures due June 15, 2004. The Registrant believes that such private placement is exempt from the registration provisions of the Act in reliance upon Regulation D and Regulation S promulgated under the Act. Value Investing Partners, Inc. earned a commission equal to $700,000, a non-accountable expense allowance equal to $100,000 and will receive 10 year warrants to purchase 135,000 shares of Common Stock at an exercise price of $6.00 per share with respect to such private placement. (See
Item 12 "Certain Relationships and Related Transactions - FSAC Escrow Agreements," for a description of the issuance of additional shares of Common Stock in May 1997. The Company believes that such transaction is exempt from the registration provisions of the Act in reliance on Section 4(2) of the Act.)

ITEM 6.   SELECTED FINANCIAL DATA

SELECTED HISTORICAL AND PRO FORMA
CONDENSED COMBINED FINANCIAL DATA

           The following selected financial data for Starpak and L.S. Pressings, the Company's predecessor, as of and for the periods presented have been derived from the combined audited financial statements of Starpak and L.S. Pressings. The unaudited financial data, in the opinion of management, contain all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of such data. The results of the interim periods are not necessarily indicative of the results of a full year. All of the financial data set forth below should be read in conjunction with the information appearing under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                  SELECTED FINANCIAL INFORMATION

                                        Predecessor Company (1)    March 1, 1995             The  Company
                                        -----------------------    -------------             ------------
                                      Years ended February 28,      to June 30,     July 1, 1995         July 1, 1996
                                      --------------------------    -----------     -------------        ------------
                                                                        1995       to June 30, 1996     to June 30, 1997
                                                                        ----       -----------------    ----------------
                                         1993          1994        1995
Statement of Operations Data               $            $            $            $            $              $
                                        -------       -------      -------     -------     ----------      ---------
Net sales..........................   6,256,667     6,851,457    8,826,856   3,297,507     14,911,097     66,575,931
Total operating expenses...........   5,818,092     6,414,144    8,179,083     292,806     19,833,942(3)  61,134,362
Operating income...................     438,575       437,313      647,773     334,701     (4,922,845)     5,441,569
Interest paid......................     223,314       180,960      152,163      18,801        856,733(4)     858,067
Net income before tax and minority
    interests......................     269,251       321,319      536,440     359,045     (5,248,942)     8,379,511(5)
Net Income after tax...............     138,839       207,916      313,882     213,829     (5,737,560)     6,683,165


                                                      Predecessor Company (1)
                                                            February 28,
                                                                                June
                                                                                 30,                      June 30,1997
                                         1993          1994          1995       1996
Balance Sheet Data                         $             $             $          $                            $
                                        -------       -------      -------     -------     ----------      ---------
Total assets.......................    3,976,769     3,976,974   5,161,709    23,604,994                   64,197,149
Long term liabilities..............    1,140,244     1,112,391   1,123,665     2,361,372                   13,341,758
Net working capital................    1,177,250     1,194,931   1,366,602     4,624,417                   26,196,023
Stockholders' equity...............    1,527,356     1,580,826   1,828,656    12,792,376                   23,220,014

-----------

(1) Represents the combined results for Starpak and L.S. Pressings, which are deemed to be the predecessor of the Company due to the Common ownership and control of such entities. The Company's fiscal year end is June 30.

(2)  No dividends were declared or paid during the periods presented.

(3) Includes a one time non cash escrow shares charge of $6,314,000 related to the release of 1.1 million shares under the terms of an Earnout Escrow Agreement between the Company, certain shareholders and the Underwriter of the Company's Initial Public Offering.

(4) Includes a non cash charge of $396,000 relating to costs incurred in connection with a November 1995 Bridge Note Financing.

(5) Includes a net gain of $3,327,478 on the sale of investment in First SA Food Holdings, Ltd., L.C. As well as a minority interest of $35,224.

                         PRO FORMA FINANCIAL INFORMATION

The pro-forma information has been prepared assuming that the acquisitions had taken place and that operations had commenced on July 1, 1995.

The pro-forma information does not purport to be indicative of the results that would have been obtained if the acquisitions had occurred at the beginning of the period, nor is it indicative of future results.

                   PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
               FOR THE YEARS ENDED JUNE 30, 1996 AND JUNE 30, 1995
                                   (unaudited)


                                                   Proforma (Unaudited)
                                                   --------------------
                                                 Year ended     Year ended
                                                  June 30,       June 30,
                                                    1997           1996
                                                     $              $
                                                 -----------    -----------

Revenues                                          78,596,647     71,374,856
                                                 -----------    -----------

Operating  expenses
   Cost of sales                                  46,006,407     42,259,173
   Selling, general and administrative costs      26,575,103     23,636,005
   Non cash escrow share charge                         --       6 ,314,000
                                                 -----------    -----------
                                                  72,581,510     72,209,178
                                                 -----------    -----------
Operating (loss)/income                            6,015,137       (834,323)

Other income                                       3,904,884        872,766
Interest expense                                    (823,912)   (1,524 ,287
                                                 -----------    -----------
(Loss)/income before income taxes and minority     9,096,109     (1,485,844)
    interests
Provision for taxes on income                    (1,834, 833)    (2,049,047)
                                                 -----------    -----------
Minority interest in consolidated subsidiary
   companies                                        (135,224)          --
                                                 -----------    -----------
Net (loss)/income                                  7,136,979     (3,534,891)
                                                 ===========    ===========

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

           The Company was incorporated in September 1995 to acquire, own and operate closely held companies in South Africa with annual sales in the range of approximately $5 million to $50 million. In this regard, the Company, through its South African subsidiaries has acquired twelve South African companies (collectively, the "Acquisitions" engaged in the following industry segments.

           1. Packaging equipment and materials through Starpak, Alfapak and Pakmatic
           2. Metal washers used in the fastener industry through LS Pressings and Paper and Metal.
           3.         Air conditioning and  refrigeration  machinery  components though Europair Refrigeration and First Strut.
           4.         Processed foods through  Piemans  Pantry,  Astoria Bakery,
                      Seemanns and Gull Foods.

           See "Business" and "Certain Transactions." The Company has funded itself since inception primarily through stockholders' loans and capital contributions and the Bridge Financing of Notes and Warrants and the proceeds if its Initial Public Offering completed in January 1996, as well as the issuance of subordinated convertible debentures. The Company anticipates that it will derive revenues primarily through income generated from the operations of acquired operating companies in South Africa.

           The annual rate of inflation in South Africa for the periods set forth below was as follows:


     Fiscal Year 1996             Fiscal Year 1997
     ----------------             ----------------
           6.9%                          8.8%

           The average rate for the South African Rand against the U.S. dollar for the periods under discussion were as follows:


                                 Fiscal Year 1996         Fiscal Year 1997
                                 ----------------         ----------------
                                    $1 = R3.85               $1 =R4.53
      Depreciation of                                          17.7%

           As the Company's results are reported in U.S. dollars, but revenues and earnings are primarily generated in South African Rand, the local inflation rate and the depreciation of the South African Rand against the US dollar for the periods in question are important to further the understanding of the Company's results. In general, if the rate of depreciation of the South African Rand to the U.S. dollar for any comparable period is greater than the South African rate of inflation for that same period then the Company would have had to generate local revenues and earnings in excess of the South African inflation rate in order to maintain dollar parity. For the period ended June 30, 1997, the depreciation of the South African Rand to the dollar equaled 17.7% while the annual rate of inflation was 8.8%. In order for the Company to report dollar growth in revenues and earnings it would need to have generated growth of over 8.9% in inflation adjusted numbers through its local South African operations. The results, therefore, for the period indicated above as reflected in U.S. dollars, is in excess of inflation adjusted South African Rand for revenue and earnings growth.

Results of Operations

           This discussion should be read in conjunction with the Selected Historical and Pro Forma Combined Financial Data and the financial statements and notes thereto appearing elsewhere in this document. In this discussion, "Pro Forma" includes all the combined results for the Company's acquisitions that have been consummated since the Company's Initial Public Offering in January. The "Pro Forma" results may not be representative of the actual results that would have been achieved had such events actually occurred at the beginning of the periods indicated.

                      FIRST SOUTH AFRICA CORPORATION, LTD.
                                     Bermuda
                                Listed on NASDAQ


================================================================================
First South Africa                First South African Holdings
 Management Corp.                         South Africa
     Delaware
--------------------------------------------------------------------------------
                                              First SA Food Holdings
                                              Listed on Johannesburg
                                                  Stock Exchange

                                                  Specialty Food                                           Air Conditioning and
                      Fasteners                    Manufacturing                  Packaging                    Refrigeration

                   L.S. Pressings                 Piemans Pantry*                  Starpak                       Europair
                Acquired January 1996           Acquired June 1996          Acquired January 1996          Acquired January 1996
             Purchase price: $1,900,905     Purchase price: $9,200,000    Purchase price: $838,545      Purchase price: $1,029,206

                    Paper & Metal                 Astoria Bakery*                  Alfapak                Europair Refrigeration
                 Acquired April 1996            Acquired July 1996         Acquired November 1996           Acquired April 1996
              Purchase price: $380,000      Purchase price: $4,400,000    Purchase price: $300,000       Purchase price: less than
                                                                                                                 $100,000
                                              Seemanns Meat Products*             Pakmatic                      First Strut
                                              Acquired November 1996         Acquired April 1997            Acquired July 1996
                                            Purchase price: $5,300,000    Purchase price: $1,228,000      Purchase price: $600,000
                                                    Gull Foods*
                                               Acquired January 1997
                                             Purchase price: $9,000,000

* These acquisitions include contingent payments based on a multiple of future earnings. The purchase prices reflected for these acquisitions include the Company's current estimate of the total price to be paid after all contingent payments are made.

           Due to the lack of comparative prior financial periods, and in order to provide a meaningful reference point in the Management's Discussion and Analysis, comparative twelve month pro forma results have been added for the periods ended June 30, 1997 and 1996 respectively. These pro forma results include the results for all of the Company's acquisitions, including those made after January 24, 1996. Attention is drawn to the Management's Discussion and Analysis for the Pro Forma periods mentioned above. This section provides the most meaningful analysis of the Company's performance on a broader time scale.


                                           Proforma (Unaudited)
                                                Year Ended           Year Ended
                                               June 30, 1997       June 30, 1996

Costs of sales ...................................  58.0%              59.2%
Gross profit .....................................  41.5%              40.8%
Selling, general and administrative expenses .....  33.8%              33.1%
Interest expense .................................   1.0%               2.1%
Operating income (pre non cash escrow charge) ....   7.7%               7.7%
Other income (net of other expenses) .............   5.0%               1.2%
Income before income taxes( pre non cash escrow
    charge) ......................................  11.4%               6.8%
Income before income taxes .......................  11.4%              (2.1%)


           Pro Forma Twelve Months Ended June 30, 1997
           Compared to Pro Forma Twelve Months Ended June 30, 1996

           Pro-forma sales for the 12 months ended June 30, 1997 increased 10.1% to $78,596,647 from $71,374,856 for the period ended June 30, 1996. In local currency, this increase was equal to approximately 28% which reflects a net growth after inflation of approximately 19%. For the year ended June 30, 1997 the Company's processed foods operations contributed approximately 65.7% of the Company's sales versus 67.7% for 1996. Air conditioning and refrigeration segment for 1997 contributed approximately 15.8% of sales versus 12% for 1996. The packaging equipment segment for 1997 contributed approximately 12.9% of sales versus 12.8% for 1996. While the fastener segment for 1997 contributed approximately 5.6% of sales versus 7.5% for 1996. Sales in all business segments increased, except for the fastener segment. The overall increase can be attributed to increasing demand for the Company's products as the middle class base of consumers continues to grow as South Africa continues its transition to more broad based economic participation. In addition, the Company's subsidiaries have continued to purchase additional manufacturing capacity to take advantage of this demand.

           Pro-forma cost of goods sold were $46,006,407 and $42,259,173 for the twelve months ended June 30, 1997 and 1996 respectively. This represented 58.5% of sales for the twelve months ended June 30, 1997 versus 59.2 % for the corresponding period in 1996. For the year ended June 30, 1997 the pro-forma cost of goods for the Company's processed foods operations was approximately 56% versus 58% for 1996. Air conditioning and refrigeration segment for 1997 was approximately 66% versus 60% for 1996. The packaging equipment segment for 1997 was approximately 59% versus 56% for 1996. While the fastener segment for 1997 was approximately 62% versus 60% for 1996. The overall decrease can therefore be primarily explained by improved productivity in the food companies due to increased automation.

           Pro-forma sales, general and administrative costs increased to $26,575,103 from $23,636,005 for the twelve months ended June 30, 1997 and 1996 respectively. This represented 33.8% of sales for the twelve months ended June 30, 1997 versus 33.1% for the corresponding period a year earlier. For the year ended June 30, 1997 the SG and A expenses for the Company's processed foods operations was approximately 34.5% of sales versus 34.4% for 1996. Air conditioning and refrigeration for 1997 was 30% versus 33.5% in 1996. The packaging equipment segment for 1997 was 29.2% versus 31.6% in 1996. While the fastener segment for 1997 was 14.1% versus 13.2% for 1996. This increase is primarily attributable to the Company's net corporate expenses. The Company was formed in September 1995 and completed its Initial Public Offering in January of 1996. As a result the pro-forma results for fiscal 1996 do not reflect a full charge for the Company's corporate overhead. During fiscal 1996, the Company expended approximately $400,000 in corporate overhead, while in 1997 this number increased to approximately $1.4 million. In addition, under the terms of certain executive employment agreements, the Company recorded approximately $300,000 in bonuses related to the gain on the sale of 30% of First SA Food Holdings, Ltd., as part of its general SG&A expense.

           Pro-forma Interest expenses decreased to 823,912 during the twelve months ended June 30, 1997 from $1,524,827 for the twelve months ended June 30, 1996. Most of this decrease can be attributed to a non-cash charge of $396,000 that the Company took in connection with its November 1995 private placement of Bridge Notes. In addition some of the Company's operating subsidiaries generated interest on net cash balances which reduced the Company's consolidated net interest.

           Proforma other income was $3,904,884 and $872,766 for the twelve months ended June 30, 1997 and 1996, respectively. This increase is primarily attributable to a net gain of $3,327,478 on the sale of the Company's investment in First SA Food Holdings Ltd. In June 1997, the Company completed the Initial Public Offering of 5,000,000 ordinary shares of common stock of its subsidiary First SA Food Holdings, which shares are listed on the Johannesburg Stock Exchange; an institutional private placement in South Africa of 20,000,000 ordinary shares of common stock of FSA Food, and a private placement of 12,500,000 ordinary shares of common stock to management and staff. As of September 30, 1997 the Company owned 70% of First SA Food.

           The Company recorded a non-cash escrow share charge of $6,314,000 for the year ended June 30, 1996. This charge relates to the release of 1,100,000 shares of Class B Common Stock from an Earnout Escrow Agreement that the Company entered into with the underwriter of its January 24, 1996 Initial Public Offering. Under the terms of this agreement, 1,100,000 shares were deposited in escrow subject to the Company achieving certain pre-tax Pro Forma earnings results. As the pro forma results for June 30, 1996 met the earnout requirements of this agreement, the Company took this one time non-cash charge which was calculated by multiplying 1,100,000 shares by the then current bid price of the Company's Common Stock. The $6,314,000 charge was reflected as additional Capital in Excess of Par in the June 30, 1996 Balance Sheets.

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - PREDECESSOR COMPANY.

           The annual rate of inflation in South Africa for the period set forth below was as follows:


         1993                    1994                   1995
         ----                    ----                   ----
         13.9%                   9.7%                   8.6%

           The average rate for the South African Rand against the U.S. dollar for the periods under discussion were as follows:


      Fiscal Year 1993          Fiscal Year 1994       Fiscal Year 1995
      ----------------          ----------------       ----------------
         $1 = R2.90                $1 = R3.32             $1 = R3.53
      Depreciation of                14.48%                  6.3%

           Based on these figures, in evaluating the comparable sales and expense numbers for the companies in question for the period ended February 28, 1995 versus the period ended February 28, 1994, approximately 3.5% of the increase in sales and expenses can be attributed to the net effect of the rate of inflation of South Africa. The calendar year figures are provided with the fiscal year figures as set forth above to provide an effective comparison of inflation figures for the periods in question.

           Results of Operations

           This discussion should be read in conjunction with the Selected Historical and Pro Forma Combined Financial Data and the financial statements and notes thereto appearing elsewhere in this Prospectus. In this discussion, "Historical" reflects the combined historical financial data of Starpak and L.S. Pressings. Prior to the Company's Initial Public Offering, such entities were each principally owned by FSA Stock Trust, a principal stockholder of the Company, and are therefore treated as the Company's predecessor. "Pro Forma" assumes the consummation of this Offering and the acquisition of Europair.

COMBINED RESULTS FOR STARPAK AND L.S. PRESSINGS

                                   Period from March 1. 1995
 As Percentage of Sales                to June  30, 1995    1995        1994         1993
-----------------------                -----------------    ----        ----         ----
                                                           Fiscal Year Ended February 28,
                                                           ------------------------------
Costs of sales................................. 57.0%       57.3%        65.9%       66.0%
Gross profit................................... 43.0%       42.7%        34.1%       34.0%
Selling, general and administrative expenses... 32.8%       35.4%        27.7%       27.0%
Interest expense...............................   .05%       1.7%         2.6%        3.6%
Operating income............................... 10.1%        7.3%         6.4%        7.0%
Other income (net of other expenses)...........  1.3%        0.5%         0.9%        0.9%
Income before income taxes..................... 10.9%        6.1%         4.7%        4.3%

           Twelve Months Ended February 28, 1995 Compared to Twelve Months Ended February 28, 1994

           Historical sales for the twelve months ended February 28, 1995 increased 28.8% to $8,826,856 from $6,851,457 for the period ended February 28, 1994. As adjusted for inflation, historical sales volume increased approximately 25%. The increase included a 48% increase in sales of L.S. Pressings (or approximately 45% volume increase) and a .05% decrease (a 3% volume increase adjusting for inflation) in the sales of Starpak. The overall growth in the volume of sales of the companies can be primarily attributable to the improvement in macro-economic conditions in South Africa following the April 1994 elections, as described above.

           The Historical cost of goods sold were $5,058,749 and $4,513,384 for the twelve months ended February 28, 1995 and 1994, respectively. This represented 57.3% of sales for the twelve months ended February 28, 1995 versus 65.9% for the corresponding period a year earlier. Decreases in cost of goods sold were experienced in both Starpak and L.S. Pressings and can be attributed primarily to more efficient production that resulted from the increase in revenues, as both companies have relatively fixed manufacturing overhead costs. In addition, labor costs as a percentage of sales were reduced, as there were a number of work stoppages in support of political causes prior to the elections which negatively impacted on the cost of sales for the year ended February 28, 1994.

           Historical sales, general and administrative costs increased 64% to $3,120,334 from $1,900,760 for the twelve months ended February 28, 1995 and 1994, respectively. This represented 35.4% of sales for the twelve months ended February 28, 1995 versus 27.7% for the corresponding period a year earlier. These increases were experienced in both companies and can be attributed primarily to increased expenditures in administrative personnel as well as an increase of $213,280 in management profit sharing bonuses which resulted from an increase in operating profits.

           Historical interest expenses declined to $152,163 during the twelve months ended February 28, 1995 from $180,960 for the twelve months ended February 28, 1994. This decrease can be attributed primarily to a decline in the average level of borrowings during the year. However, in order to support expansion, the companies increased their investment in fixed assets during the last quarter of the fiscal year. As a result, despite the lower average level of borrowings during the year, the aggregate interest-bearing debt at February 28, 1995 was $1,180,000 while the corresponding balance at February 28, 1994 was $1,070,000.

           Historical other income was $40,830 and $64,966 for the twelve months ended February 28, 1995 and 1994, respectively. The decrease can be attributed primarily to a decline in other income earned by Starpak due to the release of bad debt provisions in 1994, as well as a loss on the disposal of fixed assets.

           During fiscal 1995 the South African tax authorities lowered corporate income taxes from 40% to 35%. This has resulted in a 5% increase in net income for the company for the year ended February 28, 1995 as compared to the corresponding period in 1994.

           Twelve Months Ended February 28, 1994 compared to Twelve Months Ended February 28, 1993.

           Historical sales for the twelve months ended February 28, 1994 increased 9.5% to $6,851,457 from $6,256,667 for the period ended February 28, 1994. The increase included a 3.7% increase in volume sales of L.S. Pressings, and a 9.3% increase in the volume sales of Starpak.

           Historical cost of goods sold were $4,513,384 and $4,128,047 for the twelve months ended February 28, 1994 and 1993, respectively. This represented 65.9% of sales for the twelve months ended February 28, 1994 versus 66.0% for the corresponding period in the prior year.

           Historical sales, general and administrative costs increased to $1,900,760 from $1,690,045 for the twelve months ended February 28, 1994 and 1993, respectively. This represented 27.7% of sales for the twelve months ended February 28, 1994 versus 27.0% for the corresponding period in the prior year.

           Historical interest expenses declined to $180,960 during the twelve months ended February 28, 1994 from $223,314 for the twelve months ended February 28, 1993. This decrease can be attributed primarily to a decline in the level of borrowings. The reduction in interest expense for the fiscal year ended February 28, 1994 relative to fiscal year ended February 28, 1993 was due principally to a reduction in interest rates, as the prime borrowing rate was reduced from 20.25% at February 28, 1993 to 15.25% at February 28, 1994.

           Historical other income was $64,996 and $53,990 for the twelve months ended February 28, 1994 and 1993, respectively.

LIQUIDITY AND CAPITAL RESOURCES

           In January 1996, the Company raised approximately $9 million in net proceeds after all fees and expenses from its Initial Public Offering. In May 1997, the Company raised approximately $9.2 million in net proceeds from the issuance of 10,000 9% convertible debentures. Such debentures mature on June 15, 2004 and are convertible any time prior to maturity at a price of $6.00 per share. In June 1997, the Company's subsidiary, First SA Food Holdings, raised approximately $16.5 million in cash through the placement of its shares in South Africa. Of this amount, approximately $5.5 million was retained by First South African Holdings, while the remainder was retained by FSA Foods. Proceeds from these offerings have been and will continue to be primarily utilized to fund the Company's acquisitions as well as to provide a certain amount of working capital to its South African subsidiaries.

           As of June 30, 1997, the Company had cash of $19,889,111 with working capital of $26,196,023. As of June 30, 1996, the Company had a total of $15,015,170 in debt, of which amount $10 million related to the Company's 9% subordinated convertible debentures with the remainder being bank debt. Of the bank debt, $1,673,712 was classified as current. The Company currently has $3,537,000 available in bank credit lines, which lines are unsecured and renewable on an annual basis.

           Cash flows provided by operating activities for the period ended June 30, 1997 totaled $2,730,571. Cash flows used in investing activities for the period ended June 30, 1997 totaled $920,272 of which the Company realized $16,479,827 on the disposal of its investment in First SA Food Holdings Ltd. The Company expended $11,431,059 on the acquisition of subsidiaries, $1,801,032 on the acquisition of recipes and other intellectual property, and purchased $2,142,954 in net addition to property, plant and equipment of its subsidiaries. Net cash provided by financing activities generated $11,759,220 during the period ended June 30, 1997.

           As of June 30, 1997, the Company had cash of approximately $20 Million. Under the various acquisition agreements, the Company anticipates having to spend approximately $3.2 million in cash for its contingent payments over the next 12 months as well as approximately $2.2 million in stock. The Company anticipates that this cash and operating cash flows will be sufficient to fully fund these payments as well as fund the capital expenditures for its various operations. Excess cash will also be utilized to fund additional acquisitions. In this regard, the Company entered into a letter of intent to acquire Fifers Bakery, a specialty confectionary manufacturer. Such acquisition is anticipated to close by the end of October 1997. The Company will expend approximately $1.6 million on closing to acquire this company. The Company anticipates that any longer term contingent acquisition payments will be funded out of operating cash flows of the acquired entities.

           The Company's operating subsidiaries generally collect their receivables within 65 - 90 days and reserve approximately 5.8% for doubtful accounts. Historically, the companies' operating and capital needs have been met by internal cash flow and outside bank borrowing. It is management's belief that capital expenditures for the foreseeable future can continue to be met by internal cash flow and bank borrowing. The Company's operating subsidiaries engage in certain hedging transactions with respect to certain overseas purchases in order to lock in a specified exchange rate. In addition, in July 1997, the Company, through Swiss Bank Corporation, purchased a 12 month option to acquire the equivalent of $10 million in South African Rand at the strike price of R5.50 to the Dollar. This option has the effect of hedging $10 million of the Company's fiscal 1998 earnings, in the event the exchange rate of the South African Rand falls below this strike price. The cost of such option was approximately $133,000 and is being amortized over the length of the option.

           The Company intends to continue to pursue an aggressive acquisition strategy in South Africa and anticipates utilizing a substantial portion of its cash balances and operating earnings to fund this strategy to the extent that suitable acquisition candidates can be identified.

           The Company may be required to incur additional indebtedness or equity financing in connection with future acquisitions. There is no assurance that the Company will be able to incur additional indebtedness or raise additional equity to finance future acquisitions on terms acceptable to management, if at all.

                         FIRST SOUTH AFRICA CORP., LTD.

                          INDEX TO FINANCIAL STATEMENTS


First South Africa Corp., Ltd.

Report of the independent auditors

Consolidated  Balance  Sheets at June 30,  1997
and 1996

Consolidated Statements of Income for the years ended June 30, 1997 and 1996, the period March
1 to June 30, 1995 and the year ended  February
28, 1995

Pro-forma Consolidated Statements of Income for
the  years   ended  June  30,   1997  and  1996
(Unaudited)

Consolidated Statements of Cash Flows for the years ended June 30, 1997 and 1996, the period
March 1 to June 30,  1995  and the  year  ended
February 28, 1995

Consolidated    Statement    of    Changes   in
Stockholders'   Investment   for   the   period
February 28, 1994 to June 30, 1997

Notes to the Consolidated Financial Statements for the years ended June 30, 1997 and 1996, the period March 1 to June 30, 1995 and the year ended February 28, 1995

                         FIRST SOUTH AFRICA CORP., LTD.

                       REPORT OF THE INDEPENDENT AUDITORS




 To the Board of Directors
 of First South Africa Corp., Ltd.


           In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of income, of cash flow and of changes in stockholders' investment present fairly, in all material respects, the financial position of First South Africa Corp., Ltd. and its subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for the years ended June 30, 1997 and 1996, the period March 1 to June 30, 1995 and the year ended February 28, 1995 in conformity with generally accepted accounting principles in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





Price Waterhouse
Sandton, South Africa
September 19, 1997

                         FIRST SOUTH AFRICA CORP., LTD.

                           CONSOLIDATED BALANCE SHEETS


                                     ASSETS
                                                          June 30,       June 30,
                                                            1997           1996
                                                             $               $
                                                       -----------    -----------
Current assets
           Cash on hand                                 19,889,111      4,682,035
           Trade accounts receivable                    12,000,224      5,833,542
           Less: Allowances for bad debts                 (696,279)      (402,333)
                                                       -----------    -----------
                                                        11,303,945      5,431,209
           Inventories (net)                             7,219,960      2,510,868
           Prepaid expenses and other current assets       934,263       451, 551
           Deferred charges (net)                          838,439           --
                                                       -----------    -----------
                     Total current assets               40,185,718     13,075,663
Property, plant and equipment                           16,197,605      9,000,334
Less: Accumulated depreciation                          (4,849,396)    (2,119,912)
                                                       -----------    -----------
                                                        11,348,209      6,880,422
Intangible assets (net)                                 12,620,822      3,363,923
Other assets                                                42,730         84,768
Loan to shareholder                                           --          126,668
Deferred income taxes                                         --           73,550
                                                       -----------    -----------
                                                        64,197,479     23,604,994
                                                       ===========    ===========

                         FIRST SOUTH AFRICA CORP., LTD.

                           CONSOLIDATED BALANCE SHEETS

                    LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current liabilities
           Bank overdraft payable                                       --          745,724
           Current portion of long term debt                       1,673,712      2,101,799
           Trade accounts payable                                  6,755,823      2,162,257
           Other provisions and accruals                           3,184,428      1,923,371
           Other taxes payable                                       654,653           --
           Income tax payable                                      1,721,079      1,518,095
                                                                 -----------    -----------
                     Total current liabilities                    13,989,695      8,451,246
                                                                 -----------    -----------

Long term debt                                                    13,341,758      2,361,372
Deferred income taxes                                                358,446           --
                                                                 -----------    -----------

                                                                  27,689,899     10,812,618
                                                                 -----------    -----------

Minority shareholders' investment                                 13,287,566           --

Stockholders' investment

Capital stock:

           A class common stock, $0.01 par value - authorized
           23,000,000 shares, issued and outstanding
           3,536,115 shares                                           35,361         22,000

           B class common stock, $0.01 par value - authorized
           2,000,000 shares, issued and outstanding
           1,822,500 shares                                           18,691         19,701

           Preferred stock, $0.01 par value, - authorized
           5,000,000 shares, issued and outstanding nil shares          --             --

           Capital in excess of par                               22,891,093     18,518,986
                                                                 -----------    -----------
Retained earnings                                                  2,803,065     (3,880,100)
Foreign currency translation adjustments                          (2,528,196)    (1,888,211)
                                                                 -----------    -----------
                                                                  64,197,479     23,604,994
                                                                 ===========    ===========

                         FIRST SOUTH AFRICA CORP., LTD.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                       Year ended     Year ended       March 1,      Year ended
                                                        June 30,       June 30,       to June 30,   February 28,
                                                          1997           1996            1995           1995
                                                           $              $                $             $
                                                       -----------    -----------    -----------    -----------
Revenues                                                66,575,931     14,911,097      3,297,507      8,826,856
                                                       -----------    -----------    -----------    -----------
Operating expenses
           Cost of sales                                37,869,755      8,385,511      1,881,686      5,058,749
           Selling, general and administrative costs    23,264,607      5,134,431      1,081,120      3,120,334
           Non cash compensation charge                       --        6,314,000           --             --
                                                       -----------    -----------    -----------    -----------
                                                        61,134,362     19,833,942      2,962,806      8,179,083
                                                       -----------    -----------    -----------    -----------
Operating income/(loss)                                  5,441,569     (4,922,845)       334,701        647,773
Gain on disposal of subsidiary stock                     3,327,478           --             --             --
Other income                                               468,531        539,636         43,145         40,830
Interest expense                                          (858,067)      (865,733)       (18,801)      (152,163)
                                                       -----------    -----------    -----------    -----------
Income/(loss) from consolidated companies
before income taxes and minority interests               8,379,511     (5,248,942)       359,045        536,440
Provision for taxes on income                           (1,572,049)      (488,618)      (145,216)      (222,558)
                                                       -----------    -----------    -----------    -----------
                                                         6,807,462     (5,737,560)       213,829        313,882
Minority interest in consolidated subsidiary
companies                                                 (135,224)          --             --             --
                                                       -----------    -----------    -----------    -----------
Net income/(loss) from consolidated companies            6,672,238     (5,737,560)       213,829        313,882
Equity in net earnings of affiliated companies              10,927           --             --             --
                                                       -----------    -----------    -----------    -----------
Net income/(loss)                                        6,683,165     (5,737,560)       213,829        313,882
                                                       ===========    ===========    ===========    ===========
Basic earnings/(loss) per share                              $1,30        ($3,03)    $       .39    $       .57

Fully diluted earnings per share                             $1,22        ($1,39)    $       .39    $       .57
Weighted average number of shares outstanding
       Basic earnings per share                          5,139,855      1,893,463        547,890        547,890
       Fully diluted earnings per share                  5,594,912      1,893,463        547,890        547,890

                         FIRST SOUTH AFRICA CORP., LTD.

                   PRO-FORMA CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                                           Year ended     Year ended
                                                            June 30,       June 30,
                                                              1997           1996
                                                          -----------    -----------
Revenues                                                   78,596,647     71,374,856
                                                          -----------    -----------
Operating expenses
           Cost of sales                                   46,006,407     42,259,173
           Selling, general and administrative costs       26,575,103     23,636,005
           Non cash compensation charge                          --        6,314,000
                                                          -----------    -----------
                                                           72,581,510     72,209,178
                                                          -----------    -----------
Operating income/(loss)                                     6,015,137       (834,322)
Gain on disposal of subsidiary stock                        3,327,478           --
Other income                                                  577,406        872,766
Interest expense                                             (823,912)    (1,524,287)
                                                          -----------    -----------
Income/(loss) from consolidated companies before income
 taxes and minority interests                               9,096,109     (1,485,843)
Provision for taxes on income                              (1,834,833)    (2,049,047)
                                                          -----------    -----------
                                                            7,261,276     (3,534,890)
Minority interest in consolidated subsidiary companies       (135,224)          --
                                                          -----------    -----------
Net income/(loss) from consolidated companies               7,126,052     (3,534,890)
Equity in net earnings of affiliated companies                 10,927           --
                                                          -----------    -----------
Net income/(loss)                                           7,136,979     (3,534,890)
                                                          ===========    ===========
Basic earnings/(loss) per share                                 $1,34        ($0,66)

Fully diluted earnings per share                                $1,25           --
Weighted average number of shares outstanding
       Basic earnings per share                             5,345,208      5,345,208
       Fully diluted earnings per share                     5,800,266           --

The pro-forma information has been prepared assuming that all acquisitions had taken place on July 1, 1995.

The pro-forma information does not purport to be indicative of the results that would have been obtained if the acquisitions had occurred at the beginning of the period, nor is it indicative of future results.

                         FIRST SOUTH AFRICA CORP., LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                Year ended     Year ended      March 1,      Year ended
                                                                 June 30,       June 30,      to June 30,   February 28,
                                                                   1997           1996           1995           1995
                                                                     $             $               $             $
                                                               -----------    -----------    -----------    -----------
Cash flows from operating activities:

           Net income/(loss)                                     6,683,165     (5,737,560)       213,829        313,882
           Adjustments to reconcile net income/(loss) to net
           cash provided by operating activities:
                     Non-cash compensation charge                     --        6,314,000           --             --
                     Depreciation and amortization               2,011,354        395,757         50,678         92,746
                     Deferred income taxes                         349,543        (90,559)          --          (69,295)
                     Net (gain)/loss on sale of assets            (198,473)       (22,523)         1,320         19,636
                     Net gain on sale of investment in
                         First SA Food Holdings Limited         (3,327,478)          --             --             --
                     Effect of changes in current assets
                         and current liabilities                (2,922,764)        10,185        (94,090)       (23,012)
                     Minority interest in consolidated
                         subsidiary companies                      135,224           --             --             --
                     Assets acquired at a discount                    --            7,307           --             --
                                                               -----------    -----------    -----------    -----------
Net cash provided by operating activities                        2,730,571        876,607        171,737        333,957
                                                               -----------    -----------    -----------    -----------
Cash flows from investing activities:

           Proceeds on disposal of investment in First
               SA Food Holdings Limited                         16,479,827           --             --             --
           Additions to property, plant and equipment           (3,325,153)      (453,768)      (166,124)      (327,039)
           Proceeds on disposal of property, plant and
               equipment                                         1,182,199           --             --             --
           Additional purchase price payments                   (2,023,835)          --             --             --
           Other assets acquired                                   (42,676)      (704,117)       (16,502)        22,053
           Decrease in loans to related companies                   80,969        145,823           (280)        45,241
           Acquisitions of subsidiaries (net of cash
               of $985,410)                                    (11,431,059)    (4,498,043)          --             --
                                                               -----------    -----------    -----------    -----------
Net cash used in investing activities                              920,272     (5,510,105)      (182,906)      (259,745)
                                                               -----------    -----------    -----------    -----------

                         FIRST SOUTH AFRICA CORP., LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Year ended     Year ended      March 1,      Year ended
                                                        June 30,       June 30,      to June 30,   February 28,
                                                          1997           1996           1995           1995
                                                            $             $               $             $
                                                      -----------    -----------    -----------    -----------
Cash flows from financing activities:

           Net (repayments)/borrowings in bank
               overdrafts                              (1,155,094)       135,941        119,473        (26,269)
           Borrowings of long term debt                10,601,298           --           93,202         93,618
           Repayments of long term debt                  (985,630)    (1,525,613)          --             --
           Increase in deferred debt issue costs         (853,683)          --             --             --
           Repayments in loans from related parties          --         (880,034)          --             --
           Borrowings in loans from related parties          --             --             --           30,473
           Borrowings in loans from stockholders             --          137,656           --             --
           Borrowings in short term debt                  689,682      1,954,673           --           81,972
           Repayments in short term debt                 (921,810)          --             --             --
           Proceeds on stock issues                     4,384,458      9,197,446           --             --
                                                      -----------    -----------    -----------    -----------
Net cash provided in financing activities              11,759,221      9,020,069        212,675        179,794
                                                      -----------    -----------    -----------    -----------
Effect of exchange rate changes on cash                  (202,988)      (448,787)        (9,783)       (16,573)
                                                      -----------    -----------    -----------    -----------
Cash generated by operations                           15,207,076     3,937, 784        191,723        237,433
Cash on hand at beginning of period                     4,682,035        744,251        552,528        315,095
                                                      -----------    -----------    -----------    -----------
Cash on hand at end of period                          19,889,111      4,682,035        744,251        552,528
                                                      ===========    ===========    ===========    ===========

                         FIRST SOUTH AFRICA CORP., LTD.

          CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS INVESTMENT

[Part 1 of 2]

                                              Capital stock                Capital stock
                                               First South   Capital in     LS Pressings
                                              Africa Corp.,   excess of         (Pty)
                                                   Ltd.          par            Ltd.
                                                    $             $               $
                                               -----------   -----------    -----------
Balance at February 28, 1994                          --            --          460,978
Net income                                            --            --             --
Translation adjustment                                --            --             --
                                               -----------   -----------    -----------
Balance at February 28, 1995                          --            --          460,978
Net income                                            --            --             --
Translation adjustment                                --            --             --
                                               -----------   -----------    -----------
Balance at June 30, 1995                              --            --          460,978
Issuance of stock to acquire predecessor
Starpak and LS Pressings                               150     1,208,628       (460,978)
Issuance of stock to acquire subsidiary
  companies                                             98     1,840,365           --
Other stock issues                                      28       260,024           --
Proceeds on First South Africa Corp, Ltd.
  stock issues                                      41,425     9,896,646           --
Share issue expenses written off                      --      (1,000,677)          --
Escrow stock released                                 --       6,314,000           --
Subsidiary assets acquired at a discount              --            --             --
Net loss                                              --            --             --
Translation adjustment                                --            --             --
                                               -----------   -----------    -----------
Balance at June 30, 1996                            41,701    18,518,986           --

    Issuance of stock to FSAH escrow agent          11,915          --             --
   Issuance of stock to acquire subsidiaries           190     4,357,228           --
        Proceeds on warrants exercised                 246       159,879           --
       Stock issue expenses written off               --        (145,000)          --
            Net income for the year                   --            --             --
            Translation adjustment                    --            --             --
                                               -----------   -----------    -----------


[Part 2 of 2]

                                             Capital stock    Capital in                    Foreign
                                                Starpak     excess of par                  currency
                                                 (Pty)      Starpak (Pty)   Retained      translation
                                                  Ltd.           Ltd.        earnings     adjustments           Total
                                                    $              $            $              $                  $
                                              -----------    -----------    -----------    -----------    -----------
Balance at February 28, 1994                        1,010        746,790      1,322,442       (950,394)       580,826
Net income                                           --             --          313,882           --          313,882
Translation adjustment                               --             --             --          (66,052)        66,052
                                              -----------    -----------    -----------    -----------    -----------
Balance at February 28, 1995                        1,010        746,790      1,636,324     (1,016,446)     1,828,656
Net income                                           --             --          213,829           --          213,829
Translation adjustment                               --             --             --          (24,488)       (24,488)
                                              -----------    -----------    -----------    -----------    -----------
Balance at June 30, 1995                            1,010        746,790      1,850,153     (1,040,934)     2,017,997
Issuance of stock to acquire predecessor
Starpak and LS Pressings                           (1,010)      (746,790)          --             --             --
Issuance of stock to acquire subsidiary
  companies                                          --             --             --             --        1,840,463
Other stock issues                                   --             --             --             --          260,052
Proceeds on First South Africa Corp, Ltd.
  stock issues                                       --             --             --             --        9,938,071
Share issue expenses written off                     --             --             --             --       (1,000,677)
Escrow stock released                                --             --             --             --        6,314,000
Subsidiary assets acquired at a discount             --             --            7,307           --            7,307
Net loss                                             --             --       (5,737,560)          --       (5,737,560)
Translation adjustment                               --             --             --         (847,277)      (847,277)
                                              -----------    -----------    -----------    -----------    -----------
Balance at June 30, 1996                             --             --       (3,880,100)    (1,888,211)    12,792,376

    Issuance of stock to FSAH escrow agent           --             --             --             --           11,915
   Issuance of stock to acquire subsidiaries         --             --             --             --        4,357,418
        Proceeds on warrants exercised               --             --             --             --          160,125
       Stock issue expenses written off              --             --             --             --         (145,000)
            Net income for the year                  --             --        6,683,165           --        6,683,165
            Translation adjustment                   --             --             --         (639,985)      (639,985)
                                              -----------    -----------    -----------    -----------    -----------


                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995

                          Capital stock             Capital stock  Capital stock Capital in                Foreign
                           First South  Capital in  LS Pressings     Starpak    excess of par             currency
                          Africa Corp.,  excess of      (Pty)         (Pty)     Starpak (Pty) Retained   translation
                               Ltd.         par         Ltd.           Ltd.        Ltd.       earnings   adjustments      Total
                                $            $            $              $             $           $          $             $
                           ----------   ----------   ----------   ----------   ----------   ----------   ----------    ----------
BALANCE AT JUNE 30, 1997       54,052   22,891,093          --           --           --     2,803,065   (2,528,196)   23,220,014
                           ==========   ==========   ==========   ==========   ==========   ==========   ==========    ==========

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995

1.       PRINCIPAL ACTIVITIES OF THE GROUP

         The principal activities of the group include the following:

         ENGINEERING INTERESTS
         The business of manufacturing, servicing and selling packaging machines, receiving commission income, receiving rental income, manufacture of washers for use in the fastener industry, manufacture and supply of air-conditioning products.

         FOOD INTERESTS
         The manufacture, sale and distribution of both ready to eat and ready for bake off pastry related food products, the manufacture, sale and distribution of high margin speciality breads and staple breads, the manufacture and sale of a wide range of prepared food products and the manufacture, sale and distribution of a wide range of processed meat products.


2.       ORGANIZATION

         First South Africa Corp., Ltd. (the "Company") was founded on September 6, 1995. The purpose of the Company is to acquire and operate in South African companies.

         The following subsidiaries/businesses acquired, were accounted for using the purchase method of accounting. The assets and liabilities were recorded at fair market value as determined by management:


                                                                             PURCHASE
                                                                               PRICE
                                                                           CONSIDERATION
         SUBSIDIARY/BUSINESS                             DATE ACQUIRED          $

Astoria Bakery CC and Astoria Bakery Lesotho (Pty) Ltd.   July 1, 1996       2,344,123
First Strut (Pty) Ltd.                                    July 1, 1996         175,836
Seemann's Quality Meat Products (Pty) Ltd. and
Hammer Street Investments CC                              November 1, 1996   2,989,077
Gull Foods CC and Trek Biltong CC                         January 1, 1997    5,288,629
Pakmatic Company (Pty) Ltd. and
Pakmatic Spares and Service (Pty) Ltd.                    March 1, 1997        924,379
                                                                            ----------
                                                                            11,722,044
                                                                            ==========

         The purchase consideration has been decreased to give effect to the debt ceded to the holding company in the acquisition of all subsidiaries/businesses with the exception of Gull Foods CC and Trek Biltong CC, which has no debt ceded to the holding company.

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995





2.       ORGANIZATION (continued)


                                                                       Combined
                                                                       purchase
                                                                    consideration
                                                                    and allocation
                                                                          $
                                                                    --------------
Acquisition costs
         Stock issued in lieu of cash                                 3,685,866
         Cash consideration (net of debt ceded to holding company)    7,897,235
         Other direct expenses                                          138,943
                                                                     ----------
 Purchase price to be allocated                                      11,722,044
                                                                     ==========
Summary allocation of purchase price
         Current assets                                               6,138,945
         Property, plant and equipment                                3,974,294
         Recipes and other intellectual property                      7,131,434
         Goodwill                                                       694,108
                                                                     ----------
Total assets acquired                                                17,938,781
         Current liabilities                                          4,055,918
         Long term debt                                               1,387,301
         Deferred income taxes                                           79,093
         Debt ceded to holding company                                  694,425
                                                                     ----------
Total liabilities assumed                                             6,216,737
                                                                     ----------
         Excess of assets over liabilities assumed                   11,722,044
                                                                     ==========

         The Company is required to make additional payments to the former owners based on a multiple of pre-tax earnings. These payments are to be made by the issue of stock and cash over the next two to three years. In fiscal 1997, the Company paid $2,023,835 in cash and stock under these contingent consideration arrangements.

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995


3.       SUMMARY OF ACCOUNTING POLICIES

         The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and incorporate the following significant accounting policies.

         Consolidation
         First South Africa Corp., Ltd., consolidates its majority owned subsidiaries. The consolidated financial statements include the accounts of the company, First South Africa Corp., Ltd. and its subsidiaries. Minority interests have been taken into account when determining the net income due to the Company. Material intercompany transactions have been eliminated on consolidation.

         Accounting estimates
         Preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, disclosure of contingent liabilities at the financial statement date and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Earnings per share
         Earnings per share on common shares is based on net income and reflects dilutive effects of any stock options and warrants which exist at year end.

         Intangible assets
         Goodwill resulting from acquisitions, recipes and other intellectual property, and trademarks are being amortised on a straight line basis over a period of twenty to twenty five years. If facts and circumstances were to indicate that the carrying amount of goodwill, recipes and other intellectual property is impaired, the carrying amount would be reduced to an amount representing the discounted future cash flows to be generated by the operation.

         Also included in intangible assets are non competition agreements relating to the Europair acquisition which are being amortized on a straight line basis over the six year term of the agreements.

         The company has adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121") "Accounting for the impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". No impairments in long-lived assets has taken place.

         Foreign currency translation
         The functional currency of the underlying companies is that of South African Rands. Accordingly, the following rates of exchange have been used for translation purposes:

         * Assets and liabilities are translated into United States Dollars using the exchange rates at the balance sheet date.

         * Common stock and capital in excess of par are translated into United States Dollars using historical rates at date of issuance.

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995



3.       SUMMARY OF ACCOUNTING POLICIES (continued)

         * Revenue, expenses, gains and losses are translated into United States Dollars using the weighted average exchange rates for each year.

         The resultant translation adjustments are reported in the component of shareholders' investment designated as "Foreign currency translation adjustment".

         Foreign assets and liabilities
         Transactions in foreign currencies arise as a result of inventory purchases from foreign countries and intercompany funding transactions between the subsidiaries and First South Africa Corp., Ltd. Transactions in foreign currencies are accounted for at the rates ruling on transaction dates. Exchange gains and losses are charged to the income statement during the period in which they are incurred. Foreign assets and liabilities of the group which are not denominated in United States Dollars are converted into United States Dollars at the exchange rates ruling at the financial year end or at the rates of forward cover purchased. Forward cover is purchased to hedge the currency exposure on foreign liabilities.

         Inventories
         Inventories are valued at the lower of cost and net realizable value, using both the first-in, first-out and the weighted average methods. The value of work-in-progress and finished goods includes an appropriate portion of manufacturing overheads. A valuation reserve has been established to reduce the values of certain identified inventories (determined to be obsolete or otherwise impaired) to their estimated net realizable values (market or selling price less costs to dispose).

         Property, plant and equipment
         Land  is  stated  at  cost  and  is  not  depreciated.   Buildings  are
         depreciated on the straight line basis over estimated useful lives of 20 years.

         Plant and equipment, and motor vehicles are written off over their estimated useful lives of 5 to 10 years.

         Income taxes
         Income tax expense is based on reported earnings before income taxes. Deferred income taxes represent the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Deferred taxes are measured by applying currently enacted tax laws.

         Fair value of financial instruments
         As at June 30 1997, the carrying value of accounts receivable, accounts payable and investments approximate their fair value. The carrying value of long term debt approximates fair value, as the debt, other than convertible debentures, interest rates are keyed to the prime lending rate. The convertible debentures are believed to approximate fair market due to their recent issuance in June 1997.

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995

3.       SUMMARY OF ACCOUNTING POLICIES (continued)


         Revenues
         Revenues comprise net invoiced sales of washers, manufactured packaging machines, spares and service charges, food products, air conditioning systems, fans and related accessories, and rental income. Combined revenues exclude sales to group companies. The company recognizes revenues on an accrual basis.


         Revenues are stated net of allowances granted to customers and trade discounts. Returns of defective products are offset against revenues. Due to the low incidence of warranty returns, where warranties are provided to customers, the warranty costs are charged to cost of goods sold as and when incurred.

         Gain on disposal of subsidiary stock
         Subsidiary stock disposed of during the period is recognized as a gain in the statement of income and is separately disclosed as a non operating gain.


4.       INVENTORIES

         Inventories consist of the following:


                                                    June 30,      June 30,
                                                     1997          1996
                                                       $             $
                                                  ----------    ----------
                  Finished goods                   4,032,523     2,077,679
                  Work in progress                   532,144       272,377
                  Raw materials and ingredients    2,365,213       501,562
                  Supplies                           716,081        93,055
                                                  ----------    ----------
                  Inventories (Gross)              7,645,961     2,944,673
                  Less:  Valuation allowances       (426,001)     (433,805)
                                                  ----------    ----------
                   Inventories (Net)               7,219,960     2,510,868
                                                  ==========    ==========

5.       DEFERRED CHARGES

         Represents the debt issue costs of the 9% convertible debentures amounting to $853,683. This charge is being amortized over the tenure of the debenture issue (Refer note 9). The charge for the current year is $15,244.

                             FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995

6.       PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment consists of the following:


                                                      June 30,       June 30,
                                                        1997           1996
                                                         $               $
                                                    -----------    -----------
             Land and buildings                       2,650,410      2,713,473
             Plant and equipment                     10,376,002      3,463,121
             Vehicles                                 3,153,985      1,789,905
             Capital work in progress                    17,208      1,033,835
                                                    -----------    -----------
             Total cost                              16,197,605      9,000,334
             Accumulated depreciation                (4,849,396)    (2,119,912)
                                                    -----------    -----------
             Net book value                          11,348,209      6,880,422
                                                    ===========    ===========
             Depreciation charge                      1,481,824        345,884
                                                    ===========    ===========

         Certain assets of the company are encumbered as security for the liabilities of the group (Refer note 9).

7.       INTANGIBLE ASSETS

         Intangible assets consist of the following:


                                                        June 30,       June 30,
                                                          1997           1996
                                                           $               $
                                                     -----------    -----------
                Recipes                               11,264,035      2,858,011
                Trademarks                               359,521           --
                Goodwill arising from acquisitions     1,099,475        414,610
                Non competition agreements               331,575        115,842
                                                     -----------    -----------
                Total cost                            13,054,606      3,388,463
                Accumulated amortization                (433,784)       (24,540)
                                                     -----------    -----------
                                                      12,620,822      3,363,923
                                                     ===========    ===========

                             FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995


8.       BANK OVERDRAFT FACILITIES

         The group has general short term banking facilities of $3,537,000 available. These facilities bear interest at the prime lending rate, which is currently 20,25%, and are repayable on demand. The terms of these facilities are generally less than twelve months, the facilities are secured by a cession over book debts, and have no covenants, renewable annually.

9.       SHORT AND LONG TERM DEBT

                                                        June 30,       June 30,
                                                          1997           1996
                                                            $              $
                                                     -----------    -----------
                Long term debt
                         9% Convertible debentures    10,000,000           --
                        Mortgage loans                 1,025,406      1,508,870
                        Equipment notes                3,990,064      1,904,980
                        Unsecured notes                     --          125,214
                                                     -----------    -----------
                                                      15,015,470      3,539,064
                 Less:  Current portion               (1,673,712)    (1,177,692)
                                                     -----------    -----------
                         Total long term debt         13,341,758      2,361,372
                                                     ===========    ===========
                Short term debt
                Current portion of long term debt      1,673,712      1,177,692
                Trade finance loan                          --          924,107
                                                     -----------    -----------
                                                       1,673,712      2,101,799
                                                     ===========    ===========


         9% Convertible debentures
         Convertible debentures issued in June 1997 are unsecured, senior, and subordinated, bearing interest at 9% per annum, payable quarterly. The debentures are convertible into shares of common stock at any time prior to maturity at a price of $6,00 per share (fair market value at debenture issue date). The debentures may be redeemed at the option of the Company from June 15, 1999 through June 14, 2003 at a redemption premium ranging from 109% to 102.5% of face value, depending on the redemption date.

         The debentures have mandatory sinking fund payments due in two equal installments totaling 67% of the outstanding fair value on June 15, 2002 and June 15, 2003, with the balance of the issue due at maturity on June 15, 2004.

         The Company has filed an S-1 Registration Statement for the shares issuable upon conversion.

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995

9.       SHORT AND LONG TERM DEBT (continued)

         The following covenants are in existence:

         * A restriction has been placed on the ability of the Company to pay any dividends and to repurchase stock.

         * A restriction has been placed on transactions with affiliates, whereby all transactions must be no less favorable than those on normal commercial terms.

         *        The   Company   may  not   adopt   any  plan  of   liquidation
                  (bankruptcy).

         Mortgage loans
         Mortgage loans are collateralized by first and second mortgage bonds over property with a net book value of $2,504,855. These loans are repayable in equal monthly instalments of $18,909 and equal annual instalments of $17,684 over periods ranging from five to twenty years and bear interest at rates ranging from 14,5% to 18,59%. Generally these interest rates are linked to the prime lending rate which is currently at 20,25%.

         Equipment notes
         Equipment notes are collateralized over movable assets with a net book value of $3,611,203. These loans are generally repayable in equal monthly instalments over a maximum period of five years. These loans bear interest at rates ranging from 7% to 1,75% above the prime lending rate, which is currently 20,25%.

         The following is a schedule of repayments of long term debt by year of repayment:


          Year ended June 30,                                  $
           1998                                            1,673,712
           1999                                            1,903,670
           2000                                              646,655
           2001                                              329,237
           Thereafter                                     10,462,196


10.      RETAINED EARNINGS

         Included in retained earnings is an amount of $7,307 which represents the excess of assets acquired over liabilities assumed in the purchase of the assets and liabilities of operating entities. This amount is not distributable until such time as the assets so acquired are disposed.

11.      OPERATING LEASES

         The group has several operating leases over land and buildings. These leases generally expire within the next five years. These leases generally contain renewal options at the fair market value at the date of renewal.

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995

         In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases.

         The following is a schedule of future minimum rental payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of June 30, 1997:


           Year ended June 30,                        $
           1998                                    634,295
           1999                                    685,880
           2000                                    614,060
           2001                                    573,914
           Thereafter                              631,270

         The following schedule shows the composition of total rental expense for all operating leases except those with terms of a month or less:


                             Year ended   Year ended     March 1,    Year ended
                              June 30,     June 30,     to June 30, February 28,
                                1997         1996          1995         1995
                                 $            $              $           $
           Minimum rentals    614,450      415,815        25,562       78,730
                              =======      =======        ======       ======


12.      GAIN ON DISPOSAL OF SUBSIDIARY STOCK

         During 1997, the Company formed First SA Food Holdings Limited ("FSA Food") to own all of its food interest companies.

         In June 1997, the Company sold an effective 30% interest in FSA Food through a private placement and subsequent public listing on The Johannesburg Stock Exchange.

         The gain on disposal recognized in the Statement of Income is made up as follows:


                                                                  Year ended
                                                                   June 30,
                                                                     1997
                                                                      $
                                                                  -----------
           Proceeds received                                       16,479,827
           Less: Net carrying value of shares of FSA Food         (13,152,349)
                                                                  -----------

           Net gain on sale of investment in subsidiary company     3,327,478
                                                                  ===========

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995


13.      OTHER INCOME

         Other income includes profit on disposal of assets, proceeds from insurance claims and commissions received.


                              Year ended   Year ended   March 1,    Year ended
                               June 30,     June 30,   to June 30,  February 28,
                                 1997         1996        1995        1995
                                  $             $           $           $
                                -------     -------     -------     -------
 Profit on disposal of assets   198,473        --          --          --
 Insurance claims and
     commissions received       270,058     539,696      43,145      40,830
                                -------     -------     -------     -------
                                468,531     539,696      43,145      40,830
                                =======     =======     =======     =======


14.      INCOME TAXES

         Income taxes are accounted for under Statement of Financial Standards No. 109 "Accounting for Income Tax" ("SFAS 109"), an asset and liability method. SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax bases and financial reporting bases of the company's assets and liabilities. In addition, SFAS 109 requires the recognition of future tax benefits such as net operating loss carryforwards, to the extent realization of such benefit is more likely than not.

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995

14.        INCOME TAXES (continued)

         The provision for income taxes charged to continuing operations was as follows:

                                  Year ended  Year ended     March 1,    Year ended
                                   June 30,    June 30,    to June 30,  February 28,
                                     1997        1996          1995         1995
                                      $            $            $            $
                                   ---------   ---------    ---------   ---------
Current:
   South African normal taxation   1,161,998     848,006      145,216     291,858
   Foreign normal taxation            62,345        --           --          --
                                   ---------   ---------    ---------   ---------
          Total current taxes      1,224,343     848,006      145,216     291,858
                                   ---------   ---------    ---------   ---------
Deferred:
   South African normal taxation     347,706    (359,388)        --       (69,300)
                                   ---------   ---------    ---------   ---------
         Total deferred taxes        347,706    (359,388)        --       (69,300)
                                   ---------   ---------    ---------   ---------
Provision for taxes on income      1,572,049     488,618      145,216     222,558
                                   =========   =========    =========   =========

         Deferred tax liability/(asset) at June 30, is comprised of the following:



                                                          June 30,     June 30,
                                                            1997         1996
                                                             $             $
                                                           --------    --------
               Property, plant and equipment                765,624     346,961
               Prepaid expenditure                            7,036      12,245
                                                           --------    --------
                          Gross deferred tax liabilities    772,660     359,206
                                                           --------    --------
               Accruals                                    (371,148)   (372,447)
               Deposits received on equipment sales         (42,813)    (60,309)
               Assessable losses                               (253)       --
                                                           --------    --------
                          Gross deferred tax assets        (414,214)   (432,756)
                                                           --------    --------
               Net deferred tax liability/(asset)           358,446     (73,550)
                                                           ========    ========

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995


14.        INCOME TAXES (continued)

           The provision for taxes on income differs from the amount of income tax determined by applying the applicable South African statutory income tax rate to pre-tax income from continuing operations as a result of the following differences:

           The Company reflects a taxable income of $8,892,317 after eliminating expenditure of $512,806 which is not allowable for tax purposes as this represents expenditure incurred in Bermuda, where no taxation laws are in existence. After eliminating the disallowable expenditure incurred in Bermuda, the tax rate reconciliation is as follows:

                                       Year ended    Year ended   March 1,     Year ended
                                        June 30,      June 30,   to June 30,  February 28,
                                          1997          1996        1995          1995
                                           %             %            %             %
                                          ------      ------      ------     ------
South African statutory tax rate            35.0        35.0        35.0       35.0
Disallowable expenditures                    1.3         0.7         5.0        1.0
Creation/utilization of assessable losses    3.2        (1.0)         --         --
Non taxable income - profit on sale of
   investment                              (12.9)         --          --         --
Non taxable income                          (1.1)         --          --         --
Foreign tax rate differential               (0.9)         --          --         --
Tax rate adjustment                           --          --          --        1.0
Transitional levy                             --          --          --       (2.0)
Capital allowances                          (6.5)       (2.0)         --         --
 Other                                      (0.4)         --          --        6.0
                                          ------      ------      ------     ------
                                            17.7        32.7        40.0       41.0
                                          ======      ======      ======     ======

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995


15.        CASH FLOWS

           The changes in assets and liabilities consist of the following:

                                                     Year ended     Year ended      March 1,       Year ended
                                                      June 30,       June 30,      to June 30,    February 28,
                                                        1997           1996           1995            1995
                                                          $              $              $              $
                                                     -----------    -----------    -----------    -----------
(Increase)/decrease in trade accounts                 (2,788,051)      (756,684)        36,382       (989,374)
  receivable                                          (3,158,181)       146,179       (357,614)        13,759
(Increase)/decrease in inventories
(Increase)/decrease in prepaid expenses and             (368,252)      (134,650)      (146,445)        15,906
  other current assets                                    (9,990)          --             --             --
Increase in income taxes prepaid                       1,872,035        360,265         91,094         97,479
Increase in trade accounts payable
Increase/(decrease) in other provisions and            1,096,189        (38,785)       127,573        659,078
  accruals                                               656,088           --             --             --
Increase in other taxes payable                         (222,602)       433,860        154,920        180,140
                                                     -----------    -----------    -----------    -----------
(Decrease)/increase in income taxes payable
                                                      (2,922,764)        10,185        (94,090)       (23,012)
                                                     ===========    ===========    ===========    ===========
 Supplemental disclosure of cash flow information:
Acquisition of subsidiaries is reconciled to
  the purchase consideration of the
   subsidiaries/businesses as follow:
Purchase consideration of subsidiaries/
  businesses                                         (11,722,044)    (4,502,789)          --             --
Add: Debts assumed                                      (694,425)          --             --             --
Less:Cash acquired                                       985,410          4,746           --             --
                                                     -----------    -----------    -----------    -----------
                                                     (11,431,059)    (4,498,043)          --             --
                                                     ===========    ===========    ===========    ===========
Interest paid                                            858,067        865,733         18,801        152,163
                                                     ===========    ===========    ===========    ===========

Taxes paid/(refunded)                                  1,513,166       (239,962)        (9,704)       118,834
                                                     ===========    ===========    ===========    ===========

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995


16.        EMPLOYMENT BENEFITS

           The group participates in various retirement benefit funding plans and health plans for the benefit of its employees.

           All of the retirement benefit funds are defined contribution plans and by nature of the funds there can be no unfunded obligations or responsibility on the employer. The only obligation of the group is the contribution to these plans which generally ranges from 6% to 9% of the employees' annual earnings.

           Amounts charged to pension costs and contributed by the Company to the funds were as follows:


                Year ended      Year ended       March 1,       Year ended
                 June 30,        June 30,       to June 30,    February 28,
                   1997            1996            1995            1995
                    $                $               $              $
Pension costs   497,788          99,028          37,440          84,438
                =======         =======         =======         =======


           The group and employees participate in various health plans which provide medical cover for employees on an annual basis. Neither the health plan nor the group are liable for post retirement medical costs. The contributions to the health plan are borne equally by the employee and the group except for a few salaried employees where the Company is responsible for 100% of the contribution. The Company has no liability for employees' medical costs in excess of the contributions to the health plan.

           Amounts charged to health plan costs and contributed by the Company were as follows:


                   Year ended      Year ended       March 1,       Year ended
                    June 30,        June 30,       to June 30,    February 28,
                      1997            1996            1995            1995
                       $                $               $              $
Health plan costs   336,706         242,186          42,366         123,233
                    =======         =======         =======         =======

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995

17.        PROFIT SHARE

           Management receive an annual bonus, determined at the discretion of the board of directors. The amounts paid to management were as follows:


                    Year ended     Year ended       March 1,     Year ended
                     June 30,       June 30,      to June 30,   February 28,
                       1997           1996            1995          1995
                         $             $               $             $
Profit share bonus   390,284        140,828            --         294,307
                     =======        =======        =======        =======


18.        BUSINESS SEGMENT INFORMATION

           The Company's operations have been classified into four business segments: packaging machinery, fastener industry, air conditioning and refrigeration components and processed foods. The packaging machinery segment includes the manufacture, import and distribution of packaging machinery. The fastener industry includes the manufacture and distribution of fasteners. The air conditioning and refrigeration components segment includes the manufacture, import and distribution of air conditioning and refrigeration related products. The processed foods segment includes the manufacture, processing and distribution of food related products for resale to wholesalers and retailers.

           Summarized financial information by business segment for the years ending June 30, 1997 and 1996 is presented. (Information prior to this date if not available)


                                                     Year ended      Year ended
                                                    June 30, 1997  June 30, 1996
                                                          $              $
                                                    -----------    -----------
Net sales:
    Packaging machinery                               7,838,872      5,102,597
    Fastener industry                                 4,399,591      4,458,636
    Air conditioning and refrigeration components    12,409,404      3,778,976
    Processed foods                                  41,928,064      1,570,888
                                                    -----------    -----------
                                                     66,575,931     14,911,097
                                                    -----------    -----------

Operating income:
    Packaging machinery                                 605,948        364,695
    Fastener industry                                   685,873        826,086
    Air conditioning and refrigeration components       355,408        297,049
    Processed foods                                   4,782,675        137,483
    Corporate                                          (988,335)    (6,548,158)
                                                    -----------    -----------
                                                      5,441,569     (4,922,845)
                                                    -----------    -----------

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995

                                                    Year ended    Year ended
                                                   June 30, 1997 June 30, 1996
                                                         $             $
                                                    ----------   ----------
Total assets:
    Packaging machinery                              4,979,316    2,660,370
    Fastener industry                                2,846,135    2,649,505
    Air conditioning and refrigeration components    4,041,505    3,491,366
    Processed foods                                 41,037,271    6,085,800
    Corporate                                       11,293,252    8,717,953
                                                    ----------   ----------
                                                    64,197,479   23,604,996
                                                    ----------   ----------

Depreciation and amortization:
    Packaging machinery                                183,376      150,797
    Fastener industry                                   76,223       65,440
    Air conditioning and refrigeration components      282,276       95,371
    Processed foods                                  1,311,669       56,692
    Corporate                                          157,810       27,457
                                                    ----------   ----------
                                                     2,011,654      395,757
                                                    ----------   ----------

Capital expenditure:
    Packaging machinery                              1,103,386       96,617
    Fastener industry                                   43,362       89,532
    Air conditioning and refrigeration components      508,018      133,217
    Processed foods                                  1,652,677       45,201
    Corporate                                           17,710        9,396
                                                    ----------   ----------
                                                     3,325,153      453,768
                                                    ----------   ----------


19.        EMPLOYMENT AGREEMENTS

           The Company has entered into employment agreements with two key employees. In terms of the agreements the two employees will devote substantially all of their business time to the group and receive annual salaries of $180,000 and $150,000 per annum. The salaries payable will not increase until thirteen months after the closing of the offering. The Company intends to pay the key employees an annual incentive bonus based on pre-tax profits. The option prices of $5.00 per share of Common Stock of the Company and 13.05 Rand per share of First South Africa Holdings (Proprietary) Limited Class B Common Stock granted in connection with various employment agreements represent the price of the respective shares of stock on the grant dates.

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995


20.        STOCK OPTION PLAN

           The board of directors have adopted the Company's 1995 Stock Option Plan. The Stock Option Plan provides for the grant of i) options that are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the code to key employees and ii) options not so intended to qualify ("Nonqualified Stock Options") to key employees (including directors and officers who are employees of the Company, and to directors and consultants who are not employees). The total number of shares of common stock for which options may be granted under the Stock Option Plan is 350,000 shares.

           The Stock Option Plan is to be administered by the Compensation Committee of the board of directors. The committee shall determine the terms of the options exercised, including the exercise price, the number of shares subject to the option and the terms and conditions of exercise. No options granted under the Stock Option Plan are transferable by the optionee other than by the will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by such optionee or his legal representatives.

           The exercise price of Incentive Stock Options granted under the plan must be at least equal to the fair market value of such shares on the date of the grant (110% of fair market value in the case of an optionee who owns or is deemed to own more than 10% of the voting rights of the outstanding capital stock of the Company or any of its subsidiaries). The maximum term for each Incentive Stock Option granted is ten years (five years in the case of an optionee who owns or is deemed to own more than 10% of the voting rights of the outstanding capital stock of the Company or any of its subsidiaries). Options shall be exercisable at such times and in such instalments as the committee shall provide in the terms of each individual option. The maximum number of shares for which options may be granted to any individual in any fiscal year is 210,000.

           The Stock Option Plan also contains an automatic option grant program for the non-employee directors. Each person who is a non-employee director of the Company following an annual meeting of shareholders will automatically be granted an option for an additional 5,000 shares of common stock. Each grant will have an exercise price per share equal to the fair market value of the common stock on the grant date and will have a term of five years measured from the grant date, subject to earlier termination if an optionee's service as a board member is terminated for cause.

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995


20.        STOCK OPTION PLAN (continued)

           The company has granted options to purchase 925,000 shares of common stock under the Plan as described in the table set forth below:


                                    OPTIONS GRANTED      PER SHARE
                                                       EXERCISE PRICE    EXPIRATION DATE          EXERCISABLE
Stock options granted during 1996        75,000             $5,00        January 24, 2001         Immediately

                                        150,000             $5,00                                  On the seventh
                                                                                              anniversary subject
                                                                                               to earlier vesting

                                                                                                   On the seventh
                                        150,000             $3,00                             anniversary subject
                                                                                               to earlier vesting

Stock options granted during 1997        25,000             $3,75                                     Immediately
                                        500,000             $4,75                                         250,000
                                                                                                     Immediately,
                                                                                              250,000 on June 24,
                                                                                                            1999.
                                         25,000             $3,75                                     Immediately
                                        925,000
                                        =======

           Options exercisable at June 30, 1997 totalled 555,000.

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995


21.        WARRANTS OUTSTANDING

           In connection with the initial public offering, consummated in January 1996, the Company issued 2,300,000 units. Each unit issued consisted of one share of common stock, one redeemable Class A warrant and one redeemable Class B warrant. In addition, an additional 100,000 warrants were issued to the underwriter pursuant to the underwriting agreement. Concurrently with the initial public offering the selling security holder offered 650,000 selling security holder warrants, 650,000 selling security holder Class B warrants issuable upon exercise of the selling security holder warrants and 1,300,000 shares of common stock issuable upon exercise of these selling security holder warrants and selling security holder Class B warrants. These selling security holder warrants are identical to the Class A warrants, except that there are certain restrictions imposed upon the transferability of these warrants.

           In consideration for the debenture offering the Company issued warrants over 135,000 shares of common stock at an exercise price of $6.00 per share, the fair market price at date of issuance.

           Class A warrants over 24,635 shares were exercised during the fiscal year resulting in proceeds to the Company of $160,125.

           Warrants outstanding at June 30, 1997 were as follows:

                        Number of
Warrant                  warrants   Exercise price     Expiry date           Entitlement
-------                  --------   --------------     -----------           -----------
Class A Redeemable       2,925,365      $6.50       January 24, 2001    One share of common
                                                                        warrants
                                                                        stock and one Class B
                                                                        warrant
Class B Redeemable       5,250,000      $8.75       January 24, 2001    One share of common
warrants                                                                stock

Debenture warrants         135,000      $6.00       July 31, 2007       One share of common
                                                                        stock


           The Class A warrants are redeemable beginning January 24, 1997, or earlier at the option of the Company with the underwriters consent, at a redemption price of $0.05 per Class A warrant, if the "closing price" of the Company's common stock trades at an average price in excess of $9.10 per share for any consecutive 30 trading day period, ending within 15 days of the notice of redemption. All Class A warrants are to be redeemed if any are to be redeemed.

           The Class B warrants are redeemable beginning January 24, 1997, or earlier at the option of the Company with the underwriters consent, at a redemption price of $0.05 per Class A warrant, if the "closing price" of the Company's common stock trades at an average price in excess of $12.25 per share for any consecutive 30 trading day period, ending within 15 days of the notice of redemption. All Class B warrants are to be redeemed if any are to be redeemed.

           The Company subsequent to year end, has indicated that it will make an offer to its warrant holders to redeem all Class A Warrants and Class B Warrants under the following terms and conditions:

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995


21.        WARRANTS OUTSTANDING (continued)

           * Two shares of common stock for three Class A and Class B Warrants surrendered
           *          One share of common  stock in  exchange  for three Class A
                      Warrants
           *          One  share of  common  stock in  exchange  for six Class B
                      Warrants

22.        FIRST SOUTH AFRICAN HOLDINGS ESCROW AGREEMENT

           The FSAH Escrow Agreement was executed prior to the closing of the offering and provided for the concurrent issuance and delivery of 729,979 shares of Class B common stock to the FSAH escrow agent. The FSAH Escrow Agreement is intended to provide security for the holders of First South African Holdings (Pty) Ltd Class B common stock, who are residents in South Africa and are prohibited in terms of South African law from holding shares in a foreign company. The FSAH Escrow Agreement provides that the parties to this agreement that are holders of FSAH Class B common stock will not sell such shares of stock, but may tender the shares to the FSAH escrow agent against payment therefore by the escrow agent, which payment may consist of the proceeds obtained from the sale of an equal number of Class B common stock of the Company, provided that the proceeds of the sale will be delivered to the holder of the Class B common stock in exchange for the shares in FSAH. These shares will be tendered to the Company and they will be immediately converted to FSAH Class A common stock.

           Since the consummation of the Company's initial public offering in January 1996, the Company has entered into FSAC Escrow Agreements with the FSAH escrow agent, FSAH and certain principal shareholders of the Company's subsidiaries which were acquired since January 1996. The terms of the FSAC Escrow Agreement are substantially similar to the terms of the FSAH Escrow Agreement, except that only the FSAH Escrow Agreement provided for the issue of shares of Class B common stock to the FSAH escrow agent while the FSAC Escrow Agreements provide for the issue of shares of common stock to the FSAH escrow agent which correspond to the issuances of FSAH Class B common stock by FSAH.

           A further 1,191,840 shares of common stock were issued to the FSAH escrow agent in terms of FSAC Escrow Agreements entered into during the fiscal year in connection with the acquisitions of Piemans Pantry, Astoria Bakery, Seemanns' Quality Meat Products, Gull Foods and First Strut.

           The FSAC escrow agreement is intended to provide security for certain holders of FSAH Class B stock who are residents of South Africa and who are subject to exchange controls which prevent them from holding shares in a foreign company. In closing acquisitions of South African entities it follows that the South African residents are not entitled to FSAC common stock in lieu of cash consideration paid for the business. Therefore a vehicle has been created where the South African residents are issued FSAH Class B common stock, FSAH being a registered South African entity, in lieu of FSAC common stock. The disposal of FSAH Class B common stock by these South African residents may only be made to the FSAC Escrow Agent who in turn will dispose of the FSAC common stock held by it in escrow, who will then pass the disposal proceeds on to the holders of the FSAH Class B common stock in exchange for their FSAH B Class shares.

           The accounting treatment is as follows:

                         FIRST SOUTH AFRICA CORP., LTD.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE YEARS ENDED JUNE 30, 1997 AND 1996, THE PERIOD MARCH 1, TO JUNE
                              30, 1995 AND THE YEAR
                             ENDED FEBRUARY 28, 1995


22.        FIRST SOUTH AFRICAN HOLDINGS ESCROW AGREEMENT (continued)

           Previous vendors of companies acquired are issued FSAH B Class shares at the closing market price of the FSAC common stock, denominated in Dollars and converted to South African Rands at the average spot rate ruling, on the effective date of closing the acquisition agreements.

           Concurrently with this transaction a similar amount of FSAC common stock is issued to the FSAC Escrow Agent.

           The FSAH B Class shares so issued are not eliminated on consolidation, but rather, form part of the issued capital stock of FSAC and the non cash proceeds of these issues are disclosed as capital and capital in excess of par in the Statement of Changes in Stockholders equity. Thereby giving full effect to the issues of FSAH B Class shares as if they were FSAC common stock issues.

           Therefore the shares are issued at fair market value and no additional charges/gains are needed in the Statement of Income.

23.        CONTINGENT LIABILITIES

           South African Secondary Tax on Companies at 12,5 percent is payable on all future dividends declared out of distributable reserves.

24.        EVENTS SUBSEQUENT TO BALANCE SHEET DATE

           Effective July 1, 1997 the Company completed negotiations to acquire Fifers Bakery (Proprietary) Limited ("Fifers"), subject to the satisfactory outcome of a due diligence investigation to be performed by Price Waterhouse. Fifers will fit into the Company's Bakery and Confectionery interests under First SA Food Holdings Limited, in which the Company holds an effective 70% interest.







ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING AND FINANCIAL DISCLOSURE.

           NONE.

PART III
ITEM. 10
DIRECTORS AND EXECUTIVE OFFICERS

      The officers and directors of the Company, their ages and present positions held with the Company are as follows:


  Name                    Age          Positions with the Company
  ----                    ---          --------------------------

Michael Levy              51       Chairman of the Board of Directors

Clive Kabatznik           40       Chief Executive Officer, President, Chief
                                   Financial Officer, Controller and Director

Tucker Hall               41       Secretary

Charles S. Goodwin        58       Director

John Mackey               56       Director

Cornelius J. Roodt        38       Director


      The following is a brief summary of the background of each director and executive officer of the Company:

      Michael Levy is a co-founder of the Company and has served as Chairman of the Board of Directors since the Company's inception. Since 1987, Mr. Levy has been the Chief Executive Officer and Chairman of the Board of Arpac L.P., a Chicago-based manufacturer of plastic packaging machinery.

      Clive Kabatznik is a co-founder of the Company and has served as a director and its President since its inception and as its Vice Chairman, Chief Executive Officer and Chief Financial Officer since October 1995. Since June 1992, Mr. Kabatznik has served as President of Colonial Capital, Inc. a Miami-based investment banking Company that specializes in advising middle market companies in areas concerning mergers, acquisitions, private and public agency funding and debt placements. From 1989 to 1992, Mr. Kabatznik was the President of Biltmore Capital Group, a financial holding Company that he co-founded that controlled a registered NASD broker-dealer. From 1981 to 1986, Mr. Kabatznik was the Chief Financial Officer of the Learning Annex, Inc., which he co-founded. Mr. Kabatznik was born in South Africa.

      Tucker Hall has been the Secretary of the Company since its inception and is an employee of Codan Services Limited, an affiliated company of Conyers, Dill & Pearman, Bermuda counsel to the Company, and has been employed by such Company as a manager since 1989.

      Charles S. Goodwin has been a director for the Company since its inception and has been Managing Director and Chief Executive Officer of Tessellar Investment, Ltd., a money management firm operating from Cape Cod, Massachusetts since 1985. Mr. Goodwin was Senior Vice President and Director of International Research of Arnhold & S. Bleichroeder, Inc., an institutional brokerage firm from 1983 to 1984. During the period 1971 to 1983, Mr. Goodwin was a Director and Vice President of Warburg Pincus Capital Corp., EMW Ventures; Senior Vice President and Director of Research for Warburg Pincus Counsellors, and a Partner and Managing Director of E.M. Warburg Pincus & Co., an investment counseling and venture capital firm. Mr. Goodwin is the author of "The Third World Century" and "A Resurrection of the Republican Ideal" published by University Press of America, Lanham, Md. in 1994 and 1995 respectively. Mr. Goodwin received his Bachelor of Arts in Russian History from Harvard College in 1961 and his Master of Business Administration - International Finance from the Columbia University Graduate School of Business in 1965.

      John Mackey is the Chairman of the Board of QTI, Inc., a privately-held global trading firm doing business in Africa, Asia and in the United States since 1992. Mr. Mackey has also been a member of the Board of Advisors of the Leukemia Society of America since 1987, and a member of the Board of Advisors of the Syracuse University Business School since 1990. Mr. Mackey played football for 10 seasons in the National Football League and was elected to the Pro Football Hall of Fame in 1992. Mr. Mackey has been a director of the Company since January 1996.

      Cornelius J. Roodt has been a director of the Company since December 1996. Mr. Roodt was appointed Managing Director and Chief Financial Officer of FSAH, on July 1, 996. Mr. Roodt is responsible for overseeing all the activities of FSAH's operations in South Africa. From 1994 to 1996 Mr. Roodt was a senior partner at Price Waterhouse Corporate Finance, South Africa. From 1991 to 1994 he was an audit partner at Price Waterhouse, South Africa. Prior to that he was a partner at the accounting firm of Wichahn Meyernel in South Africa.


OTHER KEY EMPLOYEES

      Samuel S. Smith, 41. Mr. Smith is a joint Managing Director of Starpak. Mr. Smith has been employed by Starpak and its predecessor since 1976. Mr. Smith is responsible for the technical operations of Starpak which include conceptual design of machinery, management of the factory and production processes, commissioning and installation of machinery at customers' premises.

      Rhona L. Kabatznik, 61. Ms. Kabatznik is a General Manager and Director of L.S. Pressings. Ms. Kabatznik's responsibilities include production and sales administration. Ms. Kabatznik is the mother of Clive Kabatznik, the Vice
Chairman, President and Chief Executive Officer of the Company, and a first cousin of Michael Levy, the Chairman of the Company's Board of Directors.

      Raymond Shaftoe, 45. Mr. Shaftoe has been a joint Managing Director of Starpak since 1986 and has been employed by Starpak since 1980. Mr. Shaftoe has also served on the Board of Directors of Starpak since 1986. His current responsibilities include supervision of the sales and marketing of Starpak's products, administration and product development.

      Bruce Thomas, 44. Mr. Thomas is the Chief Executive Officer of Europair. He has held this position since 1991 and was the principal shareholder of Europair until its sale to the Company. Prior to that he was the Chief Financial Officer for Europair and held that position from 1976. His responsibilities include the management of Europair, product development, sales and financial oversight.

      John Welch, 48. Mr. Welch is the founder and Managing Director of Piemans Pantry, a company he established in 1982. His responsibilities include overall supervision of all aspects of the business.

      Wolfgang Burre, 55. Mr. Burre is the founder of Astoria. He is a fifth generation master baker and is responsible for overall corporate strategy, product development and quality control. Mr. Burre traditionally has devoted 50% of his time to Astoria and will continue to do so.

      Each of the above key employees, other than Bruce Thomas, John Welch and Wolfgang Burre has entered into a three-year service contract with their respective companies, commencing March 1, 1995. Bruce Thomas and Europair have executed a Management Agreement which shall be in effect for a three year period commencing January 24, 1996. John Welch and Michael Morgan have entered into a two year employment agreement with

Piemans Pantry commencing March 1, 1996. Wolfgang Burre has agreed to enter into a three year employment agreement to be effective as of July 1, 1996.

      Mark Jericevich, 51. Mark Jericevich was the founder of Seemanns and has been a Managing Director since Seemanns' inception in 1983.

      Matthew Jericevich, 27. Matthew Jericevich has been a Managing Director of Seemanns since November 1996. For the past five years Mr. Jericevich has held a number of marketing and production positions at Seemanns. Mark Jericevich and Matthew Jericevich are jointly responsible for overall corporate strategy, as well as all financial and operational issues at Seemanns.

      Mark Jericevich and Matthew Jericevich have entered into three year service contracts with Seemanns, commencing November 1, 1996.

      Ian Store, 44. Mr. Store is a Managing Director and founder of Gull Foods. Mr. Store is responsible for all production and operational management at Gull, and together with Alan James, is jointly responsible for overall corporate strategy.

      Alan James, 45. Mr. James is a Managing Director and founder of Gull. Mr. James is responsible for Gull's marketing and sales efforts.

      Ian Store and Alan James have entered into three year service contracts with Gull Foods, commencing January 1, 1997.

      All directors of the Company hold office until the next annual meeting of shareholders or until their successors are elected and qualified. The officers of the Company are elected by the Board of Directors at the first meeting after each annual meeting of the Company's shareholders, and hold office until their death, until they resign or until they have been removed from office. The Company has no executive committee. Pursuant to the Underwriting Agreement, dated January 24, 1996 by and among the Company, FSA Stock Trust and D.H. Blair and executed with respect to certain provisions thereof by Messrs Clive Kabatznik and Michael Levy, the Company is required to nominate a designee of D.H. Blair of its initial public offering to the Board of Directors for a period of five years from the date of the completion of the Offering. D.H. Blair has not yet selected such a designee.

COMMITTEES OF THE BOARD

      The Board has an Audit Committee (the "Audit Committee") and a Compensation Committee (the "Compensation Committee"). The Audit Committee is composed of Clive Kabatznik, Charles Goodwin and John Mackey. The Audit Committee is responsible for recommending annually to the Board of Directors the independent auditors to be retained by the Company, reviewing with the independent auditors the scope and results of the audit engagement and establishing and monitoring the Company's financial policies and control procedures. The Compensation Committee is composed of Charles Goodwin and John Mackey. These persons are intended to be Non-Employee Directors within the meaning of Rule 16b-3(b)(3)(i) promulgated under the Securities Exchange Act of 1934 (the Securities Exchange Act). The responsibilities of the Compensation Committee are described below under the heading Stock Option Plan.

EXECUTIVE COMPENSATION

      Except for Mr. Levy, directors of the Company do not receive fixed compensation for their services as directors other than options to purchase 5,000 shares under the Company's stock option plan. Mr. Levy receives an annual service fee of $30,000 and options to purchase 5,000 shares of the Company's Common Stock for every year of service as a director of the Company. However, directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with their duties to the Company.

      The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to its Chief Executive Officer during the Period from July 1, 1996 through June 30, 1997. Apart from Mr. Kabatznik, whose annual salary is $180,000, no executive officer of the Company received compensation in excess of $100,000 during such period.

                                 SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                        ANNUAL                     COMPENSATION
                                      COMPENSATION
                                    YEAR       SALARY    BONUS     STOCK OPTIONS
Clive Kabatznik, President          1997     $180,000   $195,142     255,000(1)
     and Chief Executive Officer    1996     $135,000                205,000(2)

(1) Includes (i) options granted under the Stock Option Plan to purchase 5,000 shares of Common Stock at an exercise price of $3.75 per share, and (ii) options granted by the Board of Directors to purchase 250,000 Shares of common Stock at an exercise price of $4.75 per share (of which 125,000 were immediately exercisable and 125,000 would become exercisable on June 24, 1999, if Mr. Kabatznik is still employed by the Company on such date).
(2)   See " - Stock Option Plan."

EMPLOYMENT AGREEMENTS

           FSAM has entered into an Employment Agreement with Clive Kabatznik, the Vice Chairman, President and Chief Executive Officer of the Company and of FSAM. Under the terms of such agreement, Mr. Kabatznik shall devote substantially all of his business time, energies and abilities to the Company and its subsidiaries and receives an annual salary of $180,000 and options to purchase 55,000 shares of Common Stock at an exercise price of $5.00 per share. In addition, Mr. Kabatznik has been granted additional options to purchase 150,000 shares of Common Stock of the Company at the exercise price of $5.00 per share, exercisable after the seventh anniversary following the grant date, provided that vesting of such options will be accelerated as follows: (i) 50,000 options will be exercisable on such earlier date that the Company realizes earnings per share of $.75 or more on a fiscal year basis, (ii) an additional 50,000 options will be exercisable on such earlier date that the Company realizes earnings per share of $1.00 or more on a fiscal year basis, and (iii) an additional 50,000 options will be exercisable on such earlier date that the Company realizes earnings per share of $1.50 or more on a fiscal year basis. The options referred to in (i) and (ii) above have vested as a result of the Company's realization of the applicable earnings per share requirements. The Company intends, during the term of Mr. Kabatznik's employment agreement, to pay Mr. Kabatznik an annual incentive bonus of five percent of the Minimum Pretax Income (as provided in Mr. Kabatznik's employment agreement) above $4,000,000, as shall be reported in the Company's audited financial statements for each fiscal year in which Mr. Kabatznik is employed, exclusive of any extraordinary earnings or charges which would result from the release of the Earnout Escrow Shares.

           FSAM has entered into a consulting agreement with Michael Levy, pursuant to which Mr. Levy serves as a consultant to FSAM. The term of the agreement is for a period of three years until January 31, 1999. Mr. Levy's compensation for such consulting services is $60,000 per annum.

           FSAH has entered into an Employment Agreement with Cornelius J. Roodt, the Managing Director and Chairman of the Board of FSAH. Under the terms of such agreement, Mr. Roodt shall devote substantially all of his business time, energies and abilities to the Company and its subsidiaries and shall receive an annual salary of $150,000 and options to purchase 150,000 shares of FSAH Class B Stock at an exercise price of Rand 13.05 per share. Mr. Roodt's salary under his Employment Agreement shall be reviewed on an annual basis. In addition, the 150,000 shares of FSAH Class B Stock are exercisable after the fifth anniversary following the grant date, provided that vesting of such options will be accelerated as follows: (i) 50,000 options will be exercisable on such earlier date that the Company realizes earnings per share of $.75 or more on a fiscal year basis, (ii) an additional 50,000 options will be exercisable on such earlier date that the Company realizes earnings per share of $1.00 or more on a fiscal year basis, and (iii) an additional 50,000 options will be exercisable on such earlier date that the Company realizes earnings per share of $1.50 or more on a fiscal year basis. The options referred to in (i) and (ii) above have vested as a result of the Company's realization of the applicable earnings per share requirements. The Company intends, during the term of Mr. Roodt's employment agreement, to pay Mr. Roodt an annual incentive bonus of four percent of the Minimum Pretax Income (as provided in Mr. Roodt's employment agreement) above $5,000,000, as shall be reported in the Company's audited financial statements for each fiscal year in which Mr. Roodt is employed, exclusive of any extraordinary earnings or charges which would result from the release of the Earnout Escrow Shares.

STOCK OPTION PLAN

           The  Board  of   Directors   of  the  Company  has  adopted  and  the
shareholders (prior to the Company's initial public offering) approved the Company's 1995 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan provides for the grant of (i) options that are intended to qualify as incentive stock options (Incentive Stock Options) within the meaning of Section 422 of the Code to key employees and (ii) options not intended to so qualify (Nonqualified Stock Options) to key employees (including directors and officers who are employees of the Company), and to directors and consultants who are not employees. The total number of shares of Common Stock for which options may be granted under the Stock Option Plan is 350,000 shares.

           The Stock Option Plan is to be administered by the Compensation Committee of the Board of Directors. The Committee shall determine the terms of options exercised, including the exercise price, the number of shares subject to the option and the terms and conditions of exercise. No option granted under the Stock Option Plan is transferable by the optionee other than by will or the laws of descent and distribution and each option is exercisable during the lifetime of the optionee only by such optionee or his legal representatives.

           The exercise price of Incentive Stock Options granted under the Stock Option Plan must be at least equal to the fair market value of such shares on the date of grant (110% of fair market value in the case of an optionee who owns or is deemed to own stock possessing more than 10% of the voting rights of the outstanding capital stock of the Company (or any of its subsidiaries). The term of each option granted pursuant to the Stock Option Plan shall be established by the Committee, in its sole discretion; provided, however, that the maximum term for each Incentive Stock Option granted pursuant to the Stock Option Plan is ten years (five years in the case of an optionee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of the outstanding capital stock of the Company (or any of its subsidiaries). Options shall become exercisable at such times and in such installments as the Committee shall provide in the terms of each individual option. The maximum number of shares for which options may be granted to any individual in any fiscal year is 210,000.

           The Stock Option Plan also contains an automatic option grant program for the non-employee directors. Each non-employee director of the Company is automatically granted an option for 5,000 shares of Common Stock. Thereafter, each person who is a non-employee director of the Company following an annual meeting of shareholders will be automatically granted an option for an additional 5,000 shares of Common Stock. Each grant will have an exercise price per share equal to the fair market value of the Common Stock on the grant date and will have a term of five years measured from the grant date, subject to earlier termination if an optionee's service as a Board member is terminated for cause.

           The Company has granted options to purchase  750,000 shares of Common
Stock:

                                                                OPTIONS GRANTED


                                                                                          POTENTIAL REALIZABLE VALUE AT
                                              PERCENT OF TOTAL                                       ASSUMED
                                              OPTIONS GRANTED                                         ANNUAL
                                                     TO           PER SHARE                    RATE OF STOCK PRICE
                                 OPTIONS        EMPLOYEES IN      EXERCISE    EXPIRATION     APPRECIATION FOR OPTION
                                 GRANTED      FISCAL YEAR (1)       PRICE        DATE                  TERM
                                 -------     -----------------     -------      ------                -----
                                                                                                   5%           10%
                                                                                              -----------   -----------
Michael Levy...................    5,000            .66%            $5.00           (2)      $      6,900  $    15,273
                                   5,000            .66%             3.75           (2)             5,200       11,500

Clive Kabatznik................  205,000          27.33%             5.00           (3)         1,547,571    1,363,332
                                   5,000            .66%             3.75           (2)             5,200       11,500
                                 250,000          33.33%             4.75           (4)           328,084      724,981

Laurence M. Nestadt............    5,000            .66%             5.00           (2)             6,900       15,273

Charles S. Goodwin.............    5,000            .66%             5.00           (2)             6,900       15,273
                                   5,000            .66%             3.75           (2)             5,200       11,500

John Mackey....................    5,000            .66%             5.00           (2)             6,900       15,273
                                   5,000            .66%             3.75           (2)             5,200       11,500

Cornelius J. Roodt.............    5,000            .66%             3.75           (2)             5,200       11,500
                                 250,000          33.33%             4.75           (4)           328,084      724,981

---------------
(1)  The numbers have been rounded for the purpose of this table.
(2) Options granted will expire five years from the date granted and are immediately exercisable.
(3) 55,000 options granted will expire five years from the date granted; 50,000 additional options will be exercisable following the seventh anniversary of the grant date and until the tenth anniversary of such date, subject to accelerated vesting upon the Company's realization of certain earnings per share targets; 100,000 additional options are currently exercisable until the tenth anniversary of the date of grant.
(4) Non-plan options to purchase 250,000 shares of Common Stock at an exercise price of $4.75 granted by the Board of Directors to each of Mr. Kabatznik and Mr. Roodt in the fourth quarter of fiscal year 1997 (of which 125,000 were immediately exercisable and 125,000 will become exercisable on June 24, 1999, if the optionee is still employed by the Company on such date).


ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth certain information as to the stock ownership of (i) each person known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock or Class B Common Stock,
(ii) each director of the Company, (iii) each named executive officer and (iv) all executive officers and directors as a group.

                              AMOUNT AND NATURE OF
                              BENEFICIAL OWNERSHIP(1)

                                                                                    PERCENTAGE OF
NAME AND ADDRESS OF                            CLASS B COMMON      PERCENTAGE OF       VOTING
BENEFICIAL SHAREHOLDER          COMMON STOCK    STOCK (2)(3)        OWNERSHIP(3)      POWER(3)
----------------------          ------------    ------------        ------------      --------
Michael Levy.................... 1,201,837(4)     1,300,116(5)(6)       45.3%            60.1%
9511 West River Street
Schiller Park, IL 60176

Clive Kabatznik.................   285,000(7)       190,000             9.9%            10.4%
2665 S. Bayshore
Suite 702
Coconut Grove, FL 37137

FSA Stock Trust.................        0           953,660(5)(8)       17.3%            37.2%
9511 West River Street
Schiller Park, IL  60176

Charles S. Goodwin..............    10,000(4)             0              *               *
801 Old Post Road
Cotuit, MA 02635

John Mackey.....................    10,000(4)             0              *               *
1198 Pacific Coast Highway
Seal Beach, CA 90470

Cornelius J. Roodt                 130,000(9)             0             2.3%             1.0%
P.O. Box 4001
Kempton Park, South Africa

All executive officers and       1,636,837(10)    1,490,116            54.3%            69.4%
directors as a group (5 persons)

---------------

*    Less than 1%

(1) Beneficial ownership is calculated in accordance with Rule 13d-3 under the 1934 Act.

(2) Except as otherwise indicated, each of the parties listed has sole voting and investment power with respect to all shares of Class B Common Stock indicated below.

(3) For the purposes of this calculation, the Common Stock and the Class B Common Stock are treated as a single class of Common Stock. The Class B Common Stock is entitled to five votes per share, whereas the Common Stock is entitled to one vote per share.

(4) Includes 10,000 shares of Common Stock issuable upon exercise of options that are immediately exercisable.

(5) For purposes of Rule 13d-3 under the Exchange Act, such individual or entity is deemed to be the beneficial owner of the shares held pursuant to the terms of the FSAH Escrow Agreement, although such individual or entity disclaims ownership of such shares under South African law.

(6) Includes (i) 570,137 shares of Class B Common Stock owned by the FSA Stock Trust, (ii) 383,523 shares of Class B Common Stock issued to the FSAH Escrow Agent pursuant to the terms of the FSAH Escrow Agreement, for which the FSA Stock Trust may be deemed the beneficial owner and for which Mr. Levy has been granted a voting proxy and (iii) 36,452 shares of Class B Common Stock issued to the FSAH Escrow Agent pursuant to the terms of the FSAH Escrow Agreement, which shares correspond to a like number of shares of FSAH Class B Stock which was purchased by Mr. Levy upon the closing of the Europair acquisition. Also includes 310,004 additional shares of Class B Common Stock issued to the FSAH Escrow Agent, for which Mr. Levy has been granted a voting proxy and (i) 489,474 shares of Common Stock issued to the FSAH Escrow Agent in connection with the Piemans Pantry acquisition, (ii) 186,407 shares of Common Stock issued to the FSAH Escrow Agent in connection with the Astoria acquisition, (iii) 258,066 shares of Common Stock issued by the Company to the Escrow Agent in connection with the Seemanns acquisition, (iv) 238,660 shares of Common Stock issued by the Company to the Escrow Agent in connection with the Gull Foods acquisition, with respect to which the FSAH Escrow Agent has granted an irrevocable proxy to Mr. Levy and (v) 19,230 shares of Common Stock issued by the Company to the Escrow Agent in connection with the acquisition of First Strut (Pty) Ltd. Mr. Levy's wife is the trustee, and his wife and their children are the beneficiaries, of the FSA Stock Trust. Mr. Levy disclaims ownership of all shares held by the FSA Stock Trust, as well as the additional shares held by the FSAH Escrow Agent for which he has been given a voting proxy. See "Certain Transactions."

(7) Includes 285,000 shares of Common Stock issuable upon exercise of options that are immediately exercisable.

(8) Includes (i) 570,137 shares of Class B Common Stock owned by the FSA Stock Trust and (ii) 383,523 shares of Class B Common Stock issued to the FSAH Escrow Agent pursuant to the terms of the FSAH Escrow Agreement. See Certain Transactions - FSAH Escrow Agreement.

(9) Includes 130,000 shares of Common Stock issuable upon exercise of options that are immediately exercisable.

(10) Represents shares issuable upon exercise of options that are immediately exercisable. Does not include 300,000 shares issuable upon exercise of options not exercisable within 60 days.


ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          In connection with the Company's organization in September 1995, the Company sold 1,212,521 shares of Class B Common Stock to Clive Kabatznik, the President and Chief Executive Officer of the Company for a purchase price of $.01 per share, which amount was paid by Mr. Kabatznik in the form of advances made by him to pay for certain expenditures of the Company. In October 1995, Mr. Kabatznik transferred 1,002,521 of such shares, which included 670,137 shares to Mrs. Stephanie Levy as Trustee of the FSA Stock Trust, 97,210 shares to the Stopia Trust, 97,210 shares to the 2 RAS Trust, 93,307 to the Presspack Trust, 24,657 shares to the Two Year Trust and 20,000 shares to Henry Rothman. The transferees have paid Mr. Kabatznik $.01 per share for each of such shares.

FSAM MANAGEMENT AGREEMENT

          The Company and FSAM have entered into a Management Agreement pursuant to which FSAM will provide certain management and administrative services to the Company for an annual fee of $48,000, and reimbursement of FSAM's costs, other than out-of pocket expenses, at an amount equal to cost plus 10$ (including the costs of employees) incurred in providing such management and administrative services to the Company. The costs of such services that may be requested from time to time by the Company pursuant to the Management Agreement are at a rate that could reasonably be expected to be charged by an unaffiliated third party. The services to be provided by FSAM to the company under the FSAM management Agreement include general business management and administrative services, shareholder relation services, financial services and accounting services. The Management Agreement will expire on December 31, 2005, unless sooner terminated on 90 days advance notice by either party.

STARPAK ACQUISITION

          In January 1996, pursuant to the terms of an agreement executed by the FSA Stock Trust, Raymond Shaftoe, Steven Smith and FSAH, as amended (the "Starpak Agreement"), the previous shareholders of Starpak sold 100% of the equity shares of Starpak (the "Starpak Stock") to FSAH in exchange for 167,709 shares of FSAH Class B Stock.

          The 167,709 shares of FSAH Class B Stock delivered to the previous Starpak shareholders may be tendered to the FSAH Escrow Agent against payment therefor by the FSAH Escrow Agent, which payment may be made through the sale by the FSAH Escrow Agent of an equal number of shares of Class B Common Stock of the Company (which shares will automatically convert to Common Stock upon such sale) and delivery of the net proceeds thereof pursuant to the terms of the FSAH Escrow Agreement. See "Certain Transactions - FSAH Escrow Agreement."

L.S. PRESSINGS ACQUISITION

          In January 1996, pursuant to the terms of an agreement executed by the FSA Stock Trust, Rhona Kabatznik, Raymond Shaftoe, Samuel Smith and FSAH, as amended, (the "L.S. Pressings Agreement"), the previous shareholders of L.S. Pressings sold 100% of the equity shares of such company (the "L.S. Pressings Stock") to FSAH in exchange for 380,181 shares of FSAH Class B Stock.

          The 380,181 shares of FSAH Class B Stock delivered to the previous L.S. Pressings' shareholders may be tendered to the FSAH Escrow Agent against payment therefor by the FSAH Escrow Agent, which payment may be made through sale by the FSAH Escrow Agent of an equal number of shares of Class B Common Stock of the Company (which shares will be automatically converted to Common Stock upon such sale) and delivery of the net proceeds thereof pursuant to the terms of the FSAH Escrow Agreement.

          In September 1995, prior to the execution of the Starpak Agreement and the L.S. Pressings Agreement, Michael Levy transferred all of his shares in Starpak and L.S. Pressings to the FSA Stock Trust, which shares constitute all of the shares of Starpak and L.S. Pressings sold to the Company by the FSA Stock Trust.

FSAH ESCROW AGREEMENT

          The FSAH Escrow Agreement, executed in January 1996, provided for the concurrent issuance and delivery by the Company of 729,979 shares of Class B Common Stock to the FSAH Escrow Agent. The FSAH

Escrow Agreement is intended to provide security for certain holders of FSAH Class B Stock, who are residents of South Africa and are prohibited by South African law from holding shares in a foreign company. The FSAH Escrow Agreement provides that the parties to such Agreement that are holders of FSAH Class B Stock will not sell such shares of stock except as provided in such Agreement. Specifically, the FSAH Escrow Agreement provides that the FSAH Class B Stock may be tendered to the FSAH Escrow Agent against payment therefor by the FSAH Escrow Agent, which payment may consist of the proceeds obtained from the sale by the FSAH Escrow Agent of an equal number of shares of Class B Common Stock of the Company, provided that the proceeds of such sale shall be delivered to the holder in exchange for his or her shares of FSAH Class B Stock. Upon the sale by the FSAH Escrow Agent of any shares of Class B Common Stock of the Company pursuant to the FSAH Escrow Agreement, the FSAH Escrow Agent will deliver to the Company the equivalent number of shares of FSAH Class B Stock tendered in connection therewith. Such shares of FSAH Class B Stock will then automatically convert into shares of FSAH Class A Stock and will be held by the Company together with the other shares of FSAH Class A Stock owned by the Company. The Company has granted certain piggyback registration rights to the FSAH Escrow Agent on behalf of the holders of the shares of FSAH Class B Stock held pursuant to the FSAH Escrow Agreement. Such shares of Class B Common Stock will be automatically converted to Common Stock of the Company upon the sale of such shares by the FSAH Escrow Agent pursuant to the terms of the FSAH Escrow Agreement. Such shares of Class B Common Stock will be controlled by the terms of the FSAH Escrow Agreement. Michael Levy has paid the purchase price of $.01 per share for each of the shares of Class B Common Stock held pursuant to the FSAH Escrow Agreement and the FSAH Escrow Agent has granted to Michael Levy an irrevocable proxy to vote each of such shares of Class B Common Stock prior to the sale or forfeiture of such shares, as the case may be. The Company owns 25,000,000 shares of FSAH Class A Stock, or approximately 97% of the total outstanding shares of FSAH, and the remaining shares are held by the following persons in the amounts set forth below:

                                                     FSAH Class B Stock
                                                     ------------------

FSA Stock Trust ...................................   383,523 shares
Global Capital ....................................   50,000 shares
Bruce Thomas ......................................   80,000 shares
Samuel Smith ......................................   58,766 shares
Raymond Shaftoe ...................................   58,766 shares
Rhona Kabatznik ...................................   62,472 shares
Michael Levy ......................................   36,452 shares
                                                      --------------
       Total ......................................   729,979 shares
                                                      ==============




FSAC ESCROW AGREEMENTS

           Since the consummation of the Company's IPO in January 1996, the Company has entered into the FSAC Escrow Agreements which are comprised of a number of additional agreements with the FSAH Escrow Agent, FSAH and certain principal shareholders of the Company's subsidiaries which were acquired since January 1996. The terms of the FSAC Escrow Agreements are substantially similar to the terms of the FSAH Escrow Agreement, except that only the FSAH Escrow Agreement provided for the issuance of shares of Class B Common stock to the FSAH Escrow Agent while each of the FSAC Escrow Agreements provided for the issuance of shares of Common stock to the FSAH Escrow Agent which correspond to the following issuances of FSAH Class B Stock by FSAH:


ADDITIONAL SHARES ISSUED IN CONNECTION WITH THE PIEMAN'S PANTRY
ACQUISITION(1)

Heinz Andreas................................................  220,262 shares
John Welch ..................................................  220,262 shares
Michael Morgan...............................................   48,950 shares
                                                               --------------
                     Total     ..............................  489,474 shares
                                                               ==============

ADDITIONAL SHARES ISSUED IN CONNECTION WITH THE ASTORIA
ACQUISITION(2)

Wolfgang Burre...............................................  186,407 shares

--------
1 The Company has issued an additional 489,474 shares of Common Stock to the FSAH Escrow Agent pursuant to the terms of certain FSAC Escrow Agreements by and among the Company, the FSAH Escrow Agent, and each of Mr. Andreas, Mr. Morgan and Mr. Welch in connection with the Pieman's acquisition.
2 The Company has issued an additional 258,066 shares of Common Stock to the FSAH Escrow Agent pursuant to the terms of a certain FSAC Escrow Agreement by and among the Company, the FSAH Escrow Agent and each of Mr. Mark Jericevich and Mr. Matthew Jericevich, respectively, in connection with the Seemanns Acquisition.

ADDITIONAL SHARES ISSUED IN CONNECTION WITH THE SEEMANN'S
ACQUISITION(3)

Mark Jericevich..............................................  129,033 shares
Matthew Jericevich...........................................  129,033 shares
                                                               --------------
                     Total     ..............................  258,066 shares
                                                               ==============

ADDITIONAL SHARES ISSUED IN CONNECTION WITH GULL FOODS
ACQUISITION(4)

Trek Biltong.................................................  238,660 shares

ADDITIONAL SHARES ISSUED IN CONNECTION WITH THE
ACQUISITION OF FIRST STRUT (PTY) LTD.(5)

The Coch Family Trust........................................  19,230 shares

           The rights and preferences accruing to holders of FSAH Class A Stock and holders of FSAH Class B Stock are substantially identical except that (i) FSAH is required to pay dividends to holders of FSAH Class B Stock equivalent, on a pro rata basis, to the dividends paid by the Company to holders of its Common Stock, (ii) payment of the above dividends on FSAH Class B Stock must be made no later than three business days subsequent to payment of dividends by the Company on its Common Stock, (iii) accrued dividends on FSAH Class B Stock must be paid prior to payment of any declared dividends on FSAH Class A Stock and
(iv) any shares of FSAH Class B Stock acquired by the Company will be automatically converted to shares of FSAH Class A Stock upon such acquisition.

J. LEVY LOAN

           In 1986, Mr. J. Levy, Michael Levy's father, extended to Starpak a loan in the principal amount of R600,000 (which equaled approximately $300,000 at the prevailing exchange rate at the time of the loan), which loan bears interest at 1% per annum below the prime bank overdraft rate and is secured by a second mortgage on certain property owned by Starpak having a book value of $767,180. The original loan contained no fixed terms of repayment. Upon the closing of the Offering, the terms of the loan were amended as follows: the loan bears interest at 1% below the prime bank overdraft rate (currently 19.25% per annum) and is repayable over a period of 30 months. The first twenty four monthly installments are $5,563 each, inclusive of principal and interest, the

--------
3 The Company has issued an additional 238,660 shares of Common Stock to the FSAH Escrow Agent pursuant to the terms of a certain FSAC Escrow Agreement by and among the Company, the FSAH Escrow Agent, and Trek Biltong in connection with the Gull Foods Acquisition.
4 The Company has issued an additional 186,407 shares of Common Stock to the FSAH Escrow Agent in connection with the Astoria Acquisition pursuant to the terms of a certain FSAC Escrow Agreement by and among the Company, the FSAH Escrow Agent and Mr. Burre.
5 The Company has issued an additional 19,230 shares of Common Stock to the FSAH Escrow Agent pursuant to the terms of a certain FSAH Escrow Agreement by and among the Company the FSAH Escrow Agent, First Strut (Pty) Ltd. and Michael Levy in connection with the acquisition of First Strut (Pty) Ltd.

first of which was paid on October 30, 1995. The balance outstanding after twenty four months will be repayable in six equal monthly installments.

MICHAEL LEVY LOAN AND MANAGEMENT FEES

           During the period commencing March 1, 1995 and ending January 15, 1996, Michael Levy received certain non-interest bearing loans from Starpak and L.S. Pressings in the aggregate amount of $47,000. Mr. Levy shall repay such amount by September 30, 1997. Mr. Levy has received no non-interest bearing loans from the Company (or any of its subsidiaries) since January 15, 1996. In the years ended February 28, 1995 and 1994, Starpak and L.S. Pressings paid Mr. Levy management fees of $83,570 and $93,670, respectively.

PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

           (A) 1. Financial Statements

     The following financial statements of the Company are included as required to be filed by Item 8:

     FIRST SOUTH AFRICA CORP., LTD.
         Report of the independent auditors

         Consolidated Balance Sheets at June 30, 1996 and 1995

         Consolidated Statements of Income for the year ended June 30, 1996, four months ended June 30, 1995 and the years ended February 28, 1995 and 1994

         Pro forma Consolidated Statements of Income for the years ended June 30, 1996 and 1995 (Unaudited)

         Consolidated Statements of Cash Flows for the year ended June 30, 1996, four months ended June 30, 1995 and the years ended February 28, 1995 and 1994.

         Consolidated  Statements of Changes in  Stockholders'
         Investment  for the period  February 28, 1993 to June
         30, 1996.

         Notes to the Consolidated Financial Statements for the year ended June 30, 1996, four months ended June 30, 1995 and the years ended February 28, 1995 and 1994.

           2.  Financial Statement Schedules:

                     All   schedules   have  been  omitted  since  the  required
      information is included in the consolidated financial statements or notes thereto.

           3.  Exhibits:

           Exhibit Number
           --------------

      3.1     Memorandum of Association of the Registrant
      3.2     Bye-Laws of the Registrant
      4.1     Form of Bridge Note
      4.2     Form of Warrant Agreement
      4.3     Form of Unit Purchase Option
      4.4(1) Indenture dated April 25, 1997 between the Company and American Stock Transfer & Trust Company (as Indenture Trustee)
      4.5(2)  Form of Debenture
      4.6(2)  Form of Placement Warrant
      4.7(2)  Stock Option Agreement
      10.1   Starpak Acquisition Agreements
      10.2   Starpak Escrow Agreement
      10.3   L.S. Pressings Acquisition Agreements
      10.4   L.S. Pressings Escrow Agreement
      10.5   Europair Acquisition Agreements
      10.6   Europair Escrow Agreement
      10.7   Form of Escrow Agreement regarding the Earnout Escrow Shares

         10.8     Form of FSAH Escrow Agreement

         10.9     Form of Employment Agreement of Clive Kabatznik

         10.10    Form of FSAM Management Agreement

         10.11    Form of Consulting Agreement with Michael Levy

         10.12    Form of Consulting Agreement with Global Capital Limited

         10.13    1995 Stock Option Plan

         10.14    Form of Addendum to Starpak Acquisition Agreement

         10.15    Form of Addendum to L.S. Pressings Acquisition Agreement

         10.16    Form of Addendum to Europair Acquisition Agreement

         10.17(3) Pieman's Pantry Acquisition Agreements


         10.18(4) Form of Astoria Sale of Business Agreement

         10.19(5) Form of Gull Foods Sale of Business Agreement

         10.20(6) Form of Employment Agreement of Cornelius Roodt

         11.1(6)  Calculations of Earnings Per Share

         21.1     Subsidiaries of the Registrant

         23.1(6)  Consent of Price Waterhouse

         27.1(6)  Financial Data Schedule

         99.1(6)  Acquisition Schedule

      -------------

(1) Incorporated by reference is the Company's Current Report on Form 8-K filed on September 10, 1997 (Exhibit 4.1)

(2) Incorporated by reference is the Company's Registration Statement on Form S-1 (No. 333-33561)

(3) Incorporated by reference is the Company's Current Report on Form 8-K (Exhibit 1) (filed on June 14, 1996) as amended on Form 8-K/A (filed on August 16, 1996).

(4) Incorporated by reference is the Company's Current Report on Form 8-K (Exhibit 1) (filed on November 7, 1996) as amended on Form 8-K/A (filed on March 14, 1997).

(5)  Incorporated by reference is the Company's  Current Report on Form (Exhibit
     1) (filed on May 8, 1997) as amended on Form 8-K/A (filed on July 3, 1997).

(6)  Filed herewith.

     All  other  Exhibits  have  been   previously   filed  with  the  Company's
     Registration statement on Form S-1, as amended (No. 33-99180), which is incorporated by reference.

     (B) Reports on Form 8-K

The Registrant filed Current Reports on Form 8-K with the Commission.

On May 8, 1997,  the following item was reported by the Company on the Form 8-K:
On April 24, 1997, the Company through its wholly owned subsidiary corporation, First South African Holdings (Pty) Ltd., acquired all of the outstanding stock and assets of Gull Foods CC.

The following financial statements of the Company were included as required to be filed on Form 8-K:

      FIRST SOUTH AFRICA CORP., LTD.

           Pro forma Consolidated Balance Sheet (unaudited)

           Pro forma Consolidated Statements of Income (unaudited)

           Notes to Pro forma Consolidated Balance Sheet and Statements of Income (unaudited)

      PIEMANS PANTRY AND SURFS UP INVESTMENTS (PROPRIETARY) LIMITED

          Unaudited Combined Balance sheets at May 31, 1996

          Unaudited Combined Statement of Income for the Quarter Ended May 31, 1996 and 1995

          Notes to the Unaudited Combined Financial Statements for the Quarter Ended May 31, 1996

          Unaudited Combined Statements of Cash Flows for the Quarter Ended May 31, 1996 and 1995

          Audited Combined Balance Sheets at February 29, 1996 and February 28, 1995

          Audited Combined Statements of Income for the Years Ended February 29, 1996, February 28, 1995 and 1994

          Audited Combined Statements of Cash Flows for the Years Ended February 29, 1996, February 28, 1995 and 1994

          Audited Combined Statements of Changes in Stockholders Investments for the Years Ended February 29, 1996, February 28, 1995 and 1994

          Notes to the Combined Annual Financial Statements for the Years Ended February 29, 1996, February 28, 1995 and 1994

                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Coconut Grove, State of Florida, on the 26th day of September, 1997.

                                         FIRST SOUTH AFRICA CORP., LTD.


                                         BY:      /s/ Clive Kabatznik
                                                    Clive Kabatznik
                                                    President

      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities and on the date indicated.

    Signature                      Title                          Date
    ---------                      -----                          ----


/s/ Michael Levy           Chairman of the Board of         September 26, 1997
Michael Levy               Directors

/s/ Clive Kabatznik        President, Vice Chairman,        September 26, 1997
Clive Kabatznik            Chief Executive Officer, Chief
                           Financial Officer, Director and
                           Controller

/s/ Charles  S. Goodwin    Director                         September 26, 1997
Charles S. Goodwin

/s/ John Mackey            Director                         September 26, 1997
John Mackey

/s/ Cornelius Roodt        Director                         September 26, 1997
Cornelius Roodt




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